     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 11, 1996


                                                        REGISTRATION NO. 333-817
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                             ---------------------



                                AMENDMENT NO. 3

                                       TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                      ASSOCIATES FIRST CAPITAL CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                         6141                        06-0876639
 (State or other Jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
       of Incorporation)         Classification Code Number)        Identification No.)

                            250 E. CARPENTER FREEWAY
                            IRVING, TEXAS 75062-2729
                                 (214) 541-4000
                  (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                          CHESTER D. LONGENECKER, ESQ.
                            250 E. CARPENTER FREEWAY
                            IRVING, TEXAS 75062-2729
                                 (214) 541-4000
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   COPIES TO:

            DAVID J. SORKIN, ESQ.                        ARBIE R. THALACKER, ESQ.
          SIMPSON THACHER & BARTLETT                   STUART K. FLEISCHMANN, ESQ.
             425 LEXINGTON AVENUE                          SHEARMAN & STERLING
        NEW YORK, NEW YORK 10017-3954                      599 LEXINGTON AVENUE
                                                      NEW YORK, NEW YORK 10022-6069

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. / /


                             ---------------------


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                      ASSOCIATES FIRST CAPITAL CORPORATION

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

 ITEM
NUMBER                         CAPTION                             LOCATION IN PROSPECTUS
- ------   ---------------------------------------------------  ---------------------------------
   1.    Forepart of the Registration Statement and Outside
           Front Cover Page of Prospectus...................  Outside Front Cover Page
   2.    Inside Front and Outside Back Cover Pages of
           Prospectus.......................................  Inside Front and Outside Back
                                                                Cover Pages
   3.    Summary Information, Risk Factors and Ratio of
           Earnings to Fixed Charges........................  Prospectus Summary; Risk Factors;
                                                                Selected Supplemental Combined
                                                                Financial Data
   4.    Use of Proceeds....................................  Prospectus Summary; Use of
                                                                Proceeds
   5.    Determination of Offering Price....................  Outside Front Cover Page;
                                                                Underwriting
   6.    Dilution...........................................  *
   7.    Selling Security Holders...........................  *
   8.    Plan of Distribution...............................  Outside Front Cover Page;
                                                                Underwriting
   9.    Description of Securities to be Registered.........  Outside Front Cover Page;
                                                                Prospectus Summary; Description
                                                                of Capital Stock
  10.    Interests of Named Experts and Counsel.............  Legal Matters; Experts
  11.    Information with Respect to the Registrant.........  Outside Front Cover Page; Risk
                                                                Factors; Dividend Policy;
                                                                Capitalization; Selected
                                                                Supplemental Combined Financial
                                                                Data; Management's Discussion
                                                                and Analysis of Financial
                                                                Condition and Results of
                                                                Operations; Business;
                                                                Relationship with Ford;
                                                                Management; Ownership of Common
                                                                Stock; Shares Available for
                                                                Future Sale; Description of
                                                                Capital Stock; Description of
                                                                Certain Indebtedness;
                                                                Supplemental Combined Financial
                                                                Statements
  12.    Disclosure of Commission Position on
           Indemnification for Securities Act Liabilities...  *

- ---------------
* Omitted from Prospectus because item is inapplicable.

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************



                  SUBJECT TO COMPLETION, DATED APRIL 11, 1996

                               60,000,000 SHARES
[LOGO]

                              CLASS A COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)
                             ---------------------
    Of the 60,000,000 shares of Class A Common Stock offered, 51,000,000 shares are being offered hereby in the United States and 9,000,000 shares are being offered in a concurrent international offering outside the United States. The initial public offering price and the aggregate underwriting discount per share will be identical for both Offerings. See "Underwriting".
    The shares of Class A Common Stock offered hereby are being offered by the Company, which is an indirect, wholly-owned subsidiary of Ford Motor Company. Upon completion of the Offerings, Ford will own 30.1% of the outstanding Class A Common Stock (27.3% if the Underwriters' over-allotment options are exercised in full) and will indirectly own 100% of the outstanding shares of Class B Common Stock of the Company (which have five votes per share), a class of common stock separate from the Class A Common Stock (which has one vote per share). Following the Offerings, the outstanding shares of Class A Common Stock to be offered in the Offerings will represent 4.4% of the combined voting power of all classes of voting stock and 17.7% of the economic interest (or rights of holders of common equity to participate in distributions in respect of the common equity) in the Company (5.1% and 19.8%, respectively, if the Underwriters' over-allotment options are exercised in full). The remainder of the voting power and economic interest in the Company will be held by Ford. See "Risk Factors -- Control by and Relationship with Ford" and "Description of Capital Stock".
    Prior to the Offerings, there has been no public market for the Class A Common Stock of the Company. It is currently estimated that the initial public offering price per share of Class A Common Stock offered hereby will be between $25.00 and $28.00. For factors to be considered in determining the initial public offering price, see "Underwriting".
    Shares of Class A Common Stock are being reserved for sale to certain employees and retirees of the Company and its affiliates at the initial public offering price. See "Underwriting". It is expected that such employees and retirees will purchase, in the aggregate, less than 10% of the Class A Common Stock offered in the Offerings.
    SEE "RISK FACTORS", BEGINNING ON PAGE 12, FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.
    The Class A Common Stock has been approved for listing on the New York Stock Exchange, upon notice of issuance, under the symbol "AFS".

                             ---------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                             ---------------------

                                                                  INITIAL PUBLIC       UNDERWRITING      PROCEEDS TO
                                                                  OFFERING PRICE       DISCOUNT(1)       COMPANY(2)
                                                                  --------------       -----------       -----------
Per Share........................................................       $                   $                 $
Total(3)......................................................... $                    $                 $

- ---------------
(1) The Company and Ford have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting".
(2) Before deducting estimated expenses of $4,000,000 payable by the Company.
(3) The Company has granted the Underwriters an option for 30 days to purchase up to an additional 7,650,000 shares of Class A Common Stock at the initial public offering price, less the underwriting discount, solely to cover over-allotments. Additionally, the Company has granted an over-allotment option with respect to an additional 1,350,000 shares of Class A Common Stock as part of the international offering. If such options are exercised in full, the total initial public offering price, underwriting discount and
    proceeds to the Company will be $        , $        and $        ,
    respectively. See "Underwriting".

                             -------------------------
                                GLOBAL COORDINATORS

                                GOLDMAN, SACHS & CO.

                             -------------------------
    The shares of Class A Common Stock offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New
York, New York, on or about            , 1996, against payment therefor in
immediately available funds.

GOLDMAN, SACHS & CO.
                      CS FIRST BOSTON
                                         MERRILL LYNCH & CO.
                                                        J.P. MORGAN & CO.
BEAR, STEARNS & CO. INC.
                                  LEHMAN BROTHERS
                                                            SALOMON BROTHERS INC
                             ---------------------
             The date of this Prospectus is                , 1996.

[THE ASSOCIATES LOGO]      ASSOCIATES FIRST CAPITAL CORPORATION

[PICTURE]                              [PICTURE]
TRUCK AND TRUCK TRAILER                HOME EQUITY LOANS
FINANCING AND LEASING


[PICTURE]                              [PICTURE]
INTERNATIONAL MARKETS                  CREDIT CARDS



                         CONSUMER FINANCE NAME PLATES

[FORD CONSUMER FINANCE       [THE ASSOCIATES   [FIRST FAMILY FINANCIAL SERVICES
LOGO]                        LOGO]             LOGO]

[ALLIED FINANCE LOGO]        [KFC LOGO]        [TRANSOUTH LOGO]




                            [THE ASSOCIATES LOGO]

[THE ASSOCIATES LOGO]  ASSOCIATES FIRST CAPITAL CORPORATION          CANADA
                                                                     [MAP]

  PRODUCTS AND
  SERVICES

  CONSUMER
- - Home Equity Lending
- - Personal Loans
- - Retail Sales Finance Contracts
- - Credit Cards                                              [MAP]

  COMMERCIAL
- - Truck and Truck Trailer
    Financing and Leasing
- - Equipment Financing and Leasing
- - Manufactured Housing Financing
- - Fee Based Services

  RELATED INSURANCE

JAPAN                                                                                       UNITED KINGDOM
[MAP]                                                                                       [MAP]


HAWAII                                                                                      PUERTO RICO
[MAP]                                                                                       [MAP]

                       OFFICE LOCATIONS                        MEXICO
                       O  CONSUMER OFFICES                      [MAP]
                          U.S.         1,467
                          International  400
                          TOTAL        1,867                                                O  DENOTES NUMBER OF CONSUMER OFFICES
                                                                                            [] DENOTES NUMBER OF COMMERCIAL OFFICES

                       [] COMMERCIAL OFFICES
                          U.S.            76
                          International    4
                          TOTAL           80


     IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     DURING THE OFFERINGS, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE CLASS A COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7 AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.
                             ---------------------

     FOR NORTH CAROLINA INVESTORS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT.

                             AVAILABLE INFORMATION

     Associates First Capital Corporation (the "Company") has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder, for the registration of the Class A Common Stock offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Class A Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made. The Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Class A Common Stock has been approved for listing on the New York Stock Exchange, upon notice of issuance, under the symbol "AFS". Copies of the Registration Statement, including all exhibits thereto, and reports and other information are available for inspection and copying at the office of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     The Company is currently subject to abbreviated informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") in accordance with General Instruction J.(1)(a) and (b) to Form 10-K and in accordance therewith files reports and other information with the Commission. Such reports and other information can be inspected and copied at the offices of the Commission set forth above. Copies of such material can be obtained from the Public Reference Section of the Commission at the address set forth above at prescribed rates. As a result of the Offerings (as defined herein), the Company will become subject to the full informational requirements of the Exchange Act. The Company will fulfill its obligations with respect to such requirements by filing periodic reports and other information with the Commission. In addition, the Company intends to furnish its stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm and quarterly reports containing unaudited consolidated financial information for the first three quarters of each fiscal year.

                             ---------------------

     This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Class A Common Stock in any jurisdiction in which such offer or solicitation is unlawful. See "Underwriting".

     In this Prospectus, references to "Dollars" and to "$" are to United States dollars.

                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information and supplemental combined financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, (i) the "Company" means Associates First Capital Corporation and its consolidated subsidiaries after giving effect to the recontribution by Ford of certain non-U.S. subsidiaries described below under "The Company", (ii) "ACONA" means Associates Corporation of North America, the Company's principal operating subsidiary, (iii) "Ford" means Ford Motor Company and its consolidated subsidiaries (other than the Company) and (iv) the information contained in this Prospectus assumes that the Class A Common Stock offered hereby will be sold in the Offerings at $26.50 per share (the mid-point of the range set forth on the cover page of this Prospectus) and that the Underwriters' over-allotment options are not exercised. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Prospectus. For a description of certain terms and phrases in this Prospectus, see "Glossary" at the end of this Prospectus. Terms and phrases set forth in the Glossary are printed in bold face type the first time they appear in this Prospectus. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS".

                                  THE COMPANY

     The Company is a leading, diversified consumer and commercial finance organization which provides finance, leasing and related services to approximately 9.4 million individual consumers and 143,000 businesses in the United States and internationally. At or for the year ended December 31, 1995, the Company had aggregate NET FINANCE RECEIVABLES of $39.7 billion, total assets of $41.3 billion, net earnings of $723.1 million and stockholder's equity of $4.8 billion. The Company, through its predecessors, commenced operations in 1918 and was acquired by Ford in 1989. The Company believes that it is the second largest INDEPENDENT FINANCE COMPANY in the United States based on aggregate net finance receivables outstanding. The Company's operations outside the United States are conducted principally in Japan ($2.1 billion of net finance receivables) and are also conducted in, among other places, the United Kingdom and Canada. The current credit ratings for the long-term debt of ACONA, through which the Company conducts substantially all of its funding activities, are Aa3 and AA- as determined by MOODY'S and STANDARD & POOR'S, respectively, and those of the Company are A1 and A+.

     Through various economic conditions and interest rate environments, the Company has produced growth in pre-tax earnings for twenty-one consecutive years. As the following graph depicts, over this period, pre-tax earnings have grown at a compound annual rate in excess of 22% to $1.2 billion for the year ended December 31, 1995. Such growth resulted principally from internal expansion (through, among other things, branch openings, new lines of business and geographic expansion) as well as selective acquisitions.

                           PRE-TAX EARNINGS TREND(1)
                             (DOLLARS IN MILLIONS)

                                   [GRAPH]

           (1) 1990 and 1991 pre-tax earnings exclude non-recurring interest expense. See the immediately following financial information and note (4) thereto.

     The table below sets forth certain financial information (dollars in millions):

                                                 YEAR ENDED OR AT DECEMBER 31(1)
                                    ---------------------------------------------------------
                                       1995        1994        1993        1992       1991
                                    ----------  ----------  ----------  ----------  ---------
CONSUMER NET FINANCE RECEIVABLES:
  Home equity lending.............. $ 14,386.2  $ 12,349.9  $ 10,619.7  $  9,630.1  $ 8,249.1
  Personal lending and retail sales
     finance.......................    6,117.6     5,304.2     4,354.2     3,640.2    3,224.2
  Credit card......................    4,818.6     3,915.5     3,104.8     2,614.6    2,668.4
COMMERCIAL NET FINANCE RECEIVABLES:
  Truck and truck trailer.......... $  7,648.4  $  6,681.5  $  5,540.0  $  4,350.7  $ 4,000.3
  Equipment........................    3,827.2     2,987.4     2,464.5     2,290.6    2,157.9
  Manufactured housing(2)..........    2,034.1     1,669.2     1,290.2       983.9      697.2
  Other(3).........................      416.3       336.5       345.3       324.7      269.8
TOTAL NET FINANCE RECEIVABLES......   39,702.5    33,685.7    28,294.7    24,371.0   21,672.8
TOTAL ASSETS.......................   41,303.9    35,283.5    30,039.6    25,996.3   23,523.5
STOCKHOLDER'S EQUITY...............    4,801.1     4,436.8     3,774.3     3,231.1    3,061.0
NET EARNINGS(4)....................      723.1       603.3       494.0       410.1      311.9
RETURN ON AVERAGE ASSETS(4)........      1.89%       1.85%       1.76%       1.66%      1.40%
RETURN ON AVERAGE EQUITY(4)........      15.66       14.70       14.10       13.04      12.49
RETURN ON AVERAGE TANGIBLE
  EQUITY(4)........................      21.90       21.71       22.31       22.15      24.59

- ---------------

(1) Amounts in this table reflect the inclusion of certain non-U.S. subsidiaries of Ford which are expected to be recontributed to the Company prior to the completion of the Offerings. Such subsidiaries were owned by the Company prior to its acquisition by Ford and have been continuously managed by the Company since such acquisition. These subsidiaries had total assets of $4.1 billion at December 31, 1995. See "-- Relationship with Ford" and "The Company".

(2) Manufactured housing operations are discussed in this Prospectus as part of the Company's commercial activities because the marketing and management of manufactured housing products are more closely related to commercial finance products. See "Business -- Commercial Finance". Except as otherwise indicated, the dollar amount of manufactured housing receivables is included in the dollar amount of total consumer net finance receivables throughout this Prospectus, because the credit and related risks of the manufactured housing business are similar to those of the Company's consumer finance business. Similarly, manufactured housing receivables are included with consumer net finance receivables in determining the percentage of total net finance receivables which are consumer net finance receivables.

(3) Includes auto fleet leasing and management, small business administration lending, relocation services and auto club and roadside assistance services. See "Business -- Commercial Finance -- Other Commercial Activities".

(4) In 1991, certain debt related to Ford's acquisition of the Company's operation in Japan was converted to equity. Non-recurring interest expense related to such debt was $39.2 million and $54.2 million in 1991 and 1990, respectively. If 1991 results treated the converted debt as equity and excluded the related non-recurring interest expense consistent with subsequent years, net earnings would have been $351.1 million and the return on average assets, average equity and average tangible equity would have been 1.58%, 12.29% and 21.56%, respectively. In addition, if 1990 results excluded the related non-recurring interest expense, pre-tax earnings would have been $493.7 million.

CONSUMER FINANCE

     The Company's consumer finance business represents approximately $27.6 billion, or 70%, of its 1995 year-end net finance receivables. HOME EQUITY LOANS account for the largest share, or 52%, of the Company's consumer finance portfolio based on outstanding net finance receivables at December 31, 1995. In addition, the Company offers secured and unsecured personal loans and purchases retail sales finance contracts from consumer goods retailers. The Company also provides REVOLVING CREDIT through its VISA(R) and MasterCard(R) bankcard and PRIVATE LABEL CREDIT CARD businesses. In addition, the Company sells a variety of credit-related and other specialized insurance products to its consumer finance customers.

     At December 31, 1995, the Company had approximately 9.4 million individual consumer finance customers spanning a wide range of income levels, age groups and credit histories. The Company markets its consumer finance products through a number of different channels of distribution, including its network of over 1,400 domestic branch offices and 400 international branch offices as well as its centralized lending operations. The Company believes that its domestic branch system is the largest consumer finance branch system in the United States. In Japan, the Company's branch system and net finance receivables have been growing in recent years at rates in excess of the Company's overall rates of growth, and the Company believes that its international markets offer significant opportunities for future growth. The Company believes that its domestic and international branches enable it to attract, service and retain customers through personal relationships with branch employees.

COMMERCIAL FINANCE

     The Company's commercial finance business, which represents $12.1 billion, or 30%, of its 1995 year-end net finance receivables, consists of a variety of retail and WHOLESALE FINANCING and leasing products and services for heavy-duty (Class 8) and medium-duty (Classes 3 through 7) trucks and truck trailers, construction and material handling equipment and other industrial equipment. The Company believes that it is the leading independent source of financing for heavy-duty trucks, truck trailers and heavy construction equipment in the United States. The Company also engages in a number of other commercial activities, including auto fleet leasing and management, small business administration lending, relocation services and auto club and roadside assistance services. In addition, the Company's commercial operations' staff manages its $2.0 billion portfolio of MANUFACTURED HOUSING receivables (which for financial reporting purposes are treated as consumer receivables). The Company also sells a variety of credit-related and other specialized insurance products to its commercial finance customers.

     At December 31, 1995, the Company had approximately 143,000 commercial finance customers ranging from large corporate customers to small, individually-owned businesses. The Company provides truck and truck trailer financing and leasing services from 39 branch offices in the United States and Canada, and provides equipment financing and leasing services through 19 branch offices in the United States, Mexico and the United Kingdom and, in the case of material handling and certain other equipment, from two centralized lending and service operations. Manufactured housing financing is provided from five regional offices and 14 sales purchase offices, and fee-based services are provided from centralized locations.

STRATEGY

     The Company believes that its consistent growth in profits has resulted from the balanced pursuit of asset and revenue growth and risk and expense control. The Company believes that the following operating disciplines have been key to its success: (i) focusing employees on growth and profitability through incentives, (ii) maintaining strict credit underwriting standards and collection policies to reduce losses, (iii) controlling operating expenses and (iv) sourcing funds on a cost effective basis. The Company believes that adherence to these disciplines has created a receivables portfolio that is diversified by market, geography, customer, maturity and product. As a result, the Company believes that it has been able to reduce its exposure to adverse economic developments in any particular market or region.

     The Company's business objective is to continue to achieve consistent profitable growth based upon the foregoing operating disciplines, regardless of economic conditions and interest rate environments. The Company seeks to achieve this goal by (i) expanding its existing businesses by developing new product lines in its core businesses and expanding its flexible delivery systems, (ii) identifying and entering new markets with strong profit potential, (iii) providing superior customer service through building long-term relationships and maintaining an intimate knowledge of its business segments, (iv) employing proven technology to reduce costs and enhance product delivery and portfolio management and (v) pursuing selective acquisitions designed to leverage operating costs, increase market share, introduce new product lines and fuel growth.

     The Company believes that its strong, experienced management team has developed a disciplined operating philosophy and has defined and implemented a distinct business strategy in each of the Company's diverse business units. Management believes that employees' commitment to a distinct culture and set of core values distinguishes the Company from its competitors. The Company seeks to reinforce its culture and core values to all employees through extensive training, incentive programs and operating controls at every level. The Company believes that maintaining its distinct culture, core values and strong management at every level will continue to be a key element of the Company's future strategy.

                                 THE OFFERINGS


Class A Common Stock Offered(1):
  United States Offering........  51,000,000 shares
  International Offering........  9,000,000 shares
          Total.................  60,000,000 shares
Common Stock Outstanding After
  the Offerings(1)(2):
  Class A Common Stock..........  85,883,019 shares
  Class B Common Stock..........  253,601,830 shares
          Total.................  339,484,849 shares
Use of Proceeds.................  The net proceeds to the Company from the offering made hereby in the United States (the "U.S. Offering") and the
                                  concurrent international offering (the "International
                                  Offering" and, together with the U.S. Offering, the
                                  "Offerings"), are estimated to be $1.51 billion ($1.74
                                  billion if the Underwriters' over-allotment options are
                                  exercised in full), all of which is expected to be used to reduce short-term indebtedness of the Company. See "Use of
                                  Proceeds".
New York Stock Exchange Symbol
  for Class A Common Stock......  AFS
Dividends; Voting Rights;
  Conversion....................  The holders of CLASS A COMMON STOCK and CLASS B COMMON
                                  STOCK (collectively, "Common Stock") share ratably on a per share basis in all dividends and other distributions
                                  declared by the board of directors; however, the holders of
                                  Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to five votes per share. See "Description of Capital Stock -- Common
                                  Stock -- Voting Rights". Under certain circumstances,
                                  shares of Class B Common Stock convert or are convertible
                                  into an equivalent number of shares of Class A Common
                                  Stock. See "-- Relationship with Ford" and "Description of
                                  Capital Stock -- Common Stock -- Conversion".
Controlling Stockholder.........  For information regarding the Company's controlling stockholder, see "-- Relationship with Ford" below.


- ---------------

(1) Excludes up to 7,650,000 shares and 1,350,000 shares subject to over-allotment options granted by the Company to the U.S. Underwriters and the International Underwriters, respectively. See "Underwriting".

(2) Excludes 204,200 shares of Class A Common Stock reserved for issuance pursuant to certain employee benefit plans. See "Management -- Additional Material Employee Compensation Plans and Agreements -- Long-Term Equity Compensation Plan".

                                DIVIDEND POLICY

     The Company's board of directors currently intends to declare quarterly dividends on both the Class A Common Stock and Class B Common Stock. It is expected that the first quarterly dividend payment will be $0.10 per share (a rate of $0.40 annually), with the initial dividend to be declared and paid in the third quarter of 1996. The declaration and payment of dividends by the Company are subject to the discretion of its board of directors. Any determination as to the payment of dividends will depend upon, among other things, general business conditions, the Company's financial results, contractual, legal and regulatory restrictions regarding the payment of dividends by the Company's subsidiaries, the credit ratings of the Company and ACONA and such other factors as the board of directors may consider to be relevant. See "Risk Factors -- Limitations Upon Liquidity and Capital
Raising -- Limitations upon the payment of dividends" and "-- Holding Company Structure".


     The Company paid cash dividends to Ford of $226.0 million, $288.1 million and $318.0 million during the years ended December 31, 1993, 1994 and 1995, respectively. The Company paid a dividend of $1.75 billion to its immediate parent, Ford FSG, Inc., an indirect, wholly-owned subsidiary of Ford ("FFSG"), on February 8, 1996 in the form of an intercompany note (which the Company paid on April 2, 1996), and also paid a cash dividend of $100.0 million to FFSG on March 29, 1996. In 1993, 1994 and 1995, Ford made cash capital contributions to the Company of $200.0 million, $215.1 million and $200.0 million, respectively. Thus, the dividends historically paid by the Company are not indicative of its future dividend policy.


                             RELATIONSHIP WITH FORD

     The Company is an indirect, wholly-owned subsidiary of Ford. Upon completion of the Offerings, Ford will beneficially own 30.1% of the outstanding Class A Common Stock (27.3% if the Underwriters' over-allotment options are exercised in full) and 100% of the outstanding Class B Common Stock. Accordingly, Ford will beneficially own Common Stock representing in the aggregate 95.6% of the combined voting power of all of the outstanding Common Stock (94.9% if the Underwriters' over-allotment options are exercised in full) and will continue to have the ability to direct the election of members of the board of directors of the Company and exercise a controlling influence over the business and affairs of the Company. Ford has advised the Company that its current intent is to continue to hold all of the Common Stock beneficially owned by it following the Offerings. However, Ford is not subject to any contractual obligation to retain its controlling interest, except that Ford has agreed not to sell or otherwise dispose of any shares of Common Stock of the Company for a period of 180 days after the date of this Prospectus without the prior written consent of Goldman, Sachs & Co. See "Underwriting". As a result, there can be no assurance concerning the period of time during which Ford will maintain its beneficial ownership of Common Stock owned by it following the Offerings. See "Risk Factors -- Control by and Relationship with Ford", "-- Possible Future Sales of Common Stock by Ford" and "Relationship with Ford". From time to time the Company and Ford have entered into, and can be expected to continue to enter into, certain agreements and business transactions in the ordinary course of their respective businesses, and the Company's Restated Certificate of Incorporation includes certain provisions relating to the Company's relationship with Ford. See "Relationship with Ford" and "Description of Capital
Stock -- Certain Certificate of Incorporation and By-law Provisions -- Corporate Opportunities".

     The Company was acquired by Ford and became part of its Financial Services Group in 1989. In connection with this acquisition, the Company's operations in Japan, the United Kingdom, Canada and Puerto Rico were transferred to certain non-U.S. subsidiaries of Ford, but the Company continued to manage such operations. Prior to completion of the Offerings, Ford is expected to recontribute the operations of Ford's non-U.S. subsidiaries managed by the Company (principally subsidiaries in Japan, the United Kingdom, Canada, Puerto Rico and Mexico, the "Foreign Subsidiaries"). In connection with this transaction, Ford will receive an estimated 25,883,019 shares of Class A Common Stock and an estimated 28,113,208 shares of Class B Common Stock (assuming an initial public offering price of $26.50 per share, the mid-point of the range set forth on the cover page of this Prospectus). These share amounts have been used in determining the number of shares of Class A Common Stock and Class B Common Stock to be outstanding upon completion of the Offerings and the percentages of economic and voting interests in the Company to be held by Ford and the other holders of the Class A Common Stock upon completion of the Offerings. The number of shares of Class A Common Stock and Class B Common Stock to be received by Ford in connection with the contribution of the Foreign Subsidiaries will be determined by dividing the aggregate fair market value of such subsidiaries by the initial public offering price per share of Class A Common Stock. The Foreign Subsidiaries had aggregate total assets at December 31, 1995 of $4.1 billion, and the financial and other information with respect to the Foreign Subsidiaries have been retroactively included in the financial and other information of the Company contained herein. See "The Company".

                  SUMMARY SUPPLEMENTAL COMBINED FINANCIAL DATA

    The summary supplemental combined financial data of the Company presented below presents financial information of the Company giving supplemental combined effect to the expected recontribution by Ford to the Company of the Foreign Subsidiaries. See "The Company". The summary supplemental combined results of operations and balance sheet data presented below as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 was derived from the supplemental combined financial statements of the Company and the notes thereto set forth herein. The summary supplemental combined results of operations and balance sheet data presented below as of December 31, 1993, 1992 and 1991 and for each of the years in the two-year period ended December 31, 1992 was derived from supplemental combined financial statements and the related notes thereto not presented herein. The data presented below should be read in conjunction with the supplemental combined financial statements and the related notes thereto set forth herein (dollars in millions, except per share data):

                                                                          YEAR ENDED OR AT DECEMBER 31
                                                         ---------------------------------------------------------------
                                                           1995           1994         1993         1992         1991
                                                         ---------      ---------    ---------    ---------    ---------
RESULTS OF OPERATIONS
  Total revenue.......................................   $ 6,107.2      $ 4,925.8    $ 4,114.8    $ 3,696.2    $ 3,495.8
  Finance charge revenue..............................     5,560.8        4,445.2      3,709.7      3,330.7      3,117.9
  Interest expense....................................     2,177.9        1,657.3      1,421.7      1,352.1      1,452.8
  Net interest margin.................................     3,382.9        2,787.9      2,288.0      1,978.6      1,665.1
  Operating expenses..................................     1,754.7        1,456.1      1,216.8      1,007.2        911.7
  Provision for losses................................       834.0          647.1        536.1        568.6        494.3
  Insurance benefits paid.............................       142.5          147.9        118.9        103.7         99.9
  Earnings before provision for income taxes and
    cumulative effect of changes in accounting
    principles........................................     1,198.1        1,017.4        821.3        664.6        537.1
  Provision for income taxes..........................       475.0          414.1        327.3        254.5        225.2
  Net earnings(1).....................................       723.1          603.3        494.0        410.1        311.9
  Pro forma net earnings per share(2)(3)..............        2.13
BALANCE SHEET DATA
  Net finance receivables:
    Consumer..........................................    27,575.3       23,627.8     19,912.4     17,412.7     15,275.9
    Commercial........................................    12,127.2       10,057.9      8,382.3      6,958.3      6,396.9
                                                         ---------      ---------    ---------    ---------    ---------
    Total.............................................    39,702.5       33,685.7     28,294.7     24,371.0     21,672.8
                                                         =========      =========    =========    =========    =========
  Allowance for losses................................    (1,268.6)      (1,061.6)      (892.3)      (764.7)      (649.7)
  Total assets........................................    41,303.9       35,283.5     30,039.6     25,996.3     23,523.5
  Short-term debt (notes payable).....................    13,747.3       12,431.9     10,385.9      9,086.4      8,632.4
  Long-term debt(4)...................................    21,372.6       17,306.2     14,826.8     12,846.5     11,022.3
  Stockholder's equity................................     4,801.1        4,436.8      3,774.3      3,231.1      3,061.0
  Pro forma stockholder's equity per share(2)(3)......       14.14
SELECTED DATA AND RATIOS
  Net interest margin as a percentage of average net
    finance receivables...............................        9.22%          9.00%        8.69%        8.59%        8.25%
  Earnings to fixed charges...........................        1.55x          1.61x        1.57x        1.49x        1.37x
  Total debt to equity................................         7.2:1          6.6:1        6.6:1        6.7:1        6.4:1
  Total debt to tangible equity.......................         9.9:1          9.6:1       10.1:1       11.1:1       11.2:1
  Return on average assets(1).........................        1.89%          1.85%        1.76%        1.66%        1.40%
  Return on average equity(1).........................       15.66          14.70        14.10        13.04        12.49
  Return on average tangible equity(1)................       21.90          21.71        22.31        22.15        24.59
  60+days contractual delinquency.....................        1.71           1.35         1.43         1.85         2.56
  Net credit losses to average net finance
    receivables.......................................        1.70           1.64         1.68         2.04         2.17
  Allowance for losses to net finance receivables.....        3.20           3.15         3.15         3.14         3.00
  Allowance for losses to net credit losses...........        2.03x          2.09x        2.02x        1.63x        1.49x
  Number of employees.................................      16,647         15,318       13,933       12,430       11,142
  Number of consumer and commercial branch offices
    Domestic..........................................       1,543          1,472        1,378        1,133          892
    International.....................................         404            329          278          256          240
    Total.............................................       1,947          1,801        1,656        1,389        1,132

- ---------------

(1) In 1991, certain debt related to Ford's acquisition of the Company's operation in Japan was converted to equity, and 1991 results therefore include $39.2 million of non-recurring interest expense related to the converted debt. If 1991 results treated the converted debt as equity and excluded the related non-recurring interest expense consistent with subsequent years, net earnings would have been $351.1 million and the return on average assets, average equity and average tangible equity would have been 1.58%, 12.29% and 21.56%, respectively.
(2) Based on 339,484,849 shares to be outstanding after the Offerings. Excludes up to 7,650,000 shares and 1,350,000 shares subject to over-allotment options granted by the Company to the U.S. Underwriters and the International Underwriters, respectively. See "Underwriting". If such options are exercised in full, pro forma net earnings per share and pro forma stockholder's equity per share would be $2.08 and $13.78, respectively.
(3) Due to the change in the Company's capital structure, historical share and per share data will not be comparable to, or meaningful in the context of, future periods. See "Capitalization".
(4) Includes current portion of long-term debt.

                              RECENT DEVELOPMENTS



     Set forth below is unaudited selected supplemental combined financial data and ratios of the Company for the periods indicated. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the supplemental combined financial statements of the Company contained elsewhere in this Prospectus. This data is not necessarily indicative of operating results that may be expected for a full year (dollars in millions except per share data).



                                                                                      THREE MONTHS ENDED OR AT
                                                                                              MARCH 31
                                                                                     ---------------------------
                                                                                       1996              1995
                                                                                     ---------         ---------
    RESULTS OF OPERATIONS
      Net interest margin..........................................................  $   924.5         $   779.7
      Net earnings.................................................................      192.3             168.3
      Pro forma net earnings per share(1)..........................................       0.57              0.50
    BALANCE SHEET DATA
      Net finance receivables:
        Consumer...................................................................   28,595.8          24,885.2
        Commercial.................................................................   12,475.3          10,452.7
                                                                                     ---------         ---------
            Total..................................................................   41,071.1          35,337.9
                                                                                     =========         =========
    SELECTED DATA AND RATIOS
      Net interest margin to average net receivables...............................       9.16%             9.04%
      Operating expense efficiency ratio(2)........................................       44.8              46.0
      60+days contractual delinquency:
        Amount.....................................................................  $   806.9         $   560.0
        Percent....................................................................       1.78%             1.42%
      Net credit losses to average net receivables.................................       1.74              1.69
      Allowance for losses to net finance receivables..............................       3.33              3.19
      Return on average assets.....................................................       1.84              1.86
      Return on average equity.....................................................      19.50             14.75
      Return on average tangible equity............................................      28.64             21.30


- ---------------


(1) Based on 339,484,849 shares to be outstanding after the Offerings.


(2) The ratio of total operating expenses to total revenue net of interest expense and insurance benefits paid or provided.



     Net earnings for the three month period ended March 31, 1996 were $192.3 million, a 14.2% increase over the same period in the previous year. The increase in earnings was principally due to growth in net finance receivables, an improvement in the ratio of net interest margin to average net receivables and an increase in operating expense efficiency, all of which more than offset an increase in net credit losses. Net finance receivables grew $1.4 billion (13.8% annualized) during the first quarter of 1996 compared to $1.7 billion (19.6% annualized) for the same period in 1995. Of the total growth during the first quarter of 1996, 42.5% was from major acquisitions, principally of credit card portfolios. The improvement in the net interest margin ratio was primarily due to the Company's ability to maintain its lending rates on new loans in a period during which its short-term borrowing rates decreased. The Company continued to benefit from certain initiatives designed to improve operating expense efficiency. The Company's ratio of net losses to average net receivables increased across most of its portfolios during the first three months of 1996 compared to the same period in the prior year, principally as a result of less favorable trends in economic conditions. Sixty plus days contractual delinquency was higher at March 31, 1996 compared to December 31, 1995, but has declined each month since January 1996. While contractual delinquency has moderated since January, the increase in net credit losses and the uncertainty in economic conditions led the Company to increase its allowance for losses to 3.33% of net receivables at March 31, 1996. During the first quarter of 1996 the Company paid dividends to FFSG totaling $1.85 billion, $1.75 billion of which was in the form of an interest-bearing intercompany note. See "Dividend Policy". Excluding the impact of these dividends, the Company's net earnings for the three month period ended March 31, 1996 would have been $201.5 million ($0.59 per share), a 19.7% increase from the comparable prior period. In addition, its return on average assets, average equity and average tangible equity for the three months ended March 31, 1996 would have been 1.92%, 16.56% and 22.33%, respectively.

                                  RISK FACTORS

ECONOMIC FACTORS

     Risk of economic downturn. The Company's results of operations are affected by certain economic factors, including the level of economic activity in the markets in which the Company operates. While the Company historically has been able to maintain its profitability throughout the business cycle, a decline in economic activity may adversely affect the Company. First, the Company's growth is dependent to a significant degree upon its ability to generate new finance receivables, and in an adverse economic environment, growth in finance receivables may not be attainable. The Company's growth rate has varied from year to year, and there can be no assurance that the average growth rates sustained in the recent past will continue. Second, adverse economic conditions are likely to result in an increase in non-performing loans and credit losses. Many of the Company's consumer finance customers may be particularly sensitive to loss of employment or other adverse economic conditions in terms of their ability to meet their payment obligations. Although the Company maintains an allowance for losses on finance receivables at an amount which it believes is sufficient to provide adequate protection against losses in its portfolios, this allowance could prove to be inadequate. Third, adverse economic conditions may contribute to a decline in the net realizable value of collateral securing certain of the Company's finance receivables (in the case of any collateral, the realizable value thereof may at any time be less than the loan secured). At December 31, 1995, 52% of the aggregate outstanding balance of consumer finance receivables were home equity loans secured by residential real estate and substantially all of the aggregate outstanding balance of commercial finance receivables were secured by collateral. The Company believes that its exposure to borrower default under adverse economic conditions is less with respect to secured loans than with respect to unsecured loans. Finally, any of the above factors could contribute to a downgrading of the Company's credit ratings and/or that of ACONA, its principal operating subsidiary. Any such downgrading could increase the Company's funding cost and decrease its net interest margin. There can be no assurance that if a decline in economic activity does occur, that it will not have a material adverse effect on the Company's results of operations or financial condition.


     Interest rate-related risks. While the Company employs a comprehensive interest rate risk management program and closely monitors its pricing to keep its lending rates responsive to market conditions and to match maturities of its financial assets and liabilities, an increase in interest rates, or the perception that an increase could occur, could adversely affect the Company's ability to generate new finance receivables, which would limit the Company's growth. In addition, an increase in interest rates may have a short-term adverse impact on the Company's profitability, as net interest margins may decline to the extent that the Company's borrowing costs increase more quickly than its finance charge rates. For a discussion of the Company's indebtedness in connection with its finance business, including borrowing costs and maturities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources". Also, in the event of an increase in prevailing interest rates, the Company's finance customers with variable rate loans may have greater difficulty meeting their higher payment obligations, which could result in an increase in non-performing loans and credit losses. At December 31, 1995, the interest rates charged on 33% of the Company's consumer finance loans and 16% of the Company's commercial finance loans varied during the term of the loan.


     Exchange rate risk. For the year ended December 31, 1995, 10% of both the Company's revenues and net earnings were derived from the operation of its Japanese subsidiary, AIC Corporation ("AIC"). In recent years, the value of the Japanese yen has appreciated sharply against the U.S. dollar, and this appreciation has had a positive impact upon the contribution of AIC to the Company's revenues and net earnings expressed in U.S. dollars. Any appreciation of the U.S. dollar against the Japanese yen would adversely affect AIC's contribution measured in U.S. dollars. The Company has also entered into various support agreements on behalf of certain non-U.S. subsidiaries, including AIC. For a discussion of the Company's management of exchange rate risk, see "Management's Discussion and Analysis of Financial Condition and Results of Operations".

ALLOWANCE FOR CREDIT LOSSES

     The Company maintains an allowance for losses on finance receivables at an amount which it believes is sufficient to provide adequate protection against losses in its portfolios. The allowance is determined principally on the basis of historical loss experience and reflects management's judgment of additional loss potential considering future economic conditions and the nature and characteristics of the underlying finance receivables. Although the allowance for losses in finance receivables reflected in the Company's supplemental combined balance sheet at December 31, 1995 is considered adequate by the Company's management, there can be no assurance that this allowance will prove to be adequate over time to cover losses in connection with the Company's portfolios. This allowance may prove to be inadequate due to unanticipated adverse changes in the economy or discrete events adversely affecting specific customers or industries. The Company's results of operations and financial condition could be materially adversely affected to the extent that the Company's allowance is insufficient to cover such changes or events. See "Business -- Additional Information Regarding the Company -- Loan Loss Reserves and Credit Losses" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

LIMITATIONS UPON LIQUIDITY AND CAPITAL RAISING

     Potential restraints upon liquidity. The Company satisfies its funding requirements principally through sales of commercial paper and the issuance of long-term debt. At December 31, 1995, commercial paper borrowings and other short-term indebtedness were $13.7 billion. A downgrade in either the Company's or ACONA's credit ratings could result in an increase in the Company's funding costs and could, under certain circumstances, have an adverse impact on the Company's access to the commercial paper market. In the event that the Company is unable to access the commercial paper market or otherwise finance its short-term borrowing needs in the public or private markets upon acceptable terms, it would seek to satisfy its liquidity requirements through borrowings under its bank credit facilities. At December 31, 1995, the Company had the capacity to borrow $10.3 billion under committed credit facilities available to the Company's domestic businesses, representing 77% of ACONA's net short-term indebtedness outstanding at that time. While there can be no assurance that these committed bank lines would provide sufficient liquidity to the Company under the foregoing conditions, the Company believes that such lines should provide adequate liquidity under foreseeable conditions.

     Limitations upon the payment of dividends. The Company believes that keeping its DEBT TO EQUITY RATIO within certain limits is important in order to maintain its existing credit ratings. Thus, under certain circumstances, the Company's ability to pay dividends while maintaining levels of debt which management believes are appropriate for the Company could be limited. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition". The Company's holding company structure may also limit its ability to pay dividends. See "-- Holding Company Structure". For a discussion of the Company's dividend policy and certain related matters, see "Dividend Policy".

     Potential constraints upon ability to raise capital and fund operations. Because Ford may seek to maintain its beneficial ownership percentage of the Company, the Company may be constrained in its ability to raise common or preferred equity capital in the future. In addition, Ford may not be willing to make capital contributions to the Company in the future. See "Relationship with Ford".

     Although the Company believes that the business of and outlook for Ford is not closely related to the business of and outlook for the Company, there can be no assurance that any future downgrading of Ford's credit ratings would not have an adverse impact on the Company's or ACONA's credit ratings. Therefore, for so long as Ford maintains a controlling interest in the Company, a deterioration in the financial condition of Ford could have the effect of increasing the Company's borrowing costs and/or impairing its access to the capital markets. To the extent the Company does not pass on its increased borrowing costs to its customers, the Company's profitability, and potentially its ability to raise capital, could be adversely affected. Also, while no such agreements or policies are presently contemplated, Ford will have the ability in the future to enter into agreements or adopt policies which limit the Company's ability to incur debt.

HOLDING COMPANY STRUCTURE

     As a holding company, the Company relies primarily on dividends and other intercompany transfers of funds from its subsidiaries for the payment of dividends to stockholders. The terms of the agreements governing certain outstanding indebtedness of ACONA currently contain certain limitations on the payment of dividends and certain other transfers of funds to the Company. The principal restriction, which is contained in certain issues of debt having stated maturities no later than March 15, 1999, generally limits payments of dividends on ACONA's common stock in any year to not more than 50% of consolidated net earnings for such year, subject to certain exceptions. For a description of certain other limitations, see "Description of Certain Indebtedness". In addition, the Company's banking subsidiaries, Associates National Bank (Delaware) ("ANB") and Associates Investment Corporation ("Associates Investment"), and the Company's insurance subsidiaries may pay dividends and make certain other transfers of funds to the Company only up to amounts permitted by applicable banking and insurance regulations, respectively, and the repatriation of funds from the Foreign Subsidiaries may be subject to withholding taxes or other restrictions. For a discussion of the Company's dividend policy and certain related matters, see "Dividend Policy".

REGULATION

     The Company's consumer and commercial finance and insurance businesses are subject to extensive regulation and supervision in the jurisdictions in which the Company operates. Such regulation and supervision are primarily for the benefit and protection of the Company's customers, and not for the benefit of investors and could limit the Company's discretion in operating its businesses. Noncompliance with applicable statutes or regulations could result in the suspension or revocation of any license or registration at issue, as well as the imposition of civil fines and criminal penalties. State laws often establish maximum allowable finance charges for certain consumer and commercial loans; approximately 92% and 100% of the outstanding consumer and commercial net finance receivables, respectively, were either not subject to such state maximums, or if subject, such maximum finance charge did not, in most cases, materially restrict the interest rate charged. No assurance can be given that applicable laws or regulations will not be amended or construed differently, that new laws and regulations will not be adopted or that interest rates will not rise to state maximum levels, the effect of any of which could be to adversely affect the business or results of operations of the Company. See "Business -- Additional Information Regarding the Company -- Regulation". In addition, the Company is subject to certain litigation with respect to such matters, see "Business -- Additional Information Regarding the Company -- Legal Proceedings".

COMPETITION

     The markets in which the Company operates are highly competitive. Competitors include, among others, finance companies, commercial banks, thrifts, other financial institutions, credit unions and manufacturers and vendors. Many of the competitors of the Company in different segments and regions are large companies that have substantial capital, technological and marketing resources, and some of these competitors are larger than the Company and may have access to capital at a lower cost than the Company. The Company believes that the finance charge rate is one of the primary competitive factors in many of its markets. From time to time, competitors of the Company may seek to compete aggressively on the basis of pricing, and the Company may lose market share to the extent it is not willing to match competitor pricing. See "Business -- Additional Information Regarding the Company -- Competition".

CONTROL BY AND RELATIONSHIP WITH FORD

     Ford is currently the beneficial owner of all of the common stock of the Company. Upon completion of the Offerings, Ford will beneficially own 30.1% of the outstanding Class A Common Stock (27.3% if the Underwriters' over-allotment options are exercised in full) and 100% of the outstanding Class B Common Stock of the Company which will, in the aggregate, represent 95.6% of the combined voting power of all the outstanding Common Stock (94.9% if the Underwriters' over-allotment options are exercised in full). For as long as Ford continues to beneficially own shares of Common Stock representing more than 50% of the combined voting power of the Common Stock, Ford will be able to direct the election of all of the members of the Company's board of directors and exercise a controlling influence over the business and affairs of the Company, including any determinations with respect to mergers or other business combinations involving the Company, the acquisition or disposition of assets by the Company, the incurrence of indebtedness by the Company, the issuance of any additional Common Stock or other equity securities and the payment of dividends with respect to the Common Stock. See "-- Limitations Upon Liquidity and Capital Raising -- Potential constraints upon ability to raise capital and fund operations". Similarly, Ford will have the power to determine matters submitted to a vote of the Company's stockholders without the consent of the Company's other stockholders, will have the power to prevent or cause a change in control of the Company and could take other actions that might be favorable to Ford. In the foregoing situations or otherwise, various conflicts of interest between the Company and Ford could arise. Ownership interests of directors or officers of the Company in common stock of Ford or service as a director or officer of both the Company and Ford could create or appear to create potential conflicts of interest when directors and officers are faced with decisions that could have different implications for the Company and Ford. The Company's Restated Certificate of Incorporation will include certain provisions relating to the allocation of business opportunities that may be suitable for both the Company and Ford. See "Relationship with Ford" and "Description of Capital
Stock -- Certain Certificate of Incorporation and By-law Provisions -- Corporate Opportunities".

     Beneficial ownership of at least 80% of the total voting power and value of the outstanding Common Stock is required in order for Ford to continue to include the Company in its consolidated group for federal income tax purposes, and beneficial ownership of at least 80% of the total voting power and 80% of each class of nonvoting capital stock is required in order for Ford to effect a TAX-FREE SPIN-OFF of the Company or certain other tax-free transactions. Each member of a consolidated group for federal income tax purposes is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Each member of the Ford controlled group, which includes Ford, the Company and Ford's other subsidiaries, is also jointly and severally liable for pension and benefit funding and termination liabilities of other group members, as well as certain benefit plan taxes. Accordingly, the Company could be liable under such provisions in the event any such liability is incurred, and not discharged, by any other member of the Ford consolidated or controlled group. If the Company were no longer to be included in Ford's consolidated group for federal tax purposes, there is no assurance that the Company's tax position would not be less favorable than it is at present. See "Relationship with Ford".

     In addition, by virtue of its controlling beneficial ownership and the terms of a tax-sharing agreement to be entered into between the Company and Ford, Ford will effectively control all of the Company's tax decisions. Under the tax-sharing agreement, Ford will have sole authority to respond to and conduct all tax proceedings (including tax audits) relating to the Company, to file all returns on behalf of the Company and to determine the amount of the Company's liability to (or entitlement to payment from) Ford under the tax-sharing agreement. See "Relationship with Ford--Tax-Sharing Agreement". This arrangement may result in conflicts of interests between the Company and Ford. For example, under the tax-sharing agreement, Ford may choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to Ford and detrimental to the Company. In connection therewith, however, Ford is obligated under the tax-sharing agreement to act in good faith with regard to all members included in the applicable returns.

     Certain intercompany agreements and arrangements exist between the Company and Ford. See "Relationship with Ford". Among these is a trademark license agreement which permits certain use by the Company of certain of Ford's trademarks. There can be no assurance that the trademark license or services provided to the Company by Ford under such agreements will continue to be provided, and if not, whether, or on what terms, such license or services could be replicated. Any termination of the trademark license agreement could have an adverse effect on certain operations of the Company. See "Relationship with Ford -- Trademark License Agreement".

POSSIBLE FUTURE SALES OF COMMON STOCK BY FORD

     Subject to applicable federal securities laws and the restrictions set forth below, after completion of the Offerings, Ford may sell any and all of the shares of the Common Stock beneficially owned by it or distribute any or all of such shares of Common Stock to its stockholders. Sales or distribution by Ford of substantial amounts of Common Stock in the public market or to its stockholders, or the perception that such sales or distribution could occur, could adversely affect prevailing market prices for the Class A Common Stock. Ford has advised the Company that its current intent is to continue to hold all of the Common Stock beneficially owned by it following the Offerings. However, Ford is not subject to any contractual obligation to retain its controlling interest, except that Ford has agreed not to sell or otherwise dispose of any shares of Common Stock of the Company for a period of 180 days after the date of this Prospectus without the prior written consent of Goldman, Sachs & Co. See "Underwriting". As a result, there can be no assurance concerning the period of time during which Ford will maintain its beneficial ownership of Common Stock owned by it following the Offerings. Ford will have registration rights with respect to the shares of the Common Stock owned by it following the Offerings which would facilitate any future disposition. See "-- Control by and Relationship with Ford" above, "Relationship with Ford -- Corporate Agreement" and "Shares Available for Future Sale".

NO PRIOR MARKET FOR CLASS A COMMON STOCK

     Prior to the Offerings, there has been no public market for the Class A Common Stock of the Company. The initial public offering price of the Class A Common Stock will be determined by negotiations between the Company and the representatives of the Underwriters. There can be no assurance that the initial public offering price will correspond to the price at which the Class A Common Stock will trade in the public market subsequent to the Offerings or that an active public market for the Class A Common Stock will develop and continue after the Offerings. See "Underwriting".

ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Restated Certificate of Incorporation and By-laws may render more difficult or have the effect of discouraging unsolicited takeover bids from third parties or the removal of incumbent management of the Company. See "Description of Capital Stock -- Certain Certificate of Incorporation and By-law Provisions". Although such provisions do not have a substantial practical significance to investors while Ford controls the Company, such provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices should Ford's combined voting power decrease to less than 50%.

                                  THE COMPANY

     The Company is a leading, diversified consumer and commercial finance organization which provides finance, leasing and related services to approximately 9.4 million individual consumers and 143,000 businesses in the United States and internationally. At or for the year ended December 31, 1995, the Company had aggregate net finance receivables of $39.7 billion, total assets of $41.3 billion, net earnings of $723.1 million and stockholder's equity of $4.8 billion. The Company believes that it is the second largest independent finance company in the United States based on aggregate net finance receivables outstanding. The Company's operations outside the United States are conducted principally in Japan ($2.1 billion of net finance receivables) and are also conducted in, among other places, the United Kingdom and Canada.

     The Company's consumer finance operations consist of a variety of specialized consumer financing products and services, including home equity lending, personal installment lending, retail sales financing and credit cards. The Company's commercial operations primarily provide retail financing, leasing and wholesale financing for heavy-duty and medium-duty trucks and truck trailers, construction, material handling and other industrial equipment and manufactured housing. The Company also provides a number of other products and services, including credit-related and non-credit-related insurance to its consumer and commercial customers as well as certain fee-based services such as auto fleet leasing and management, small business administration lending, relocation services and auto club and roadside assistance services.

     The Company, through its predecessors, was organized in 1918 to provide financing for the automobile industry. The Company's Common Stock was first listed on the New York Stock Exchange in 1937 and was publicly traded until 1968, when Gulf + Western Industries, Inc. acquired the Company. In 1979, the Company expanded into international markets in Japan and the United Kingdom. In 1989, Ford acquired the Company and, in connection with such acquisition, the Company's operations in Japan, the United Kingdom, Canada and Puerto Rico were transferred to certain non-U.S. subsidiaries of Ford, but the Company continued to manage such operations. Prior to completion of the Offerings, Ford is expected to recontribute the Foreign Subsidiaries to the Company. In connection with this transaction, Ford will receive an estimated 25,883,019 shares of Class A Common Stock, which upon completion of the Offerings will represent 30.1% of the outstanding Class A Common Stock (27.3% if the Underwriters' over-allotment options are exercised in full) and an estimated 28,113,208 shares of Class B Common Stock. Financial and other information with respect to the Foreign Subsidiaries, which in the aggregate had total assets at December 31, 1995 of $4.1 billion, have been retroactively included in the financial and other information relating to the Company contained herein.

     The Company's principal executive offices are located at 250 East Carpenter Freeway, Irving, Texas 75062, and its telephone number is (214) 541-4000.

                                USE OF PROCEEDS


     The net proceeds to the Company from the Offerings are estimated to be $1.51 billion ($1.74 billion if the Underwriters' over-allotment options are exercised in full), all of which is expected to be used to reduce short-term indebtedness of the Company. Such indebtedness includes loans aggregating $1.5 billion (the "Loans") borrowed under a three-year revolving credit facility dated March 31, 1996 with a syndicate of banks (the "Facility") and a $210.0 million intercompany note dated April 2, 1996 from the Company to ACONA (the "ACONA Note"). The Loans and the ACONA Note were incurred to repay an intercompany note issued as a dividend to FFSG in the amount of $1.75 billion. See "Dividend Policy". The Loans bear interest at a fixed annual rate equal to 5.5375% and mature on May 2, 1996. If the Company does not receive the net proceeds from the Offerings by such date, it intends to reborrow under the Facility (at a variable rate of interest) to refinance the Loans until the Company receives such net proceeds. The ACONA Note bears interest at a variable annual rate equal to the average rate for ACONA commercial paper issued each day plus 0.25% (5.5359% on April 8, 1996) and is a demand note.

                                DIVIDEND POLICY

     The Company's board of directors currently intends to declare quarterly dividends on both the Class A Common Stock and Class B Common Stock. It is expected that the first quarterly dividend payment will be $0.10 per share (a rate of $0.40 annually), with the initial dividend to be declared and paid in the third quarter of 1996. The declaration and payment of dividends by the Company are subject to the discretion of its board of directors. Any determination as to the payment of dividends will depend upon, among other things, general business conditions, the Company's financial results, contractual, legal and regulatory restrictions regarding the payment of dividends by the Company's subsidiaries, the credit ratings of the Company and ACONA and such other factors as the board of directors may consider to be relevant. See "Risk Factors -- Limitations Upon Liquidity and Capital
Raising -- Limitations upon the payment of dividends" and " -- Holding Company Structure".


     The Company paid cash dividends to Ford of $226.0 million, $288.1 million and $318.0 million during the years ended December 31, 1993, 1994 and 1995, respectively. The Company paid a dividend of $1.75 billion to FFSG on February 8, 1996 in the form of an intercompany note (which the Company paid on April 2, 1996), and also paid a cash dividend of $100.0 million to FFSG on March 29, 1996. In 1993, 1994 and 1995, Ford made cash capital contributions to the Company of $200.0 million, $215.1 million and $200.0 million, respectively. Thus, the dividends historically paid by the Company are not indicative of its future dividend policy.


                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of December 31, 1995 (i) on a supplemental combined basis giving effect to the FOREIGN SUBSIDIARIES RECONTRIBUTION and (ii) as adjusted to give effect to (a) the reclassification of 250 shares of common stock, no par value, of the Company beneficially held by Ford into 225,488,622 shares of Class B Common Stock, the issuance to Ford of an estimated 25,883,019 shares of Class A Common Stock and an estimated 28,113,208 shares of Class B Common Stock in connection with the Foreign Subsidiaries Recontribution and the issuance and sale by the Company of 60,000,000 shares of Class A Common Stock in the Offerings at an assumed initial public offering price of $26.50 per share, (b) the payment of aggregate dividends of $1.85 billion to FFSG, (c) the borrowing of $1.71 billion under the Loans and the ACONA Note and (d) the receipt of net proceeds of $1.51 billion from the sale by the Company of 60,000,000 shares of Class A Common Stock in the Offerings and the application of such proceeds as set forth in "Use of Proceeds", assuming an initial public offering price of $26.50 per share. This table should be read in conjunction with the supplemental combined financial statements and the related notes thereto set forth herein (in millions).



                                                                         DECEMBER 31, 1995
                                                                     -------------------------
                                                                     COMBINED      AS ADJUSTED
                                                                     ---------     -----------
Debt
  Short-term debt (notes payable)................................... $13,747.3      $14,082.8
  Long-term debt....................................................  21,372.6       21,372.6
                                                                     ---------      ---------
          Total debt................................................ $35,119.9      $35,455.4
                                                                     =========      =========
Stockholder's Equity
  Preferred Stock...................................................
  Common Stock...................................................... $    47.0
  Class A Common Stock..............................................                $     0.9
  Class B Common Stock..............................................                      2.5
  Paid-in capital...................................................   2,124.3        3,682.4
  Retained earnings.................................................   2,287.0          437.0
  Foreign currency translation adjustments..........................     330.6          330.6
  Unrealized gain on available-for-sale securities..................      12.2           12.2
                                                                     ---------      ---------
          Total stockholder's equity................................   4,801.1        4,465.6
                                                                     ---------      ---------
          Total capitalization...................................... $39,921.0      $39,921.0
                                                                     =========      =========

                 SELECTED SUPPLEMENTAL COMBINED FINANCIAL DATA

    The selected supplemental combined financial data of the Company presented below presents financial information of the Company giving supplemental combined effect to the expected recontribution by Ford to the Company of the Foreign Subsidiaries. See "The Company". The selected supplemental combined results of operations and balance sheet data presented below as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 was derived from the supplemental combined financial statements of the Company and the notes thereto set forth herein. The selected supplemental combined results of operations and balance sheet data presented below as of December 31, 1993, 1992 and 1991 and for each of the years in the two-year period ended December 31, 1992 was derived from supplemental combined financial statements and the related notes thereto not presented herein. The data presented below should be read in conjunction with the supplemental combined financial statements and the related notes thereto set forth herein (dollars in millions, except per share data):

                                                                                   YEAR ENDED OR AT DECEMBER 31
                                                                  ---------------------------------------------------------------
                                                                    1995           1994         1993         1992         1991
                                                                  ---------      ---------    ---------    ---------    ---------
RESULTS OF OPERATIONS
  Total revenue.................................................. $ 6,107.2      $ 4,925.8    $ 4,114.8    $ 3,696.2    $ 3,495.8
  Finance charge revenue.........................................   5,560.8        4,445.2      3,709.7      3,330.7      3,117.9
  Interest expense...............................................   2,177.9        1,657.3      1,421.7      1,352.1      1,452.8
  Net interest margin............................................   3,382.9        2,787.9      2,288.0      1,978.6      1,665.1
  Operating expenses.............................................   1,754.7        1,456.1      1,216.8      1,007.2        911.7
  Provision for losses...........................................     834.0          647.1        536.1        568.6        494.3
  Insurance benefits paid........................................     142.5          147.9        118.9        103.7         99.9
  Earnings before provision for income taxes and cumulative
    effect of changes in accounting principles...................   1,198.1        1,017.4        821.3        664.6        537.1
  Provision for income taxes.....................................     475.0          414.1        327.3        254.5        225.2
  Net earnings(1)................................................     723.1          603.3        494.0        410.1        311.9
  Pro forma net earnings per share(2)(3).........................      2.13
BALANCE SHEET DATA
  Net finance receivables:
    Consumer.....................................................  27,575.3       23,627.8     19,912.4     17,412.7     15,275.9
    Commercial...................................................  12,127.2       10,057.9      8,382.3      6,958.3      6,396.9
                                                                   --------       --------     --------     --------     --------
    Total........................................................  39,702.5       33,685.7     28,294.7     24,371.0     21,672.8
                                                                   ========       ========     ========     ========     ========
  Allowance for losses...........................................  (1,268.6)      (1,061.6)      (892.3)      (764.7)      (649.7)
  Total assets...................................................  41,303.9       35,283.5     30,039.6     25,996.3     23,523.5
  Short-term debt (notes payable)................................  13,747.3       12,431.9     10,385.9      9,086.4      8,632.4
  Long-term debt(4)..............................................  21,372.6       17,306.2     14,826.8     12,846.5     11,022.3
  Stockholder's equity...........................................   4,801.1        4,436.8      3,774.3      3,231.1      3,061.0
  Pro forma stockholder's equity per share(2)(3).................     14.14
SELECTED DATA AND RATIOS
  Net interest margin as a percentage of average net finance
    receivables..................................................      9.22%          9.00%        8.69%        8.59%        8.25%
  Earnings to fixed charges......................................      1.55x          1.61x        1.57x        1.49x        1.37x
  Total debt to equity...........................................       7.2:1          6.6:1        6.6:1        6.7:1        6.4:1
  Total debt to tangible equity..................................       9.9:1          9.6:1       10.1:1       11.1:1       11.2:1
  Return on average assets(1)....................................      1.89%          1.85%        1.76%        1.66%        1.40%
  Return on average equity(1)....................................     15.66          14.70        14.10        13.04        12.49
  Return on average tangible equity(1)...........................     21.90          21.71        22.31        22.15        24.59
  60+days contractual delinquency................................      1.71           1.35         1.43         1.85         2.56
  Net credit losses to average net finance receivables...........      1.70           1.64         1.68         2.04         2.17
  Allowance for losses to net finance receivables................      3.20           3.15         3.15         3.14         3.00
  Allowance for losses to net credit losses......................      2.03x          2.09x        2.02x        1.63x        1.49x
  Number of employees............................................    16,647         15,318       13,933       12,430       11,142
  Number of consumer and commercial branch offices
    Domestic.....................................................     1,543          1,472        1,378        1,133          892
    International................................................       404            329          278          256          240
    Total........................................................     1,947          1,801        1,656        1,389        1,132

- ---------------------

(1) In 1991, certain debt related to Ford's acquisition of the Company's operation in Japan was converted to equity, and 1991 results therefore include $39.2 million of non-recurring interest expense related to the converted debt. If 1991 results treated the converted debt as equity and excluded the related non-recurring interest expense consistent with subsequent years, net earnings would have been $351.1 million and the return on average assets, average equity and average tangible equity would have been 1.58%, 12.29% and 21.56%, respectively.
(2) Based on 339,484,849 shares to be outstanding after the Offerings. Excludes up to 7,650,000 shares and 1,350,000 shares subject to over-allotment options granted by the Company to the U.S. Underwriters and the International Underwriters, respectively. See "Underwriting". If such options are exercised in full, pro forma net earnings per share and pro forma stockholder's equity per share would be $2.08 and $13.78, respectively.
(3) Due to the change in the Company's capital structure, historical share and per share data will not be comparable to, or meaningful in the context of, future periods. See "Capitalization".
(4) Includes current portion of long-term debt.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company is in the consumer and commercial finance business, providing finance, leasing and related insurance products as well as other services. The Company's revenues principally consist of income through finance charges and, to a lesser extent, insurance premiums and investment income. The Company's primary expenses are interest expense for the funding of its finance business, provision for loan losses and operating expenses. A principal factor determining the profitability of the Company is the Company's finance charge revenue less interest expense ("net interest margin").

     The following discussion and analysis provides information that management believes to be relevant to understanding the Company's supplemental combined financial condition and results of operations. This discussion should be read in conjunction with the supplemental combined financial statements of the Company and the related notes thereto included in this Prospectus. The following information gives effect to the Foreign Subsidiaries Recontribution. See "The Company".

RESULTS OF OPERATIONS

  SUMMARY RESULTS OF OPERATIONS

     The following table summarizes the Company's net earnings and related data (dollars in millions):

                         NET EARNINGS AND RELATED DATA

                                                                  YEAR ENDED DECEMBER 31
                                                             --------------------------------
                                                              1995         1994         1993
                                                             ------       ------       ------
Net Earnings...............................................  $723.1       $603.3       $494.0
Change in Net Earnings
  Amount...................................................  $119.8       $109.3       $ 83.9
  Percent..................................................    19.9%        22.1%        20.5%
Return
  On average assets........................................    1.89%        1.85%        1.76%
  On average equity........................................   15.66%       14.70%       14.10%

     The primary factors influencing the changes in net earnings are finance charge revenue and interest expense, operating expenses and loan losses, all of which are described below.

     The Company derived approximately 13% of its net earnings in 1995 from the Foreign Subsidiaries, principally in Japan. See Note 17 to the Company's supplemental combined financial statements. Management believes that the overall factors and trends affecting the profitability of the Foreign Subsidiaries were generally similar to the factors and trends affecting the profitability of its analogous businesses in the United States.

  FINANCE CHARGE REVENUE AND INTEREST EXPENSE

     The Company's net interest margin was as follows (dollars in millions):

                              NET INTEREST MARGIN

                                                      YEAR ENDED DECEMBER 31
                             -------------------------------------------------------------------------
                                     1995                      1994                      1993
                             ---------------------     ---------------------     ---------------------
                              AMOUNT    PERCENT(1)      AMOUNT    PERCENT(1)      AMOUNT    PERCENT(1)
                             --------   ----------     --------   ----------     --------   ----------
Finance Charge Revenue.....  $5,560.8      15.15%      $4,445.2      14.34%      $3,709.7      14.09%
Interest Expense...........   2,177.9       6.72        1,657.3       6.03        1,421.7       6.03
                             --------                  --------                  --------
Net Interest Margin........  $3,382.9       9.22%      $2,787.9       9.00%      $2,288.0       8.69%
                             ========                  ========                  ========

- ---------------

(1) Finance charge revenue and net interest margin are expressed as a percent of average net finance receivables outstanding for the indicated period; interest expense is expressed as a percent of average debt outstanding for the indicated period.

     Finance charge revenue increased in each of the years in both the Company's domestic and international operations. The increase principally resulted from growth in net finance receivables in each of the periods which caused corresponding increases in the average net finance receivables outstanding ("ANR"). To a lesser extent, an increase in the composite finance charge yield (finance charges as a percent of ANR) contributed to the increase in 1995 and 1994. However, in 1993, a decrease in the composite finance charge yield partially offset the increase in finance charge revenue due to growth in ANR. The components of the change in finance charge revenue attributable to net receivable growth and changes in finance charge yields are set forth in the following table (in millions):

                COMPONENTS OF CHANGES IN FINANCE CHARGE REVENUE

                                                                  YEAR ENDED DECEMBER 31
                                                            ----------------------------------
                                                              1995          1994         1993
                                                            --------       ------       ------
Change Due to:
  Growth in receivables...................................  $  864.4       $668.0       $466.4
  Finance charge yield....................................     251.2         67.5        (87.4)
                                                            --------       ------       ------
  Total...................................................  $1,115.6       $735.5       $379.0
                                                            ========       ======       ======

     For further discussion regarding growth in the Company's net finance receivables, see "-- Financial Condition". The finance charge yields to ANR for each of the Company's business segments were as follows:

                          FINANCE CHARGE YIELDS TO ANR

                                                             YEAR ENDED DECEMBER 31
                                                    -----------------------------------------
                                                    1995        1994        1993        1992
                                                    -----       -----       -----       -----
Consumer Segment..................................  17.48%      16.85%      16.88%      16.91%
Commercial Segment................................  10.11        9.67       10.05       10.82
Total Company.....................................  15.15%      14.34%      14.09%      14.47%

     The principal factors which influence finance charge yields are (i) the interest rate environment, (ii) the level of business competition and (iii) the varying composition of the finance receivable portfolios (i.e., "product mix"). The consumer segment composite finance charge yield is principally influenced by shifts in product mix between higher yielding unsecured finance products and lower yielding secured finance products. Change in product mix was the principal cause of the movements in finance charge yield from 1993 to 1995. The commercial segment composite finance charge yield is principally influenced by the level of business competition and the interest rate environment and not by the mix of secured and unsecured products since substantially all commercial finance receivables are secured. The commercial segment experienced increased competition from other lenders entering the commercial markets during the period from 1992 to 1995, which caused the finance charge yields to decrease as a result of competitive pricing. Changes in the prime lending rate over this period introduced additional sensitivity in the composite finance charge yields because commercial business pricing is substantially tied to the prime lending rate. However, the Company's initiatives to increase pricing more than offset the changes due to competition and the interest rate environment in 1995.

     Total interest expense increased from 1993 through 1995. The increases were principally due to higher average outstanding debt, primarily resulting from the Company's growth in net finance receivables (see "-- Financial Condition") and, to a lesser extent, an overall increase in the Company's borrowing rate (interest expense divided by average outstanding debt). Interest expense and average borrowing rates were as follows (dollars in millions):

                  INTEREST EXPENSE AND AVERAGE BORROWING RATES

                                                                      YEAR ENDED OR AT DECEMBER 31
                                          ------------------------------------------------------------------------------------
                                                  1995                     1994                     1993               1992
                                          ---------------------    ---------------------    ---------------------    ---------
                                                       AVERAGE                  AVERAGE                  AVERAGE      AVERAGE
                                          INTEREST    BORROWING    INTEREST    BORROWING    INTEREST    BORROWING    BORROWING
                                          EXPENSE       RATE       EXPENSE       RATE       EXPENSE       RATE         RATE
                                          --------    ---------    --------    ---------    --------    ---------    ---------
Short-term Debt..........................       --       5.98%           --       4.35%           --       3.22%        3.80%
Long-term Debt(1)........................       --       7.21            --       7.23            --       8.01         8.51
Total Debt............................... $2,177.9       6.72%     $1,657.3       6.03%     $1,421.7       6.03%        6.50%
                                          ========                 ========                 ========

- ---------------

(1) Includes the current portion of long-term debt.

     The increases in the short-term average borrowing rate from 1993 to 1995, which principally relate to commercial paper issued by the Company, generally reflect the overall market increases in short-term interest rates over the three-year period. The concurrent decreases in the long-term average borrowing rates are the result of decreases in long-term market rates and the refinancing of maturing debt at the prevailing lower rates. The Company seeks to match fund its total finance receivables in each of the countries in which it does business through the issuance of debt denominated in local currencies with maturity and interest rate characteristics that reasonably match the characteristics of its composite portfolio. Interest rate risk is measured and controlled through the use of two different techniques: (i) static gap analysis and (ii) financial forecasting. See "-- Liquidity and Capital Resources".

     For purposes of measuring business segment profitability, the Company generally allocates the interest expense incurred to the business segments based on ANR. Management believes that analysis of the principal components of changes in interest expense is only meaningful on a total Company basis. The change in interest expense attributable to growth in average outstanding debt and changes in average borrowing rates are set forth in the following table (in millions):

                   COMPONENTS OF CHANGES IN INTEREST EXPENSE

                                                                    YEAR ENDED DECEMBER 31
                                                                 ----------------------------
                                                                  1995       1994       1993
                                                                 ------     ------     ------
Change Due to:
  Growth in debt...............................................  $332.7     $235.3     $167.6
  Borrowing rate...............................................   187.9        0.3      (98.0)
                                                                 ------     ------     -------
  Total........................................................  $520.6     $235.6     $ 69.6
                                                                 ======     ======     =======

     As a result of the forgoing changes in finance charge revenue and interest expense, the Company's net interest margin increased in each of the three years ended December 31, 1995, 1994 and 1993, respectively.

  INSURANCE PREMIUM REVENUE

     Insurance premium revenue was $370.6 million, $329.0 million and $270.9 million for the years ended December 31, 1995, 1994 and 1993, respectively. Insurance premium revenue, which is earned over the coverage term, increased $41.6 million (12.6%) in 1995, $58.1 million (21.5%) in 1994, and $20.8 million
(8.3%) in 1993. The insurance operation is engaged in underwriting credit-related and other specialized insurance products for customers of the consumer and commercial finance businesses. See "Business -- Related Insurance". Therefore, insurance sales, and resulting revenue, are largely dependent on the business activities and volumes of the consumer and commercial finance businesses. The increase in insurance revenue in each of the years was principally caused by increased sales of insurance products associated with the increase in net finance receivables outstanding. For a summary of premium revenue generated by general product grouping, see "Business -- Related Insurance".

  INVESTMENT AND OTHER REVENUE

     Investment and other revenue for the years ended December 31, 1995, 1994 and 1993 was $175.8 million, $151.6 million and $134.2 million, respectively. Investment income is derived from investments in marketable securities which are principally owned by the Company's insurance operation. Other revenue is primarily derived from the Company's fee-based financial services (i.e., relocation services and auto club and roadside assistance services). In each of the years 1995, 1994 and 1993, the year-over-year increase in investment and other revenue principally resulted from increases in the Company's investments in marketable securities and related returns and, to a lesser extent, an increase in other revenue related to the growth in the fee-based businesses.

  OPERATING EXPENSES

     Operating expenses, which do not include interest expense, were as follows (dollars in millions):

                               OPERATING EXPENSES

                                                       YEAR ENDED DECEMBER 31
                                    ------------------------------------------------------------
                                           1995                 1994                 1993
                                    ------------------   ------------------   ------------------
                                     AMOUNT      % ANR    AMOUNT      % ANR    AMOUNT      % ANR
                                    --------     -----   --------     -----   --------     -----
Salaries and Benefits.............  $  807.7      2.20%  $  700.8      2.26%  $  622.3      2.36%
Occupancy, Data Processing, and
  Other...........................     947.0      2.58      755.3      2.44      594.5      2.26
                                    --------     -----   --------     -----   --------     -----
Total.............................  $1,754.7      4.78%  $1,456.1      4.70%  $1,216.8      4.62%
                                    ========     =====   ========     =====   ========     =====
Efficiency Ratio..................               46.34%               46.66%               47.27%
                                                 =====                =====                =====

     Total operating expenses increased from 1993 to 1995, principally due to higher levels of business volume and outstanding receivables in each of the years. The increases in salaries and benefits in total dollars is primarily due to increases in the number of employees to support the higher business volume and outstanding receivables. As a percentage of ANR, salaries and benefits decreased in each of the years. This decrease reflects continued reductions in the proportion of employee labor required to support the higher business volumes and outstanding net receivables and results from improved operating efficiency. The Company has achieved improved operating efficiency through focused initiatives it has undertaken over the last three years, such as electronic credit applications, centralized payment processing and automated loan documentation. The principal cause for the increases in occupancy, data processing and other expenses in total dollars was growth in the number of business locations, the aforementioned increase in employees and the cost to implement its efficiency improvement initiatives. The increases in the percentage of these expenses to ANR were primarily due to the Company's investments in certain start-up expenses to expand the number of locations, fund and implement its efficiency initiatives, and support its increased number of employees, which are in part incurred in advance of generating expected incremental finance receivables outstanding. As a result of such investments, the Company's total operating efficiency, as measured by the ratio of total operating expenses to revenues net of interest expense and insurance benefits paid or provided ("Efficiency Ratio") improved from 1993 through 1995.

  ALLOWANCE FOR LOSSES, LOSSES AND ASSET QUALITY

     The Company maintains an allowance for losses on finance receivables at an amount which it believes is sufficient to provide adequate protection against losses in its portfolios. The allowance is determined principally on the basis of historical loss experience and reflects management's judgment of additional loss potential considering future economic conditions and the nature and characteristics of the underlying finance receivables. For purposes of measuring business segment profitability, each business segment establishes an allowance for loan loss when a loan is made with a corresponding charge to the provision for losses. The Company manages its allowance for losses on finance receivables on a Company-wide basis taking into account actual and expected losses in each business segment and the relationship of the allowance to net finance receivables and total net credit losses; the resulting charge is included in the provision for losses.

     The components of the changes in the aggregate allowance for losses on finance receivables during the periods indicated were as follows (dollars in millions):

               COMPONENTS OF CHANGES IN THE ALLOWANCE FOR LOSSES

                                                                  YEAR ENDED DECEMBER 31
                                                             ---------------------------------
                                                               1995         1994        1993
                                                             --------     --------     -------
Balance at Beginning of Period.............................  $1,061.6     $  892.3     $ 764.7
  Provision for losses.....................................     834.0        647.1       536.1
  Recoveries on receivables charged off....................     132.9        118.2       101.3
  Losses sustained.........................................    (757.1)      (626.8)     (542.5)
  Reserves of acquired businesses and other................      (2.8)        30.8        32.7
                                                             --------     --------     -------
Balance at End of Period...................................  $1,268.6     $1,061.6     $ 892.3
                                                             ========     ========     =======
Allowance for Losses to Net Finance Receivables............      3.20%        3.15%       3.15%
Allowance for Losses to Net Credit Losses..................      2.03x        2.09x       2.02x

     The provision for losses is principally influenced by growth in net finance receivables and, to a lesser extent, net credit loss experience. Additions to the allowance are charged to the provision for losses. Losses are charged to the allowance as incurred and recoveries on losses previously charged to the allowance are credited to the allowance at the time the recovery is collected. The provision for losses increased in each of the years 1995, 1994 and 1993 as a result of growth in finance receivables. The components of the changes in the provision for losses in each of the years ended 1995, 1994 and 1993 are as follows (in millions):

                 COMPONENTS OF CHANGES IN PROVISION FOR LOSSES

                                                                     YEAR ENDED DECEMBER 31
                                                                --------------------------------
                                                                 1995        1994         1993
                                                                -------     -------     --------
Change Due to:
  Growth in receivables.......................................   $184.5      $155.5      $  92.4
  Net loss experience.........................................      2.4       (44.5)      (124.9)
                                                                 ------      ------      -------
  Total.......................................................   $186.9      $111.0      $ (32.5)
                                                                 ======      ======      =======

     For further discussion regarding growth in net finance receivables, see
"-- Financial Condition". Net loss experience improved year-over-year in 1994 and 1993, with the improved loss experience in 1993 more than offsetting the increase in the provision resulting from growth. Loss experience increased moderately in 1995 in substantially all of the Company's portfolios as reflected in the following table (dollars in millions):

                 CONTRACTUAL DELINQUENCY AND NET CREDIT LOSSES

                                                            YEAR ENDED OR AT DECEMBER 31
                                                       ---------------------------------------
                                                        1995       1994       1993       1992
                                                       ------     ------     ------     ------
60+Days Contractual Delinquency
  Consumer...........................................    2.19%      1.80%      1.81%      2.25%
  Commercial.........................................    0.64       0.28       0.52       0.82
          Total......................................    1.71%      1.35%      1.43%      1.85%
          Total dollars delinquent...................  $755.4     $510.3     $454.6     $506.2
Net Credit Losses to ANR
  Consumer...........................................    2.35%      2.30%      2.24%      2.62%
  Commercial.........................................    0.19       0.09       0.29       0.63
          Total......................................    1.70%      1.64%      1.68%      2.04%
          Total dollars..............................  $624.2     $508.6     $441.2     $470.5

     Contractual delinquency and net credit losses improved, on a ratio basis, across all portfolios domestically and internationally from 1992, approaching historical lows in 1994, reflecting similar trends in overall economic conditions. These trends reversed across all portfolios in 1995, principally as a result of generally less favorable trends in economic conditions, including decreased manufacturing capacity utilization and rising consumer debt levels. The relationship of the allowance for losses to net finance receivables at December 31, 1995 increased from 1994, reflecting management's opinion that delinquency and net credit losses will continue to increase in 1996. See "Business -- Additional Information Regarding the Company -- Loan Loss Reserves and Credit Losses". Management believes the allowance for losses at December 31, 1995 is sufficient to provide adequate protection against losses in its portfolios.

  INSURANCE BENEFITS PAID OR PROVIDED

     Insurance benefits paid or provided were $142.5 million in 1995, $147.9 million in 1994 and $118.9 million in 1993. Benefits paid or provided are influenced by the amount of insurance in force, underwriting standards, loss experience, term of coverage and product mix. Benefits paid or provided increased in 1994 compared to 1993 primarily as a result of more insurance in force. For

1995, benefits paid or provided decreased when compared to 1994 primarily as a result of favorable loss experience. See "Business -- Related Insurance" for a description of the Company's insurance activities.

  PROVISION FOR INCOME TAXES

     The Company's provision for income taxes and effective tax rates were as follows (dollars in millions):

                           PROVISION FOR INCOME TAXES

                                                             YEAR ENDED DECEMBER 31
                                      --------------------------------------------------------------------
                                              1995                    1994                    1993
                                      --------------------    --------------------    --------------------
                                                 EFFECTIVE               EFFECTIVE               EFFECTIVE
                                      AMOUNT     TAX RATE     AMOUNT     TAX RATE     AMOUNT     TAX RATE
                                      -------    ---------    -------    ---------    -------    ---------
U.S. Statutory Rate.................   $419.4       35.0%      $356.1       35.0%      $287.5       35.0%
  State income taxes................     14.0        1.2         20.5        2.0         13.3        1.6
  Non-deductible goodwill...........     10.9        0.9         11.7        1.2         13.5        1.6
  Foreign rates in excess of U.S.
     rate and other.................     30.7        2.5         25.8        2.5         13.0        1.7
                                       ------       ----       ------       ----       ------       ----
Provision for Income Taxes..........   $475.0       39.6%      $414.1       40.7%      $327.3       39.9%
                                       ======       ====       ======       ====       ======       ====

     The Company provides for income taxes on its foreign earnings at the statutory tax rate in effect for the applicable country where such earnings arise. The principal foreign earnings of the Company arise from its operation in Japan, where the statutory tax rate is significantly higher than the U.S. statutory tax rate.

     The state income tax provision, and impact on the Company's effective tax rate, increased from 1993 to 1994 due to changes in the Company's state tax-sharing arrangement with Ford, which generally had the effect of increasing the amount of taxable income in certain states in which the Company does business. The provision and resulting impact on effective tax rate decreased from 1994 to 1995 principally due to a one-time benefit provided to the Company by Ford under its state tax-sharing agreement. Had the Company not received such benefit, the 1995 provision and resulting impact on the effective rate would have been substantially the same as that in 1994.

     A substantial portion of the Company's total goodwill is related to, and has been recorded by, its operation in Japan. The decrease in the tax provision and the related impact on the effective tax rate for each year results from changes in the Company's estimate of the amount of such goodwill that will ultimately be tax deductible in Japan.

     The increase in the provision resulting from foreign rates in excess of the U.S. statutory rate and other, in each of the years, was principally due to increases in Japanese earnings, on a percentage basis relative to total earnings, which are subject to a higher tax rate than the U.S. rate.

  NET EARNINGS

     Net earnings of the Company for the years ended December 31, 1995, 1994 and 1993 increased $119.8 million (19.9%), $109.3 million (22.1%) and $83.9 million
(20.5%), respectively. The profitability of the Company, as measured by returns on average assets and average equity, also increased.

FINANCIAL CONDITION

  GROWTH IN NET FINANCE RECEIVABLES

     The Company experienced growth in its consumer and commercial finance receivable portfolios in 1995 and 1994 as follows (dollars in millions):

                       GROWTH IN NET FINANCE RECEIVABLES

                                                    YEAR ENDED OR AT DECEMBER 31
                                   --------------------------------------------------------------
                                               1995                             1994
                                   -----------------------------    -----------------------------
                                                 INCREASE FROM                    INCREASE FROM
                                                   PRIOR YEAR                       PRIOR YEAR
                                                ----------------                 ----------------
                                    BALANCE      AMOUNT      %       BALANCE      AMOUNT      %
                                   ---------    --------    ----    ---------    --------    ----
Consumer Finance.................  $27,575.3    $3,947.5    16.7%   $23,627.8    $3,715.4    18.7%
Commercial Finance...............   12,127.2     2,069.3    20.6     10,057.9     1,675.6    20.0
                                   ---------    --------            ---------    --------
          Total..................  $39,702.5    $6,016.8    17.9%   $33,685.7    $5,391.0    19.1%
                                   =========    ========            =========    ========

     The growth in net finance receivables, in both the consumer and commercial finance segments, during 1994 and 1995, was principally due to expansion through the addition of 145 branches in 1994 and 146 branches in 1995, as well as increased penetration of existing markets through expanded lines of business, new products, acquisitions and other activities.

  DEBT

     Total outstanding debt was $35.1 billion, $29.7 billion, and $25.2 billion at December 31, 1995, 1994, and 1993, respectively. Such amounts of debt reflect net increases of $5.4 billion (18.1%) in 1995 and $4.5 billion (17.9%) in 1994. In both years, the increase was primarily a result of the growth in net finance receivables. Debt is the primary source of funding to support the Company's growth in net finance receivables. At December 31, 1995 and 1994, short-term debt, including the current portion of long-term debt, as a percent of total debt was 48% and 50%, respectively. The current portion of long-term debt at December 31, 1995 and 1994 was $3.2 billion and $2.4 billion, respectively.

     Total debt to equity (the ratio of interest-bearing debt net of short-term investments to total stockholder's equity) at December 31, 1995 and 1994 was 7.2:1 and 6.6:1, respectively. The increase was primarily due to a special, one-time return of capital made by the Company's operation located in Japan, to a Ford subsidiary, in the amount of $228.9 million in September 1995. Without the repatriation of capital by the operation in Japan, the December 31, 1995 total debt to equity would have been approximately 6.9:1.

  STOCKHOLDER'S EQUITY

     Stockholder's equity increased to $4.8 billion in 1995 from $4.4 billion in 1994. The primary cause for this increase was the amount of net earnings from the Company's operations in the amount of $723.1 million in 1995 and $603.3 million in 1994. In 1995 and 1994, the Company paid dividends to Ford of $318.0 million and $288.1 million, respectively. The Company received capital contributions from Ford in 1995 and 1994 of $200.0 million and $215.1 million, respectively. Also in 1995, the Company made a one-time return of capital from its operation in Japan to Ford in the amount of $228.9 million. A portion of the Company's assets, liabilities and earnings are denominated in foreign currencies. The Company records the financial impact of translating these balances for financial accounting purposes as unrealized translation gains and losses directly to equity. The balance of unrealized translation gains and losses at December 31, 1995 and 1994 was $330.6 million and $372.3 million, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     Through its asset and liability management function, the Company maintains a disciplined approach to the management of liquidity, capital, interest rate risk and foreign exchange risk. The Company has a formal process for managing its liquidity in the U.S. and internationally to ensure that funds are available at all times to meet the Company's commitments.

     The Company's principal sources of cash are proceeds from the issuance of short-term and long-term debt and cash provided from the Company's operations. In the past, Ford has made periodic capital contributions to the Company. As a result of Ford's decreased ownership interest in the Company, Ford may not be willing to make capital contributions to the Company in the future. In addition, because Ford may seek to maintain its beneficial ownership percentage of the Company, the Company may be constrained in its ability to raise common or preferred equity capital in the future. For a discussion of the potential impact of Ford's financial condition on the Company's ability to raise capital, see "Risk Factors -- Limitations upon Liquidity and Capital Raising -- Potential constraints upon ability to raise capital and fund operations". Nevertheless, the Company believes that it has available sufficient liquidity, from a combination of cash provided from operations and external borrowings, to support its operations.

     A principal strength of the Company is its ability to access the global debt markets in a cost-efficient manner. Continued access to the public and private debt markets is critical to the Company's ability to continue to fund its operations. The Company seeks to maintain a conservative liquidity position and actively manage its liability and capital levels, debt maturities, diversification of funding sources and asset liquidity to ensure that the Company is able to meet its obligations. The Company's U.S. operations are principally funded through domestic borrowings made by ACONA and, to a much lesser extent, directly by the Company. The Company's Foreign Subsidiaries are principally financed through private debt borrowings made directly by the particular foreign entity in the local currency and, to a lesser extent, fully hedged intercompany borrowings.

     At December 31, 1995, the Company had short-term debt outstanding of $13.7 billion. Short-term debt principally consists of commercial paper issued by ACONA and represents the Company's primary source of short-term liquidity. Commercial paper is issued with maturities ranging from 1 to 270 days. The average interest rate on short-term debt in 1995 and 1994 was 5.98% and 4.35%, respectively. The change in average rates was principally due to the overall changes in market rates during such years.

     At December 31, 1995, the Company had long-term debt outstanding of $21.4 billion. Long-term debt principally consists of unsecured long-term debt issued publicly and privately by ACONA in the United States and abroad, and to a lesser extent, private borrowings made by the Company's foreign subsidiaries. During the years ended 1995 and 1994 the Company raised debt aggregating $6.3 billion and $4.8 billion, respectively, through public and private offerings at weighted average effective interest rates and weighted average terms of 6.59% and 5.7 years and 6.94% and 4.7 years, respectively. The change in effective average interest rates was primarily caused by overall changes in market rates during such years. A portion of the long-term debt raised was used to retire outstanding indebtedness. For the years ended 1995 and 1994, the Company replaced maturing long-term debt in the amount of $2.5 billion and $2.4 billion, respectively.

     Interest rate risk management is measured and controlled through the use of two different techniques: static gap analysis and financial forecasting, both of which incorporate assumptions as to future events. The Company's GAP POSITION is defined as the sum of floating rate asset balances and principal payments on fixed rate assets, less the sum of floating rate liability balances and fixed rate liability maturities. The Company measures its gap position at various time horizons, ranging from three months to five years. The Company seeks to maintain a positive one-year gap position within a range of 15% of total earning assets, although the one-year gap position is not necessarily illustrative of the gap position at shorter or longer time horizons. The Company's three-, six- and twelve-month gap positions at December 31, 1995 were -2.8%, 1.4% and 9.2%, respectively. A positive gap position at one year indicates that a greater percentage of assets than liabilities reprice within a one-year time frame. Generally, the combination of a positive gap position and a rising rate environment will result in assets repricing to higher rates more quickly than liabilities, thereby producing wider lending spreads over a given time frame. Conversely, the combination of a positive gap and a falling rate environment will generally result in narrowing lending spreads over a given time frame. The Company believes that its portfolio has repricing characteristics that mitigate the impact of rate movements over both the short- and long-term. In addition to the gap analysis, the Company uses financial forecasting to evaluate the impact on earnings under a variety of scenarios that may incorporate changes in the absolute level of interest rates, the shape of the yield curve, prepayments, interest rate spread relationships and changes in the volumes and rates of various asset and liability categories.

     Management believes that the Company has limited exposure to exchange rate risk related to its foreign operations. At December 31, 1995, the Company had $55.7 million of outstanding hedged borrowings with its foreign operations. For the year ended December 31, 1995, approximately 10% of the Company's revenues and 10% of its net earnings were derived from its operation in Japan. In recent years, the value of the Japanese yen has appreciated sharply against the U.S. dollar. Appreciation had a positive impact upon the contribution of AIC to the Company's revenues and net earnings expressed in U.S. dollars. Any appreciation of the U.S. dollar against the Japanese yen would adversely affect AIC's contribution measured in U.S. dollars. The Company has also entered into various support agreements on behalf of certain non-U.S. subsidiaries, including AIC. Under these support agreements, the Company has either guaranteed specific issues of such subsidiaries' debt denominated in foreign currency or agreed to supervise operations in a responsible manner and to provide additional support on a lender's reasonable request. See Notes 6, 7 and 15 to the Company's supplemental combined financial statements for a further description of the Company's borrowings and currency hedging activities.

     Substantial additional liquidity is available to the Company's domestic operations through established credit facilities in support of its net short-term borrowings. Such credit facilities provide a means of refinancing its maturing short-term obligations as needed. At December 31, 1995, short-term bank lines, revolving credit facilities and receivable purchase facilities totaled $10.3 billion, none of which was in use at that date. These facilities represented 77% of domestic net short-term indebtedness outstanding at December 31, 1995.

     Additionally, the Company believes it has access to other sources of liquidity, which to date it has not accessed, including, among others, the securitization or sale of its assets and issuance of alternative forms of capital, including preferred stock.

RECENT ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", ("SFAS No. 123") effective in 1996. The Company has not determined whether it will adopt the fair value-based method prescribed by SFAS No. 123 or use the accounting prescribed by APB No. 25, "Accounting for Stock Issued to Employees". In any event, the effect is not expected to be significant to the Company's results of operations or financial condition.

                                    BUSINESS

OVERVIEW

     The Company is a leading, diversified consumer and commercial finance organization which provides finance, leasing and related services to approximately 9.4 million individual consumers and 143,000 businesses in the United States and internationally. At or for the year ended December 31, 1995, the Company had aggregate net finance receivables of $39.7 billion, total assets of $41.3 billion, net earnings of $723.1 million and stockholder's equity of $4.8 billion. The Company believes that it is the second largest independent finance company in the United States based on aggregate net finance receivables outstanding. The Company's operations outside the United States are conducted principally in Japan ($2.1 billion of net finance receivables) and are also conducted in, among other places, the United Kingdom and Canada.

     As the following graph depicts, over the last five years after-tax earnings have grown at a compound annual rate in excess of 19% to $723.1 million and return on average equity has grown to 15.66% for the year ended December 31, 1995. Such growth resulted principally from internal expansion (through, among other things, branch openings, new lines of business and geographic expansion) as well as selective acquisitions.

                AFTER-TAX EARNINGS AND RETURN ON AVERAGE EQUITY
                             (DOLLARS IN MILLIONS)

- ---------------

                                   [GRAPH]

(1) In order to present 1991 return on average equity and after-tax earnings on a basis consistent with subsequent years, certain debt related to Ford's acquisition of the Company's operation in Japan which was converted to equity during 1991 has been treated as if it were converted as of December 31, 1990 and the related 1991 non-recurring interest expense of $39.2 million has been excluded. If this debt had not been so treated and the related non-recurring interest expense included, return on average equity would have been 12.49% and after-tax net earnings would have been $311.9 million.

     The Company divides its diverse activities into consumer finance and commercial finance. The Company's consumer finance operations consist of a variety of specialized consumer financing products and services, including home equity lending, personal lending, retail sales financing and credit cards. The Company's commercial operations primarily provide retail financing, leasing and wholesale financing for heavy-duty and medium-duty trucks and truck trailers, construction, material handling and other industrial equipment and manufactured housing.

     The business of the Company and its products are depicted in the following chart:

                                   [CHART]

     As shown in the table below, the Company has expanded its business over the last five years, both through internal growth and selective acquisitions. The table sets forth data for the respective periods (dollars in millions):

                                                     YEAR ENDED OR AT DECEMBER 31
                                     -------------------------------------------------------------
                                       1995         1994         1993         1992         1991
                                     ---------    ---------    ---------    ---------    ---------
Consumer Net Finance
  Receivables....................... $27,575.3    $23,627.8    $19,912.4    $17,412.7    $15,275.9
Commercial Net Finance
  Receivables.......................  12,127.2     10,057.9      8,382.3      6,958.3      6,396.9
                                     ---------    ---------    ---------    ---------    ---------
Total Receivables................... $39,702.5    $33,685.7    $28,294.7    $24,371.0    $21,672.8
                                     =========    =========    =========    =========    =========
Composition of Receivables Growth
  Internal(1)....................... $ 5,713.4    $ 4,876.2    $ 2,881.7    $ 1,689.9    $ 3,531.8(2)
  Acquisitions......................     303.4        514.8      1,042.0      1,008.3      1,840.2
                                     ---------    ---------    ---------    ---------    ---------
Total Growth........................ $ 6,016.8    $ 5,391.0    $ 3,923.7    $ 2,698.2    $ 5,372.0
                                     =========    =========    =========    =========    =========
Percent of Growth from Acquisitions.       5.0%         9.5%        26.6%        37.4%        34.3%

- ---------------

(1) Internal growth includes receivables generated by acquired businesses from the date of acquisition.
(2) Includes $2.2 billion of receivables from the transfer of Ford Consumer Finance Company, Inc. from Ford to the Company.

     Internal expansion has resulted from, among other things, branch openings, new lines of business and geographic expansion. The Company actively pursues attractive acquisition opportunities, and, over the past five years, acquisitions have represented a significant percentage of the Company's net receivables growth in any particular year. There can be no assurance, however, that such acquisition opportunities will continue to be available to the Company in the future. Set forth below is certain information concerning several of the Company's more significant acquisitions from 1991 through 1995 (in millions):

                                     NET FINANCE
                                     RECEIVABLES
            ACQUISITION               ACQUIRED                      DESCRIPTION
- -----------------------------------  -----------   ---------------------------------------------
LCA (1995).........................     $ 252      Commercial leasing receivables, principally
                                                     related to machine tool finance
Amoco (1994).......................       454      Private label credit card receivables
Mack Financial (1993)..............       629      The assets of the financing division of Mack
                                                     Trucks Inc., consisting of commercial
                                                     finance receivables, principally secured by
                                                     heavy-duty trucks and truck trailers
Allied Finance (1993)..............       146      Consumer finance branch office franchise
                                                     operating principally in Texas
First Family Financial (1992)......       546      Consumer finance branch office franchise
                                                     operating principally in the Southeastern
                                                     United States
Signal Finance (1992)..............       290      Consumer finance receivables and branch
                                                     offices
Chase Manhattan Leasing (formerly
  Clark Equipment Credit) (1991)...       800      Equipment finance business operating in the
                                                     United States and Canada
Kentucky Finance (1991)............       276      Consumer finance branch office franchise
                                                     operating principally in Kentucky

STRATEGY

     The Company believes that its consistent growth in profits has resulted from the balanced pursuit of asset and revenue growth and risk and expense control. The Company attempts to increase its net finance receivables by emphasizing customer service and convenient product delivery and expanding its relationships with existing customers. The Company also seeks to develop products and services for new markets believed to have strong profit potential.

     OPERATING DISCIPLINES. The Company believes that the following operating disciplines have been key to its success: (i) focusing employees on growth and profitability through incentives, (ii) maintaining strict credit underwriting standards and collection policies to reduce losses, (iii) controlling operating expenses and (iv) sourcing funds on a cost effective basis. The Company believes that adherence to these disciplines has created a receivables portfolio that is diversified by market, geography, customer, maturity and product. As a result, the Company believes that it has been able to reduce its exposure to adverse economic developments in any particular market or region. The Company has also developed flexible branch and centralized delivery systems that it believes allow it to best serve the diversified nature of its business activities and customer base.

     Employee Focus. The Company recognizes and rewards employee performance at all levels of the organization. Performance measures are tailored to the specific objectives of each business unit. Individual rewards for meeting specific pre-set targets represent a meaningful portion of an employee's compensation package. For example, in certain branches the Company provides incentives to branch employees enabling the employees to earn bonuses when the branches meet established performance objectives. Performance objectives include measures of sales, service, collections and profitability.

     Credit Quality. To maintain profit margins and minimize risk, the Company employs various credit analysis techniques, including proprietary credit and BEHAVIORAL SCORING SYSTEMS to price loans according to risk. The Company places significant emphasis on proper assessment of customer credit profiles as well as maintaining appropriate loss reserves. While approaches for CREDIT SCORING, reserving and portfolio monitoring are developed at the corporate level, the Company believes that both delinquencies and credit losses have been reduced through close contact with its customers and early attention to problem situations.

     Expense Control. The Company seeks to control operational expenses at every level. For example, the Company has invested in technology and other systems designed to improve the level of service provided to customers as well as centralize those functions that can be administered more prudently and efficiently on a Company-wide basis.

     Funds and Capital. The Company seeks to source funds on a cost effective basis by maintaining strong credit ratings and a conservative capital structure, accessing selected global markets and managing asset/liability and interest rate exposures. The current long-term credit ratings of ACONA are Aa3 and AA- as determined by Moody's and Standard & Poor's, respectively. Those for the Company are A1 and A+, respectively. ACONA's commercial paper ratings are P-1 and A-1+ from Moody's and Standard & Poor's, respectively, the highest ratings available for commercial paper.

     BUSINESS OBJECTIVE. The Company's business objective is to continue to achieve consistent profitable growth based upon the foregoing operating disciplines, regardless of market conditions and interest rate environments. The Company believes this objective can be met by the following strategies:

     Expanding Existing Businesses. The Company seeks to generate growth from its current businesses by expanding its relationships with customers, increasing its number of branches and developing new products. The Company also seeks to enhance profitability through productivity improvements, including investments in proven technology. The Company strives to establish additional customer relationships and arrangements with third parties, such as major oil companies

(private label credit cards) and selected manufacturers (financing for material handling equipment), to provide financing services that enhance the distribution of their products.

     Identifying New Markets. The Company also seeks to achieve profitable domestic and international growth by developing delivery systems and marketing strategies that target niche markets and customer segments with strong profit potential. In recent years, for example, the Company has begun to focus on sourcing home improvement loans and providing financing and leasing for medium-duty trucks. See "-- Consumer Finance" and "-- Commercial Finance".

     Building Customer Relationships. Through its multiple distribution systems, the Company seeks to design marketing strategies and servicing standards not only to identify new customers and originate initial loans but also to retain existing customers. The Company believes that this strategy has enabled it to generate repeat loans and migrate existing customers to other finance products. In its consumer branch delivery systems, the Company seeks to migrate existing finance customers toward home equity loans by employing analytical tools to identify those customers who have good payment and credit histories and who may desire additional credit. Home equity loans typically have higher balances and lower levels of risk to the Company. The Company's commercial finance businesses are structured so that the Company's sales representatives and managers maintain ongoing close contact with dealers and manufacturers (the primary "customers" in the truck finance and equipment finance arena) as well as product purchasers.

     Selective Acquisitions. Although the Company does not rely on acquisitions for growth, management seeks to continue to pursue opportunistic acquisitions which meet Company growth and profitability standards. Historically, strategic acquisitions have, in both the U.S. and international markets, leveraged operating costs, increased market share, introduced new product lines, enhanced profitability and fueled growth. Management believes that its disciplined, financial and operational approach to acquisitions has enabled the Company to develop the skills required to successfully acquire and integrate acquisitions into its operations.

     DISTINCTIVE CULTURE AND EXPERIENCED MANAGEMENT. Management believes that employees' commitment to a distinct culture and set of core values distinguishes the Company from its competitors. Core values include: (i) working hard to exceed customers' expectations, (ii) taking pride in each employee's work and in the Company, (iii) conducting business with integrity and trust, (iv) responding quickly to customer needs, (v) mutual respect and recognition of excellent performance, (vi) the importance of constant improvement by each employee, (vii) the belief that intensity and competition fuel success and (viii) the belief in being a good corporate neighbor. The Company believes its strong, experienced management team has developed a disciplined operating philosophy and has implemented a distinct business strategy in each of the Company's diverse business units. The Company seeks to reinforce such culture and core values to all employees through extensive training, incentive programs and operating controls at every level. The Company believes that maintaining its distinct culture, core values and strong management will continue to be a key element of the Company's strategy.

CONSUMER FINANCE

  GENERAL

     The Company's consumer finance business consists of a variety of consumer financing services and a credit card business. The Company distributes its consumer finance products through multiple delivery systems, which include (i) over 1,800 domestic and international consumer branch offices, (ii) a centralized lending operation principally for third party sourced home equity loans and (iii) centralized credit card operations. Home equity loans account for the largest portion of the Company's consumer finance portfolio, and are distributed through branch delivery systems and a centralized lending operation. The Company also offers personal installment loans and purchases consumer retail sales finance contracts through various domestic and international branch delivery systems. In addition, the Company provides revolving credit financing through its credit card business, which consists of issuing VISA and MasterCard bankcards and private label credit cards. The Company, through certain subsidiaries and others, also makes available various credit-related and non-credit-related insurance products to its consumer finance customers, including CREDIT LIFE, CREDIT ACCIDENT AND HEALTH, ACCIDENTAL DEATH AND DISMEMBERMENT, INVOLUNTARY UNEMPLOYMENT and PERSONAL PROPERTY INSURANCE. See "-- Related Insurance".

     The Company's consumer finance customers span a wide range of income levels, age groups and credit histories. These customers generally have a history of using credit from a variety of sources and include homeowners, purchasers of consumer durables (such as furniture, electronics and appliances) and college students. Customer credit factors generally include, among other things, job stability, length of time at residence and, in many cases, home ownership. With respect to its branch delivery system, the Company believes that an important characteristic is the personal relationships developed between the branch employee and its customers.

     The following table shows net finance receivables outstanding and the annual growth rates attributable to the various types of consumer financing products (dollars in millions):

                  CONSUMER NET FINANCE RECEIVABLES OUTSTANDING

                                                           YEAR ENDED OR AT DECEMBER 31
                 ----------------------------------------------------------------------------------------------------------------
                         1995                   1994                   1993                   1992                   1991
                 --------------------   --------------------   --------------------   --------------------   --------------------
                     NET       ANNUAL       NET       ANNUAL       NET       ANNUAL       NET       ANNUAL       NET       ANNUAL
                 RECEIVABLES   GROWTH   RECEIVABLES   GROWTH   RECEIVABLES   GROWTH   RECEIVABLES   GROWTH   RECEIVABLES   GROWTH
                 -----------   ------   -----------   ------   -----------   ------   -----------   ------   -----------   ------
Home Equity
  Lending.......  $ 14,386.2    16.5%    $ 12,349.9    16.3%    $ 10,619.7    10.3%    $  9,630.1    16.7%    $  8,249.1    16.3%
Personal
  Lending/Sales
  Finance.......     6,117.6    15.3        5,304.2    21.8        4,354.2    19.6        3,640.2    12.9        3,224.2    16.7
Credit Card.....     4,818.6    23.1        3,915.5    26.1        3,104.8    18.7        2,614.6    (2.0)       2,668.4     3.2
Manufactured
  Housing(1)....     2,034.1    21.9        1,669.2    29.4        1,290.2    31.1          983.9    41.1          697.2    34.6
Accruals and
  Other.........       218.8                  389.0                  543.5                  543.9                  437.0
                   ---------              ---------              ---------              ---------              ---------
Total
  Consumer......  $ 27,575.3    16.7%    $ 23,627.8    18.7%    $ 19,912.4    14.4%    $ 17,412.7    14.0%    $ 15,275.9    17.1%
                   =========              =========              =========              =========              =========

- ---------------

(1) Except as otherwise indicated, the dollar amount of manufactured housing receivables is included in the dollar amount of total consumer net finance receivables throughout this Prospectus, because the credit and related risks of the manufactured housing business are similar to those of the Company's consumer finance business. Manufactured housing receivables are included with consumer net finance receivables in determining the percentage of total net finance receivables which are consumer net finance receivables. However, manufactured housing operations are discussed in this Prospectus as part of the Company's commercial activities because the marketing and management of manufactured housing products are more closely related to commercial finance products. See "-- Commercial Finance".

     At December 31, 1995, the finance charge yield on all types of consumer net finance receivables averaged approximately 17% per annum. Variable rates were charged on 33% of the consumer net finance receivables outstanding at such date. State laws often establish maximum allowable finance charges for certain consumer loans; approximately 92% of the outstanding consumer net finance receivables were either not subject to such state maximums, or if subject, such maximum finance charges did not, in most cases, materially restrict the interest rates charged. See "-- Additional Information Regarding the
Company -- Regulation".

  HOME EQUITY LENDING, PERSONAL LENDING AND RETAIL SALES FINANCE

     OVERVIEW. Home equity loans account for the largest share (52%) of the Company's consumer finance portfolio and are distributed through its U.S. and international branch delivery systems and a centralized lending operation. The Company offers personal installment loans and purchases retail sales finance contracts from retailers through its various domestic and international branch delivery systems.

     The Company's consumer finance branch system traces its roots to 1918 in South Bend, Indiana. Throughout the Company's history, its branch delivery system has been at the core of its success. The Company believes its branch delivery system is the largest consumer finance branch system in the United States and has been a key factor in the growth and profitability of its consumer finance business. In the United States, the Company has in excess of 1,400 branch offices in 44 states and serves approximately 2.5 million customers. Internationally the Company operates principally in Japan, with 294 branches serving approximately 314,000 customers. The Company also operates branch systems in the United Kingdom (64 branches) and Puerto Rico (34 branches) and recently commenced consumer finance operations in Canada and Mexico.

     In the late 1980's, to maintain the core business focus of the branch delivery system and in recognition of the growth potential in home equity lending, the Company formed a centralized operation devoted to originating and servicing home equity loans from mortgage brokers. In 1991, Ford transferred its centralized home equity lending operation, Ford Consumer Finance Company, Inc. ("FCFC"), to the Company. The Company combined its then-existing broker-sourced home equity lending operations with those of FCFC and continues to operate its centralized home equity lending business under the FCFC name. The Company's use of the name "Ford" is subject to a trademark license agreement. See "Relationship with Ford -- Trademark License Agreement".

     HOME EQUITY LENDING -- PRODUCTS. The Company's home equity lending activities consist of originating and servicing fixed and variable rate mortgage loans that are primarily secured by single family residential properties. Such loans are made to borrowers primarily for the purpose of debt consolidation, including the refinancing of existing mortgage loans, home improvements and a variety of other purposes. Relatively few of the Company's originations of home equity loans are mortgages used for the acquisition of homes.

     The following table shows certain information with respect to the Company's home equity lending receivables:

                              HOME EQUITY LENDING

                                                     YEAR ENDED OR AT DECEMBER 31
                                    ---------------------------------------------------------------
                                      1995        1994         1993          1992          1991
                                    ---------   ---------   -----------   -----------   -----------
Net Receivables (In Millions).....  $14,386.2   $12,349.9   $  10,619.7   $   9,630.1   $   8,249.1
Average Account Balance...........  $  41,356   $  40,018   $    36,018   $    34,179   $    32,550
Number of Accounts................    347,864     308,607       294,848       281,752       253,429
Finance Charge Yield to Average
  Amount Advanced.................     13.95%      13.62%        13.53%        13.52%        14.43%
Original Term (In Months).........        157         155           153           158           158
60 + Days Contractual
  Delinquency.....................      1.88%       1.45%         1.52%         2.00%         2.63%
Losses to Average Amount
  Advanced........................      1.08%       1.05%         1.16%         1.26%         1.21%

     The Company's home equity loans typically have maturities of up to 180 months. Approximately 36% of the Company's home equity loans are variable rate loans. While home equity loans may be secured by either first or second mortgages, at December 31, 1995, approximately 75% of the aggregate net outstanding balance of home equity lending receivables were secured by first mortgages.

     The Company makes credit decisions based on pre-established guidelines principally regarding each applicant's credit history and ability to repay. Company representatives or, in the case of centralized lending, correspondent lenders or brokers, are responsible for completing, evaluating and processing each loan application based on information obtained from the borrower or third parties. Such information includes annual income, length of time at residence and job stability. A debt to income ratio is calculated, including the monthly payment on the proposed loan, in determining the ability of the customer to repay. In addition, the Company reviews credit bureau records to determine the applicant's credit history and may use credit scoring models to assess the applicant's credit risk profile. Because many branch customers have borrowed previously from the Company, the branch may also have direct credit experience with that customer, and this experience can often add a further level of reliability to the Company's credit evaluation. Loans generally do not exceed 90% of the appraised value of the property with the maximum LOAN TO VALUE RATIO available to any customer depending on the credit quality of the customer and local economic and real estate market conditions. The Company grants to employees varying levels of lending authority based on the individual's performance, qualifications and experience. Management approval outside the local branch is necessary for deviations from the Company's standard lending practices.

     Branch employees receive training concerning the Company's collection policies, procedures and techniques. The Company seeks to leverage the personal relationships it develops with its branch customers to make personal contact with customers whose accounts are delinquent. A branch employee generally contacts a customer whose account has become ten days contractually delinquent to learn of any changes in the customer's financial situation and to make arrangements for payment. A branch manager generally contacts a customer whose account has become 30 days contractually delinquent to assess the customer's willingness and ability to repay, including potential loan restructuring alternatives. Home equity loans more than 90 days contractually past due are collected through centralized units which manage foreclosures. Collections by the centralized lending operations are handled from the outset by regional service centers. Once any foreclosure is completed, the property is marketed by the Company's real estate owned unit.

     PERSONAL LOANS/RETAIL SALES FINANCE -- PRODUCTS. The Company's personal lending business consists of direct origination and servicing of secured and unsecured revolving and CLOSED-END PERSONAL LOANS to individuals. Personal loans are direct consumer loans that are generally not secured by real estate. Such loans may be secured by existing personal property, including automobiles, as well as consumer durables and/or guarantees by third parties. Personal loans generally involve disbursements at the inception of the loan with installment payments leading to full amortization by maturity, which ranges up to 60 months. In general, personal loans are made for debt consolidation, home improvement, education, vacation, taxes and major purchases of appliances and other durable goods. The Company sources personal loan customers through solicitation of existing retail sales finance customers, direct mail, advertising and referrals. The relationships between the Company and its personal loan customers permit the Company to offer other loan products based on each customer's credit needs.

     Retail sales finance contracts are generally for the purchase of items such as household electronic appliances, furniture and home improvements. The Company generally purchases retail finance sales contracts from retailers of such items. These activities provide an important source of new loan customers, since, following the purchase of a retail sales finance contract, the Company has a direct relationship with the borrower. The newly-established relationship often leads to other types of financing for the customer based on the individual's credit needs. As with personal loans, the terms of retail sales finance contracts differ based on the amount financed and the credit quality of the customer. Generally, retail sales finance contracts have terms ranging from 24 to 36 months.

     Statistical information for average personal loan and average retail sales finance contract receivables is generally similar. For example, at December 31, 1995, the average balance of the Company's outstanding personal loans was $2,490, and the average balance of the Company's outstanding retail sales finance contracts was $1,783. The following table shows certain information with respect to the Company's aggregate personal lending and retail sales finance contract receivables:

                     PERSONAL LENDING/RETAIL SALES FINANCE

                                                    YEAR ENDED OR AT DECEMBER 31
                                --------------------------------------------------------------------
                                    1995          1994          1993          1992          1991
                                ------------   -----------   -----------   -----------   -----------
Net Receivables (In
  Millions).................... $    6,117.6   $   5,304.2   $   4,354.2   $   3,640.2   $   3,224.2
Average Account Balance........ $      2,213   $     2,183   $     2,111   $     2,031   $     2,105
Number of Accounts.............    2,764,050     2,429,281     2,062,200     1,792,328     1,531,993
Finance Charge Yield to Average
  Amount Advanced..............       25.22%        25.47%        24.73%        24.28%        22.94%
Original Term (In Months)......           37            36            35            39            37
60 + Days Contractual
  Delinquency..................        2.63%         2.41%         2.50%         3.15%         3.68%
Losses to Average Amount
  Advanced.....................        4.33%         3.71%         3.23%         4.05%         4.48%

     Credit decisions and collections with respect to personal loans and retail sales finance contracts are generally handled in a manner consistent with home equity loans, although actual credit scoring models and credit criteria differ. Retail sales finance programs feature timely credit approval decisions that, in many cases, are automated through the Company's centralized credit application processing systems.

     Even where credit decisions have been made centrally, the branches play the primary role in collections of personal loans and retail sales finance contracts. Collection responsibility remains with the appropriate branch until the loan is charged off, at which point collection responsibility moves to a recovery center. It is the Company's policy to report delinquencies and defaults from customers on their obligations to credit reporting agencies.

     DELIVERY OF HOME EQUITY LOANS, PERSONAL LOANS AND RETAIL SALES FINANCING. The Company provides its home equity and personal loans and retail sales financing through both domestic and international branch systems and through a centralized lending operation. The following table sets forth the distribution of home equity and personal lending/retail sales finance outstanding net receivables among the various delivery systems (in millions):

             HOME EQUITY AND PERSONAL LENDING/RETAIL SALES FINANCE

                                                                DECEMBER 31, 1995
                                             --------------------------------------------------------
                                             DOMESTIC     INTERNATIONAL
                                              BRANCH          BRANCH        CENTRALIZED
                                              SYSTEM          SYSTEM          LENDING         TOTAL
                                             ---------    --------------    ------------    ---------
Home Equity Lending......................... $ 6,245.0       $1,112.4         $7,028.8      $14,386.2
Personal Lending/Retail Sales Finance.......   4,716.2        1,381.4             20.0        6,117.6
                                             ---------       --------        ---------      ---------
          Total............................. $10,961.2       $2,493.8         $7,048.8      $20,503.8
                                             =========       ========        =========      =========

     Domestic Branch System. At December 31, 1995, the Company's consumer finance domestic branch system consisted of more than 1,400 geographically dispersed locations in the United States. These locations operate under five different nameplates -- Associates Financial Services, TranSouth Financial, First Family Financial Services, Kentucky Finance and Allied Finance. The

Company retained the latter four nameplates following their acquisition by the Company in order to retain name recognition and awareness, customer relationships and market niches.

     Each nameplate operates under similar strategies in specific niche product or geographic markets. Associates Financial Services operates in 44 states, typically in retail shopping areas. TranSouth Financial operates in 19 states, principally in the Southeastern United States. First Family Financial Services operates in 6 states, principally in the Southeastern United States. Kentucky Finance operates primarily in Kentucky. Allied Finance operates in Texas. All offices offer home equity loans (except Allied Finance) and personal loans and purchase retail sales finance contracts. In addition, TranSouth offices specialize in retail installment financing through automobile dealers.

     The following table shows certain information with respect to the Company's domestic branch system (dollars in millions):

                             DOMESTIC BRANCH SYSTEM

                                                             DECEMBER 31
                             ---------------------------------------------------------------------------
                                1995            1994            1993            1992            1991
                             -----------     -----------     -----------     -----------     -----------
Net Receivables
  Home equity lending.....   $   6,245.0     $   5,456.1     $   4,820.8     $   4,466.3     $   3,745.6
  Personal lending/retail
     sales finance........       4,716.2         4,140.8         3,449.5         2,850.2         2,400.0
                             -----------     -----------     -----------     -----------     -----------
          Total
            receivables...   $  10,961.2     $   9,596.9     $   8,270.3     $   7,316.5     $   6,145.6
                             ===========     ===========     ===========     ===========     ===========
Number of Branches........         1,416           1,356           1,269           1,021             762
Number of Accounts........     2,479,509       2,175,095       1,844,686       1,581,944       1,304,216

     Since 1991, the Company's domestic branch delivery system has increased by 654 branches (86%), a significant portion of which resulted from new branch openings.

     A key objective of the Company's branches is to establish and maintain continuing personal relationships with its customers. As a result of the Company's familiarity and frequent contact with its customers, the principal source of business at the branch level is from repeat customers. Many of these customers begin their relationship with the Company through personal loans and retail sales finance contracts. Once a payment history has been established (or the financing has been repaid), the Company seeks to encourage customers for whom an appropriate risk profile has been developed to utilize the Company's real estate-secured products to satisfy their credit needs. Real estate-secured products generally provide the borrower with lower-cost financing and reduce the credit risk to the Company. The customer relationships developed at each branch are also an important part of the collections process.

     The Company also seeks to obtain customers in a number of other ways, including through purchases of retail sales finance contracts from local merchants and dealers of consumer goods, new branch openings and related advertising and direct-mail and telephone solicitations in each branch's target market. Referrals from existing customers are also important sources of new business.

     Each branch services the loans it originates. Subsequent to credit investigation and loan approval, ongoing servicing includes processing payments, soliciting additional business and collecting past due accounts.

     In an effort to improve productivity, the Company has recently implemented a number of technological initiatives, such as electronic credit applications, centralized payment processing and automated loan documentation. These initiatives are intended to enable each branch to operate more efficiently, while preserving its access to information so that it can effectively maintain its relationships with its customers and monitor account performance. Such technology is also expected to benefit customers by accelerating the credit decision process.

     The Company also operates a central processing operation for national or regional sales finance programs to provide more efficient service to retailers, such as electronic application processing and contract preparation, during their business hours. Subsequent to origination, sales contracts are generally sent to local branches in proximity to the customer for servicing. The Company believes that it distinguishes itself in the market by providing retail merchants with rapid application turnaround, quick funding, marketing assistance and in-store technological support.

     International Branch System. At December 31, 1995, the Company's international consumer finance branch system consisted of 400 locations. The Company operates its international consumer finance business principally in Japan, but also has operations in the United Kingdom, Puerto Rico, Canada and Mexico. The Company's international branches employ similar operational disciplines as the domestic branches. Set forth below is a description of the Company's international consumer finance branch system.

     - Japan. The Company operates 294 branches in Japan through its wholly-owned subsidiary, AIC. AIC provides home equity and personal loans and purchases retail sales finance contracts from retailers. In addition, AIC recently introduced credit cards to its portfolio of products. At December 31, 1995, AIC had $3.0 billion of total assets and employed approximately 1,300 individuals. Since 1991, AIC has increased its number of branches by 75%, and net receivables have grown at a compound annual rate of 28.1%, to $2.1 billion at December 31, 1995 with approximately 325,000 accounts. At or for the year ended December 31, 1995, AIC's home equity loans had average original maturities of 158 months, average account balances of $65,264 and average finance charge yields of 19.9%. At or for the year ended December 31, 1995, personal loans and retail sales finance contracts had average original terms of 36 months, average account balances of $3,580 and average finance charge yields of 34.8%. Similarly, AIC's operating income has grown from $52.3 million in 1992 to $164.8 million in 1995, a compound annual growth rate of 46.6%. AIC has been operating in Japan since 1978. At present, AIC operates in every prefecture in Japan. The Company believes AIC has attractive growth opportunities through opening new branches and introducing new products in Japan.

     - United Kingdom. At December 31, 1995, the Company had 64 branches in the United Kingdom, approximately 166,200 accounts and $552.6 million of total assets. The operation offers to consumers home equity and personal loans and purchases consumer retail sales finance contracts from retailers. In the early 1990s, the size of the Company's operations in the United Kingdom decreased, due in large part to generally less favorable economic conditions in the United Kingdom. However, over the last two years the Company's United Kingdom operation has increased its net receivables by an average of $55.5 million per year.

     - Other Consumer International Operations. The Company has 34 branches in Puerto Rico, which make personal and home equity loans and purchase retail sales finance contracts from retailers. In 1995, the Company opened two branches in Mexico, which make personal loans. In Canada, the Company opened six branches in 1995, where the Company purchases retail sales finance contracts from retailers and makes personal and home equity loans.

     The following table shows certain information with respect to the Company's international branches (dollars in millions):

                          INTERNATIONAL BRANCH SYSTEM

                                                                 DECEMBER 31
                                            ------------------------------------------------------
                                              1995        1994        1993       1992       1991
                                            --------    --------    --------    -------    -------
Japan
  Net Receivables
     Home equity lending..................  $  998.5    $  870.0    $  665.5     $487.8     $385.6
     Personal lending/sales finance.......   1,068.9       849.5       628.7      505.1      438.3
                                            --------    --------    --------     ------     ------
          Total...........................  $2,067.4    $1,719.5    $1,294.2     $992.9     $823.9
                                            ========    ========    ========     ======     ======
  Number of Branches......................       294         249         201        182        168
Other International (principally United
  Kingdom)
  Net Receivables
     Home equity lending..................  $  113.9    $  118.2    $  121.7     $150.7     $223.8
     Personal lending/sales finance.......     312.5       300.5       271.2      279.9      377.8
                                            --------    --------    --------     ------     ------
          Total...........................  $  426.4    $  418.7    $  392.9     $430.6     $601.6
                                            ========    ========    ========     ======     ======
  Number of Branches......................       106          77          72         70         69

     Centralized Lending. The Company's centralized home equity lending operation, conducted through FCFC, extends both closed-end loans and lines of credit to customers. A majority of the home equity loans at December 31, 1995 in the Company's centralized home equity lending operation were originated through financial institutions and mortgage brokers. Mortgage brokers are independent agents who match their customers with a lender based on the customer's needs and the credit profile requirements of the lender. The remainder of the home equity loans in the centralized lending operation at December 31, 1995 were originated as a result of existing customer relationships, direct mail and telemarketing efforts or customer referrals. The Company's centralized lending operation covers most of the United States through three regional service centers and 44 district sales offices located in 41 states. The regional service centers handle all administrative activities, including underwriting and quality control, as well as customer service and collections, allowing the sales offices to concentrate on originating new business and servicing clients.

     The table below sets forth certain information with respect to the Company's centralized lending operation (dollars in millions):

                              CENTRALIZED LENDING

                                                              DECEMBER 31
                                        --------------------------------------------------------
                                          1995        1994        1993        1992        1991
                                        --------    --------    --------    --------    --------
Net Receivables
  Home equity lending.................  $7,028.8    $5,905.6    $5,011.7    $4,525.3    $3,894.1
  Personal lending/sales finance......      20.0        13.4         4.8         5.0         8.1
                                        --------    --------    --------    --------    --------
          Total receivables...........  $7,048.8    $5,919.0    $5,016.5    $4,530.3    $3,902.2
                                        ========    ========    ========    ========    ========
  Number of Accounts..................   124,967     111,564     102,094     102,470     100,710

     STRATEGIC INITIATIVES. The Company has expanded its core consumer finance businesses by investing in new offices, providing consumers with more convenient access to credit, enhancing customer retention and nurturing long-term relationships, identifying new niche market opportunities and improving productivity and cost efficiency. Recent Company initiatives include:

     Branch Expansion. Based on its belief that consumers generally prefer a local, face-to-face lending source, the Company has aggressively pursued branch expansion activities in the United States and targeted international markets, primarily Japan. The Company believes that it has gained considerable experience in selecting local markets for expansion that provide incremental growth and profit.

     Convenient Sources of Funds for Consumers. Consumers are increasingly demanding convenience and quality service. The Company has responded by improving the response time to customer needs and providing convenient access to funds. Under one new program, currently in testing, the Associates Cash Transaction card issued by Associates Investment enables approved domestic branch customers to obtain cash advances through automated teller machines.

     Customer Retention. The Company has established innovative marketing programs designed to increase customer satisfaction and retention. For example, in 1994 the Company began an incentive program for its home equity loan customers called "Ford Reward". Under this program, borrowers with current accounts earn discounts of up to $2,500 on the purchase or lease of Ford, Lincoln or Mercury automobiles and light trucks. All costs of this program are borne by the Company and paid directly to dealers of Ford products.

     Home Improvement Market. The Company has recently created a centralized operation to concentrate on sourcing home improvement loans from quality national and regional home improvement dealers. This centralized group seeks to establish relationships with qualified dealers of home improvement products, such as kitchen and bathroom remodeling, heating and air conditioning systems and windows and siding. Home improvement loan customers are also viewed as a potential source of customers for the Company's home equity products.

     Productivity Improvements. The Company seeks to improve its productivity and cost efficiency. For example, the Company recently centralized payment processing and certain collection and recovery functions. Furthermore, a new and improved credit application processing system is being installed in the centralized home equity lending operation which is expected to reduce paperwork and manual processing.

  CREDIT CARDS

     PRODUCTS. The Company's credit card business consists primarily of issuing VISA and MasterCard bankcards and private label credit cards to consumers. The strategy of providing both bankcards and private label credit cards has enabled the Company to grow in the highly competitive credit card market. Through its banking subsidiary, ANB, the Company acquires customer accounts and seeks to increase average balances through direct mail and telemarketing solicitations, CO-BRANDED marketing programs and acquisitions. At December 31, 1995, the Company had approximately 6.2 million ACTIVE ACCOUNTS.

     VISA and MasterCard bankcards are offered directly to the public and through co-marketing programs with, among others, Amoco Oil Company ("Amoco"), GTE Vantage Incorporated and GTE Telephone Operations ("GTE"), Citgo Petroleum Corporation ("Citgo") and Union Oil Company of California ("Unocal"). The Company issues its credit cards across a wide risk spectrum with interest rates based on customer credit profiles. In addition to standard VISA and MasterCard bankcards, the Company offers a VISA Gold bankcard directed primarily to high credit balance individuals (the "Gold Card"), a VISA and MasterCard program oriented primarily to customers with a higher risk profile (the "Finance Card") and VISA and MasterCard programs directed to college students (the "College Program"). The Gold Card is designed to attract customers with outstanding balances on credit cards issued by other companies, who will transfer their balances to a Company credit card in return for a lower interest rate. The Finance Card is designed for customers who may not qualify for a credit card from another issuer because they may be new credit users or have had prior credit problems. The College Program is oriented towards first time credit card users who are undergraduate or graduate students.

     The private label credit card business principally consists of a customized private label revolving charge program for customers of Amoco, who utilize the cards to purchase gasoline and other automotive products at Amoco gasoline stations nationwide. In addition, the Company believes that the Amoco credit card is currently the only gasoline credit card that has a cash advance feature that may be used at automated teller machines. The Company seeks to target retailers for potential expansion of its private label credit card business.

     The following table shows certain information regarding the Company's credit card receivables:

                                  CREDIT CARD

                                                YEAR ENDED OR AT DECEMBER 31
                             ------------------------------------------------------------------
                                1995          1994          1993          1992          1991
                             ----------    ----------    ----------    ----------    ----------
Net Receivables (In
  Millions)................  $  4,818.6    $  3,915.5    $  3,104.8    $  2,614.6    $  2,668.4
Average Account
  Balance(1)...............  $      771    $      694    $    1,385    $    1,522    $    1,566
Number of
  Accounts(1)..............   6,246,089     5,638,265     2,241,292     1,717,376     1,703,494
Finance Charge Yield to
  Average Amount
  Advanced.................       20.62%        19.99%        20.29%        21.71%        22.01%
60 + Days Contractual
  Delinquency..............        3.46%         2.99%         2.71%         2.98%         3.63%
Losses to Average Amount
  Advanced.................        4.85%         4.64%         4.67%         6.63%         6.81%

- ---------------

(1) In 1994, the Company acquired Amoco's private label gasoline credit card program, which added 3.2 million accounts. These accounts generally carried smaller balances than the Company's bankcard accounts, which had the effect of decreasing the average balance for the Company's credit card receivables in 1994 and 1995.

     The Company earns revenues as the result of finance charges on revolving accounts, the interchange fees derived from merchant discounts, annual membership and other account fees and fees earned from the sale of insurance and other fee-based products. The Company's credit cards typically bear variable interest rates.


     Approximately 75% of the credit granted to new accounts results from direct solicitation of consumers from pre-approved lists which have been reviewed using proprietary criteria. Risk management is accomplished using proprietary behavioral scoring systems and generic credit bureau data. To control delinquent accounts and reduce losses, the Company has developed a system of delinquency follow-up incorporating written and telephone communication with delinquent cardmembers. The Company classifies accounts as delinquent when no payment has been received by the second billing date. Accounts with a high probability of charge-off are outplaced to collection agencies while accounts which are deemed to be more easily collectible remain with the Company.



     DELIVERY OF CREDIT CARD SERVICES. From its centralized operations the Company offers its bankcards through direct mail and telemarketing solicitations and through co-branded marketing programs with major corporations. Of the accounts at December 31, 1995, approximately 45% resulted from either direct mail or telemarketing. Approximately 45% were developed as a result of the marketing of affinity and co-branding relationships. The Company offers co-branded VISA and MasterCard bankcards (in certain cases featuring low introductory interest rates) to the customer bases of major corporations, with the offer of rebates that the customer can use to purchase the goods and services of the co-brand companies. The Company's co-branded bankcards involve marketing programs with GTE, Amoco, Unocal and Citgo, among others.


     The Company's credit card business focuses on customer service, operating efficiency and productivity improvements. The Company offers cardmembers 24-hour service, 365 days a year.

The Company's bankcard operation handles incoming customer service telephone call volume of approximately 1.4 million calls per month. The Company employs an automated voice response unit to handle most routine requests. However, customer service representatives are available for customers who prefer to speak with a person or to handle non-routine requests. The Company routinely monitors the performance of customer service representatives against established standards. Customer surveys are regularly conducted in measuring customer satisfaction and identifying areas for improvement. Customer service representatives are also trained to sell the Company's products and services. The private label operation center employs many of the same functions and operational techniques as the bankcard center.

     Data processing functions for the bankcards have been outsourced to increase product flexibility and operating efficiencies and reduce systems development costs. However, the Company continues to utilize its proprietary technology with respect to key elements of the customer relationship including card issuance, statement production, credit application processing and payment processing.

     STRATEGIC INITIATIVES. The Company's initiatives in the U.S. are to pursue additional co-branding marketing opportunities with oil, retail and other businesses, target retailers for potential expansion of its private label cards and take advantage of selective acquisition opportunities. The Company also intends to continue marketing its specialty products including its Gold Card, Finance Card and College Program.

     The Company has recently begun to offer bankcards to its customers in Japan and the United Kingdom. In Japan, the Company is offering a MasterCard bankcard, which is directed primarily to existing customers of its consumer branch system. In the United Kingdom, the Company acquired a retail credit card portfolio in 1994 and converted the portfolio to the VISA brand. The Company is seeking to expand the portfolio through direct mail as well as offers to other new customers of the Company.

COMMERCIAL FINANCE

  GENERAL


     The Company's commercial finance business provides a variety of retail and wholesale financing and leasing products and services for heavy-duty (Class 8) and medium-duty (Classes 3 through 7) trucks and truck trailers, construction and material handling equipment and other industrial equipment. The Company believes that it is the leading independent source of financing for heavy-duty trucks, truck trailers and heavy construction equipment in the United States. In addition, the Company believes that it is the third largest provider of financing to dealers and purchasers of manufactured housing in the United States with a $2.0 billion portfolio of manufactured housing receivables (which for financial reporting purposes are included in the Company's consumer receivables portfolio). The Company also engages in a number of other commercial activities, including auto fleet leasing and management, Small Business Administration lending, relocation services and auto club and roadside assistance services. The Company also makes available various credit-related and non-credit-related insurance products to its commercial finance customers, including COMMERCIAL AUTO AND DEALERS' OPEN LOT PHYSICAL DAMAGE, credit life and motor truck cargo insurance. See "-- Related Insurance".


     The Company believes that its focus on serving these highly specialized niche markets and its ability to provide premium service through experienced employees has been a key factor in the growth and profitability of its commercial finance business.

     At December 31, 1995, the Company had approximately 143,000 commercial finance customers, consisting mainly of businesses acquiring or leasing trucks, truck trailers and other equipment, as well as dealers of these types of equipment. The Company's commercial finance business is focused on developing long-term relationships with manufacturers, distributors and users of income producing equipment. Relationships with manufacturers include, among others, Paccar, Inc. (Peterbilt and Kenworth trucks), Freightliner Corporation, Mack Trucks, Inc., Volvo GM Heavy

Truck Corporation, Great Dane Trailers, Inc. and Utility Trailer Manufacturing Company in truck and truck trailer financing and leasing; Ingersoll-Rand Co. Inc., Volvo Construction Equipment North America, Inc., Clark Material Handling Co., Melroe Company, a business unit of Clark Equipment Company and Club Car Inc. in equipment financing and leasing; and Fleetwood Enterprises, Inc., Oakwood Homes Corp. and Redman Industries, Inc. in manufactured housing financing.

     The Company provides truck and truck trailer financing and leasing services from 39 branch offices in the United States and Canada. The Company provides equipment financing and leasing services from 19 branch offices in the United States, Mexico and the United Kingdom and, in the case of material handling and certain other equipment, utilizes two centralized lending and service operations. Fee-based services are provided from centralized locations. The Company provides manufactured housing financing through five regional offices and 14 sales purchase offices to approximately 68,000 individuals. The Company markets its insurance products to its commercial finance customers through the same delivery systems used to market its commercial finance products.

     The following table shows net finance receivables outstanding and the annual growth rates attributable to the various types of commercial financing products (dollars in millions):

                 COMMERCIAL NET FINANCE RECEIVABLES OUTSTANDING

                                                           YEAR ENDED OR AT DECEMBER 31
                 ----------------------------------------------------------------------------------------------------------------
                         1995                   1994                   1993                   1992                   1991
                 --------------------   --------------------   --------------------   --------------------   --------------------
                     NET       ANNUAL       NET       ANNUAL       NET       ANNUAL       NET       ANNUAL       NET       ANNUAL
                 RECEIVABLES   GROWTH   RECEIVABLES   GROWTH   RECEIVABLES   GROWTH   RECEIVABLES   GROWTH   RECEIVABLES   GROWTH
                 -----------   ------   -----------   ------   -----------   ------   -----------   ------   -----------   ------
Truck and Truck
  Trailer.......  $  7,648.4    14.5%    $  6,681.5    20.6%    $ 5,540.0     27.3%    $ 4,350.7      8.8%    $ 4,000.3      0.9%
Equipment(1)....     3,827.2    28.1        2,987.4    21.2       2,464.5      7.6       2,290.6      6.1       2,157.9     54.8
Other
 Commercial(2)..       416.3    23.7          336.5    (2.5)        345.3      6.3         324.7     20.3         269.8    (11.0)
Accruals and
  Other.........       235.3                   52.5                  32.5                   (7.7)                 (31.1)
                   ---------              ---------              --------               --------               --------
Total
  Commercial....  $ 12,127.2    20.6%    $ 10,057.9    20.0%    $ 8,382.3     20.5%    $ 6,958.3      8.8%    $ 6,396.9     14.8%
                   =========              =========              ========               ========               ========
Manufactured
  Housing(3)....  $  2,034.1    21.9%    $  1,669.2    29.4%    $ 1,290.2     31.1%    $   983.9     41.1%    $   697.2     34.6%
                   =========              =========              ========               ========               ========

- ---------------

(1) 1991 reflects the Company's acquisition of Chase Manhattan Leasing (formerly Clark Equipment Credit). See "-- Overview".

(2) Includes auto fleet leasing, Small Business Administration lending and fee-based businesses.

(3) Except as otherwise indicated, the dollar amount of manufactured housing receivables is included in the dollar amount of total consumer net finance receivables throughout this Prospectus, because the credit and related risks of the manufactured housing business are similar to those of the Company's consumer finance business. Manufactured housing receivables are included with consumer net finance receivables in determining the percentage of total net finance receivables which are consumer net finance receivables. However, manufactured housing operations are discussed in this Prospectus as part of the Company's commercial activities because the marketing and management of manufactured housing products are more closely related to commercial finance products.


     At December 31, 1995, the interest rates charged on approximately 16% of the commercial net finance receivables were variable rates. Commercial finance receivables are generally not subject to maximum finance charges established by state law, and where such restrictions apply, at the present time, they do not materially restrict the interest rates charged. See "-- Additional Information Regarding the Company -- Regulation". At December 31, 1995, the finance charge yield on all types of commercial finance receivables averaged approximately 10% per annum.


     Except for lease or rental transactions in which the Company owns the equipment, liens on the equipment financed secure the receivables. Generally, the dealer and/or manufacturer provides some form of loss protection to the Company.

  TRUCK AND TRUCK TRAILER FINANCING AND LEASING

     OVERVIEW. The Company believes that it is the leading provider of financing to the heavy-duty truck and truck trailer industry in the United States based on units financed. The Company provides wholesale and retail financing services to dealers to assist manufacturers in selling their products and also provides financing to purchasers, including owner operators and fleet operators.

     In 1974, the Company decided to target heavy-duty truck and truck trailer sales financing by establishing a dedicated management, credit, marketing and distribution effort. The unit has grown by maintaining long-standing formal relationships with the majority of domestic and foreign truck and truck trailer manufacturers in the United States and Canada. The Company has also expanded its presence in the heavy-duty truck and truck trailer markets through acquisitions, and by focusing on selective niches. For example, in 1991 the Company formed its environmental division through the acquisition of a business specializing in liquid and solid waste transportation equipment financing and leasing.

     At December 31, 1995, the Company had net truck and truck trailer finance and lease receivables in excess of $7.6 billion. The Company provides financing and leasing to more than 1,800 dealers and more than 70,000 trucking firms and private carriers. The Company's traditional market focuses on owner operators and small to medium fleets of less than 500 vehicles, but it also has some larger fleet relationships.

     According to industry estimates, there are approximately 323,000 trucking companies in the United States. The majority of these companies are small, with approximately 60% of such companies believed to be operating six or fewer trucks. Domestic sales of heavy-duty trucks depend on the trucking industry's capital requirements, which are in turn affected by the country's general economic conditions. In addition, heavy-duty truck sales are sensitive to other factors such as fuel costs, interest rates, federal excise and highway use taxes and taxation of the acquisition and use of capital goods. Over the last 20 years, heavy-duty truck sales have ranged from a low of 75,800 units in 1982 to 201,300 units in 1995, the best year for sales of such trucks in the United States, and there can be no assurance that sales of heavy-duty trucks will continue at 1995 levels.

     The Company believes that it has been relatively successful during economic downturns. Unlike many competitors, the Company has not withdrawn or retreated from the truck and truck trailer financing market during economic downturns. The Company believes that this long-standing commitment, sustained over many years, has attracted dealers and carriers to the Company as a reliable source of funding in all economic environments.

     PRODUCTS AND SERVICES. The Company provides retail financing and leasing for purchasers and users of medium-duty through heavy-duty trucks and truck trailers, as well as wholesale financing, ACCOUNTS RECEIVABLE FINANCING and working capital loans to dealers and trucking companies. The Company also provides financing and leasing for truck and truck trailer purchases by truck leasing and rental companies.

     The following table shows certain information regarding the Company's truck and truck trailer financing and leasing receivables:

                            TRUCK AND TRUCK TRAILER


                                                       YEAR ENDED OR AT DECEMBER 31
                                     -----------------------------------------------------------------
                                        1995           1994          1993         1992         1991
                                     -----------    -----------    ---------    ---------    ---------
Net Receivables (In Millions)
  Retail...........................  $   5,300.6    $   4,820.4    $ 4,075.7    $ 3,226.3    $ 2,990.3
  Lease............................      1,300.1        1,110.5        891.8        804.7        736.5
  Wholesale........................      1,047.7          750.6        572.5        319.7        273.5
                                      ----------     ----------     --------     --------     --------
          Total....................  $   7,648.4    $   6,681.5    $ 5,540.0    $ 4,350.7    $ 4,000.3
                                      ==========     ==========     ========     ========     ========
Retail and Leasing Receivables
  Average account balance..........  $    37,127    $    36,147    $  32,544    $  29,166    $  27,794
  Number of accounts...............      177,789        164,076      152,638      138,210      134,085
  Finance charge yield to average
     amount advanced...............        10.24%          9.94%       10.49%       11.32%      12.35%
  Original term (In Months)........           51             50           49           48           49
  60 + days contractual
     delinquency...................         0.82%          0.32%        0.68%        1.02%        2.22%
  Losses to average amount
     advanced......................         0.16%          0.06%        0.26%        0.52%        0.66%
Wholesale Receivables
  Average balance per dealer.......  $ 1,427,384    $ 1,055,696    $ 822,557    $ 556,000    $ 467,521
  Number of active dealers.........          734            711          696          575          585


     Retail Financing. The Company provides retail financing of new and used medium-duty through heavy-duty trucks and truck trailers primarily on an indirect basis through truck and truck trailer dealers. The Company has agreements in place with approximately 40 truck and truck trailer manufacturers to provide retail financing for their dealership organizations. Under an installment sales contract, the dealer and purchaser enter into a financing arrangement for the installment purchase of a truck or truck trailer. Subject to credit approval by the Company, the dealer assigns the installment contract to the Company. The Company funds the transaction by a payment to the dealer for the net amount financed in the contract. The Company also sources retail truck and truck trailer financing on a direct basis with the truck or truck trailer purchaser.

     Generally, retail financing transactions provide for terms up to 60 months for trucks and up to 84 months for truck trailers at fixed rates of interest. The interest rate varies depending on, among other things, the credit quality of the purchaser, the transaction size, the term and down payment, and whether the collateral is new or used.

     Leasing. The Company also provides fleet leasing for users of medium-duty through heavy-duty trucks and truck trailers. The Company offers a variety of truck and truck trailer lease options, but more than 90% of its truck and truck trailer leases are non-maintenance, net OPEN-END LEASES commonly referred to as T.R.A.C. (Terminal Rental Adjustment Clause) leases. Under such leases, the customer is responsible for the maintenance and residual value of the vehicle and the Company retains the depreciation benefit. Therefore, these leases do not result in any RESIDUAL RISK to the Company, although the risk of the lessee's failure to make lease payments still exists. The Company also offers CLOSED-END LEASES pursuant to which the lessee leases the vehicle for a specified term subject to certain restrictions, including mileage restrictions. The Company is the owner of the vehicles under closed-end leases and is fully responsible for the residual value. Residual values are established at the inception of a lease and are based on a percentage of the estimated value of the vehicles at the time the Company expects to dispose of the vehicles. These estimates are derived by the Company from, among other things, market information on sales of used vehicles and estimated obsolescence trends. The Company regularly reviews the residual values of leased vehicles. If the residual values have declined, adjustments are made that may result in a charge to income.

     The Company actively manages its residual risk by working with lessees during the lease term to encourage lessees to extend their leases, exercise options to purchase the leased vehicles or upgrade and enhance their leased vehicles, as appropriate, and by monitoring the various trucking industry segments for obsolescence trends. The Company uses its asset management capabilities (including asset remarketing) and technical expertise to help manage its residual positions. As of December 31, 1995, aggregate truck and truck trailer residuals for leases in the Company's portfolio approximated $444 million. Of this amount, approximately $26 million were under closed-end leases under which the Company contractually bears the residual risk.

     Wholesale Financing. The Company provides new and used vehicle wholesale financing to more than 700 truck and truck trailer dealers throughout the United States and Canada. The Company has agreements in place with approximately 40 truck and truck trailer manufacturers to provide wholesale financing for their dealer organizations. Generally, wholesale loans are short-term loans with variable rates (prime based) and are secured by inventory. Subject to, among other things, the level of retail financing transactions purchased from a dealer in the preceding quarter, the Company generally assesses a flat charge service fee for each unit in inventory and generally requires periodic principal reductions. These reductions are scheduled to compensate for any potential decline in the value of the collateral.

     In addition, the Company makes available working capital loans to truck and truck trailer dealers that generally are secured by real estate and/or parts inventory and receivables. Proceeds are used generally for expansion of the dealer's business or acquisition of other dealerships. The maturities of these loans generally do not exceed 60 months, and the interest rate charged generally is fixed for the life of the loan.

     The Company also engages in receivables financing and other asset-based lending to truckload carriers and manufacturers. These products generally are variable rate loans and are secured by accounts receivable. Both revolving and term loans are generally variable rate loans.

     RISK MANAGEMENT. The Company employs a variety of techniques to manage credit risk and reduce credit losses in its financing and leasing of trucks and truck trailers. The Company has developed written policies to govern the credit and risk management aspects of the Company's business. Individual credit approval authorities for retail transactions may vary and are delegated based on the employee's position and experience. Credit approval requests for transactions beyond the established credit approval limits are submitted through a tiered credit committee system which the Company believes provides a thorough risk management control system. Branches do not approve wholesale, accounts receivable or working capital financing; a senior credit officer of the Company is responsible for these approvals. Compliance with these policies is monitored through a series of audits and portfolio reviews conducted by internal audit and senior risk management personnel. Dealers are reviewed through the branch and/or centralized credit processes, including financial statement analysis. Such analysis is done before the beginning of the financing relationship and periodically throughout the life of the relationship.

     Retail Financing and Lease Transactions. The credit review of new business solicited through the branch distribution system is initiated at the branch level. A credit review generally includes credit investigation, collateral evaluation and, if required, a review of the financial statements of the purchaser or lessee. The Company also uses credit scoring models for certain smaller transactions. Terms and conditions are based on creditworthiness, financial condition of the customer and collateral position and are subject to the terms of any dealer or manufacturer purchasing program, which may provide certain loss protection. Transactions exceeding branch credit limit authorizations require additional levels of management approval.

     Wholesale Transactions. The Company periodically reviews its wholesale and working capital loans to ensure that each dealer remains viable and is capable of meeting its retail and direct obligations to the Company. Reviews are conducted centrally, with branches providing periodic inspections of collateral as well as credit, financial and other relevant material. Periodic inspections of collateral are important in part because liens on collateral for wholesale financing may not be effective against third party purchasers of such collateral. Corporate risk management personnel approve and review all wholesale, accounts receivable and working capital financing limits.

     Branch Collection Activities. The Company's collection process is handled at the branch level which provides local collection personnel with the knowledge, understanding and ability to respond to diverse and fluctuating local market conditions. In those cases where collection contact is necessary, account history is reviewed prior to contact. On-line data technology is utilized to facilitate timely follow-up during all stages of delinquency. In the event repossession is necessary, the Company believes its local presence in every major market is a distinct advantage in the repossession process because of its ability to locate, recover and return collateral. The Company believes that this capability is attractive to manufacturers and dealers who provide some form of loss protection to the Company.

     DELIVERY OF TRUCK AND TRUCK TRAILER FINANCING AND LEASING. The Company distributes its finance and lease products and services for trucks and truck trailers though a network of 39 branch offices throughout the United States (35 offices) and Canada (4 offices). The Company believes that its local presence gives it an advantage over many of its competitors, which generally operate regionally or centrally. At the same time, the Company believes that the geographic and industry dispersion of its receivables reduces its exposure to downturns in any particular region or industry (such as logging in the Pacific Northwest and mining in the Southeast).

     The Company believes that the experience of its branch personnel is an important competitive advantage. Branch managers average 24 years of experience with the Company and sales representatives average 17 years of experience with the Company. Through the Company's emphasis on education, training, development and advancement programs, branch personnel have the opportunity to develop expertise in the technical aspects of the truck and truck trailer industry.

     Sales representatives call on dealers for the purpose of establishing and maintaining relationships, promoting the Company as a source of wholesale and retail financing and leasing and assisting in the underwriting and processing of individual finance transactions. Sales representatives also call on purchasers directly.

     STRATEGIC INITIATIVES. The Company seeks to increase its penetration in the truck and truck trailer financing and leasing markets by continuing to invest in its delivery system, technology, personnel and marketing programs. While the number of branch offices has remained relatively constant, the Company has added sales personnel in markets that provide additional opportunities for growth. Several new initiatives reflect the Company's continued commitment to enhancing its position in the truck and truck trailer market.

     Customer Service. The Company seeks to differentiate itself from its competitors by providing premium service to manufacturers, dealers, distributors and users of truck and truck trailer financing products. Elements of this premium service include, among other things, timely response to customer needs, employing marketing professionals with in-depth product and industry knowledge and emphasizing long-standing personal relationships.

     Dealer-based Services. The Company continues to develop both internal and dealer-based technology to improve services to its dealer customer base by automating dealer financing tasks, including preparing finance, lease and insurance premium quotations and electronic document preparation.

     International Expansion. The Company is seeking continued growth from international expansion. A 1993 acquisition expanded the Company's Canadian business. In addition, a branch in

Mexico was opened in 1995, and the Company also expanded its presence in the United Kingdom during 1995. The Company believes that its long-standing relationships with domestic and foreign manufacturers will benefit the Company in global markets.

     Medium-duty Trucks. In 1995, the Company expanded its presence in the medium-duty truck market. While the Company believes that the medium-duty market approximates the size of the heavy-duty market, the Company's market share in the medium-duty truck segment has lagged behind its heavy-duty truck market share. The Company recently employed a dedicated sales force and centralized marketing function in its effort to improve its market share in selected U.S. medium-duty truck markets. The Company has centralized and automated the credit application process for medium-duty truck financing and leasing while relying on the Company's branch system for local collections and account servicing.

     Truck Trailer Rental. In 1995, the Company entered the short-term truck trailer rental business. Marketing efforts target existing private fleet and truckload carriers. The Company believes that the increasing use by manufacturers of "just-in-time" inventory management will result in fleet owners having periodic peaks in demand for truck trailers and that truck trailer rentals will become an integral part of fleet management programs.

  EQUIPMENT FINANCING AND LEASING

     OVERVIEW. The Company is a leading independent source of financing and leasing of new and used construction, mining, forestry, industrial, machine tool, material handling, communications and turf maintenance equipment and golf cars in the United States and Canada. The Company offers wholesale and rental fleet financing to dealers (who may either sell or rent the equipment to end-users) and retail financing and leasing to end-users of equipment in niche markets.

     The Company originally modeled its equipment finance business after the early success of the Company's truck and truck trailer finance business by establishing dedicated branches throughout the United States. The Company seeks to develop and maintain relationships with manufacturers and their distributors and dealers. Such relationships may take the form of CAPTIVE FINANCE PROGRAMS, factory endorsed programs or other forms of lender programs. In the mid-1980's, the Company responded to changing market demands in which equipment users demanded greater access to rental equipment by offering wholesale financing plans to support manufacturers who neither had the capital nor the financial infrastructure to provide such financing to their dealers. During the early 1990's, the Company expanded its activities through strategic acquisitions of certain finance companies and the acquisition of finance and lease portfolios. The Company combined these operations in 1995 to form a centralized operation, complementing its branch system, to provide specialized financing products to specific niche markets, primarily through operating agreements with manufacturers. The Company's distribution systems, specialized sales representatives and growing list of manufacturer relationships provide the Company with a diversified base of industries that the Company believes reduces the risk to the Company from specific industry and regional economic cycles.

     The Company seeks to provide financing products and services to support the entire distribution chain (manufacturers, dealers, and purchasers) in specific, identifiable niche markets. The Company searches for new niche opportunities which offer strong growth and profit potential.

     PRODUCTS AND SERVICES. The Company provides specialized retail financing and leasing products as well as wholesale financing to dealers and users in a variety of industries.

     The following table shows certain information regarding the Company's equipment financing and leasing receivables:

                                   EQUIPMENT


                                                    YEAR ENDED OR AT DECEMBER 31
                                  -----------------------------------------------------------------
                                    1995          1994          1993          1992          1991
                                  ---------     ---------     ---------     ---------     ---------
Net Receivables (In Millions)
  Retail.......................   $ 2,059.9     $ 1,798.8     $ 1,574.2     $ 1,505.6     $ 1,532.0
  Lease........................     1,097.5         635.2         471.0         355.5         304.4
  Wholesale....................       669.8         553.4         419.3         429.5         321.5
                                   --------      --------      --------      --------      --------
          Total................   $ 3,827.2     $ 2,987.4     $ 2,464.5     $ 2,290.6     $ 2,157.9
                                   ========      ========      ========      ========      ========
Retail and Leasing Receivables
  Average account balance......   $  24,424     $  20,979     $  18,167     $  16,506     $  14,288
  Number of accounts...........     129,276       116,019       112,584       112,756       128,525
  Finance charge yield to
     average amount advanced...       10.82%        10.65%        10.93%        12.30%        12.48%
  Original term (In Months)....          48            46            46            47            47
  60 + days contractual
     delinquency...............        0.62%         0.34%         0.41%         0.69%         1.38%
  Losses to average amount
     advanced..................        0.22%         0.11%         0.26%         0.51%         0.60%
Wholesale Receivables
  Average balance per dealer...   $ 674,522     $ 580,588     $ 449,411     $ 535,536     $ 399,379
  Number of active dealers.....         993           953           933           802           805


     Retail Financing. The Company provides retail financing for the purchase of new and used equipment through installment sales contracts purchased from dealers and distributors, and through direct loans to purchasers. Generally, retail financing transactions for equipment provide for maturities of up to 60 months at fixed rates of interest. The interest rate varies depending on, among other things, the credit quality of the purchaser, transaction size, term, down payment and whether the collateral is new or used.

     Leasing. The Company also provides leasing for end-users of equipment, either directly to the customer or through dealers. As part of residual risk management, FINANCE LEASES typically include an option for the lessee to acquire the equipment at a set time before the termination of the lease for a specified price (designed to offer the lessee an incentive to purchase) and typically include an option for the lessee to acquire the equipment at the end of the lease term for the fair market value. Certain residual values are guaranteed by the selling dealer or manufacturer. Residual values are established at the inception of a lease and are based on a percentage of the estimated value of the equipment at the time the Company expects to dispose of the equipment. These estimates are derived by the Company from, among other things, market information on sales of used equipment and estimated obsolescence trends. The Company regularly reviews the residual values of leased equipment and records a charge to income in the event of declined residual values.

     The Company actively manages its residual risk by working with lessees during the lease term to encourage lessees to extend their leases, exercise options to purchase the leased equipment or upgrade and enhance their leased equipment, as appropriate, and by monitoring the various equipment industry segments for obsolescence trends. The Company uses its asset management capabilities (including asset remarketing) and technical expertise to help manage its residual positions. As of December 31, 1995, the Company's aggregate equipment residuals approximated $178 million, of which approximately $61 million were unguaranteed residuals under closed-end leases.

     Wholesale Financing. The Company provides wholesale and rental fleet financing for selected dealers. Generally, wholesale loans are short-term loans with variable rates (prime rate based) and are secured by inventory. In some instances, equipment manufacturers provide interest rate subsidies and other credit support arrangements to induce the Company to finance their dealers.

     The Company also provides capital financing to dealers primarily for start-up, expansion or buy-out of existing dealers. These loans are usually guaranteed by a manufacturer and are secured by some or all of the assets of the dealership.

     RISK MANAGEMENT. The Company employs a variety of techniques to manage credit risk and minimize credit losses. The Company's equipment finance business employs risk management techniques similar to those employed by the Company's truck and truck trailer finance business. See "-- Truck and Truck Trailer Financing and Leasing -- Risk Management".

     DELIVERY OF EQUIPMENT FINANCING AND LEASING. The Company delivers equipment financing and leasing products and services through 19 full-service branch offices in the United States, Mexico and the United Kingdom, as well as through two centralized operations.

     Equipment Branches. Through relationships developed with distributors and purchasers, branch offices provide financing for higher-priced industrial equipment (such as heavy construction and mining equipment and machine tools). In addition, branch offices support manufacturer marketing efforts by promoting specific retail finance plans and providing quick credit responses. Because of their experience in the industry, branch office personnel conduct all aspects of the operations including sales activities, credit reviews, collections and customer and account servicing.

     Centralized Equipment Operations. The Company's centralized vendor support operations for equipment financing and leasing provide specialized financing products to specific niche markets, such as material handling and light construction equipment, golf cars and turf maintenance equipment. These products are provided primarily on the basis of operating agreements with manufacturers in a quasi-captive market environment. The centralized operation allows the Company to take advantage of operating efficiencies in light of the size of the individual transactions it handles (generally less than $50,000) and the Company's close relationship with manufacturers. In addition, the Company has a separate centralized operation devoted to providing financing and supporting vendor programs in the communications equipment industry.

     STRATEGIC INITIATIVES. The Company seeks to increase its penetration in the equipment financing and leasing markets by continuing to invest in its delivery systems, technology, personnel and marketing programs.

     Customer Service. The Company seeks to differentiate itself from its competitors by providing premium service to manufacturers, dealers, distributors and users of equipment financing and leasing products. Elements of this premium service include, among other things, timely response to customer needs, employing marketing professionals with in-depth product and industry knowledge and emphasizing long-standing personal relationships.

     Dealer-based Services. The Company continues to develop both internal and dealer-based technology to improve services to the dealer customer base by automating dealer financing tasks, including preparing finance, lease and insurance premium quotations and electronic document preparation.

     Machine Tool Financing. In late 1995, the Company acquired a machine tool financing company in order to increase its financing activity for the machine tool market. Financing in this market is very fragmented. The Company intends to use the same approach to this market as it does in other equipment financing markets, by targeting manufacturers, establishing and expanding relationships with dealers and providing retail, wholesale and lease programs with the user in mind.

     International Expansion. The Company's business in Canada and the United Kingdom is marketed on both an indirect (dealer sourced) and direct (purchaser sourced) basis. The Company believes its long-standing relationships in the United States with manufacturers will benefit its presence in Canada and the United Kingdom. In addition, the Company believes the Mexican market provides the Company with growth opportunities.

  MANUFACTURED HOUSING

     OVERVIEW. The Company believes it is the third largest provider of financing to the manufactured housing industry in the United States, providing financing both to dealers and purchasers of manufactured housing. The Company's manufactured housing finance business, conducted through FCFC, purchases manufactured housing retail installment contracts originated by retail dealers in financing the sale of manufactured housing, originates and services direct loans to purchasers, and provides wholesale financing to approved manufactured housing dealers. The Company also offers commercial business loans to selected dealers to provide capital to build new retail sales centers, update existing facilities or expand into community park sales.

     According to the U.S. Department of Commerce, manufactured housing shipments represented 20.2% of new single-family housing starts and 31.2% of new single-family homes sold in 1994. The Company maintains agreements with leading manufacturers of manufactured housing, and the Company originates a significant portion of its retail manufactured housing financing receivables through one such relationship. By working through the manufactured housing distribution channel, the Company has developed relationships with the key dealers in the industry which have helped the Company's manufactured housing net receivables to increase from $697.2 million in 1991 to $2.0 billion in 1995. The Company considers its manufactured housing activities to be a commercial business principally because the predominant portion of its financing receivables is obtained from its relationships with manufacturers and dealers, notwithstanding that the credit and related risks typically are that of the consumer purchaser of the housing.

     PRODUCTS AND SERVICES. The Company offers a variety of financing products and services to dealers and individual retail purchasers of both new and pre-owned manufactured homes.

     The following table sets forth certain information regarding the Company's manufactured housing receivables:

                              MANUFACTURED HOUSING

                                                  YEAR ENDED OR AT DECEMBER 31
                                  ------------------------------------------------------------
                                    1995         1994         1993         1992         1991
                                  --------     --------     --------     --------     --------
Net Receivables (In Millions)
Retail..........................  $1,601.6     $1,329.2     $1,042.5     $  812.4     $  597.8
Wholesale.......................     432.5        340.0        247.7        171.5         99.4
                                  --------     --------     --------     --------     --------
     Total......................  $2,034.1     $1,669.2     $1,290.2     $  983.9     $  697.2
                                  ========     ========     ========     ========     ========
Retail Receivables
  Average account balance.......  $ 23,990     $ 22,134     $ 20,306     $ 19,045     $ 17,732
  Number of accounts............    66,762       60,052       51,339       42,656       33,713
  Finance charge yield to
     average amount advanced....     11.47%       11.94%       12.44%       12.99%       12.96%
  Original term (In Months).....       210          200          194          187          181
  60 + days contractual
     delinquency................      0.85%        0.64%        0.67%        0.81%        1.18%
  Losses to average amount
     advanced...................      1.05%        0.81%        0.83%        0.93%        1.11%
Wholesale Receivables
  Average balance per dealer....  $443,135     $354,906     $312,753     $283,471     $261,579
  Number of active dealers......       976          958          792          605          380

     Retail Financing. Retail finance products provided by the Company include
(i) the purchase of a retail installment contract or a direct loan for the purchase of a manufactured home only, (ii) a retail installment contract or loan on a manufactured home and added amenities such as furnishings, air conditioning, skirting, appliances and patios and (iii) loans covering both a manufactured home and the related real estate. Additionally, the Company purchases retail loans from captive finance companies of manufacturers which normally carry some form of loss protection. Retail financing products are generally secured by a lien on the home and have varying maturities, down payments and interest rates. Original loan terms range up to 25 years. Rates offered include fixed, variable and graduated rate programs.

     Wholesale Financing. The Company provides revolving lines of credit to in excess of 900 approved manufactured housing retailers in connection with their inventory purchases of manufactured homes from approximately 90 pre-approved manufacturers. Generally, wholesale loans are short-term loans with variable rates (prime rate based) and are secured by inventory. Agreements with manufacturers provide for repurchase of inventory in the event of retailer default. Manufacturers may also subsidize the cost of the wholesale financing, thereby allowing the Company to offer reduced rate financing and extensions on the initiation of principal payments by retailers.

     In addition, in order to stimulate incremental retail and wholesale finance volume, the Company offers programs and products to key retailers, such as financing for construction or upgrade of model home centers or development financing for manufactured home communities. The Company has developed products and services for manufacturers and retailers of manufactured homes in order to strengthen strategic alliances and private label finance programs.

     RISK MANAGEMENT. Risk management in the Company's manufactured housing lending operations combines elements of risk management in both the consumer and commercial segments. As manufactured housing loans are marketed as a commercial finance product, the Company generally obtains applications for retail installment sales contracts from approved retailers, and generally performs an initial credit scoring analysis to determine how the application should be processed. Applications which are not denied continue to the next stage where the Company generally conducts a full credit background review consistent with the consumer finance nature of the individual credit risk, verifying employment, income and credit references, rental or mortgage experience and credit sources. As with consumer finance lending, credit decisions are based on established underwriting guidelines, and an appropriate credit grade is assigned to each application approved.

     Credit underwriting is performed individually on each application submitted on individual purchaser transactions. Dealers are reviewed periodically to determine performance and financial status under all terms and conditions of agreements. Dealer principals generally provide personal guarantees and agree to repurchase or indemnify the Company from loss for any contracts where fraudulent conditions are discovered.

     DELIVERY OF MANUFACTURED HOUSING FINANCING. The Company distributes manufactured housing financing through a network of five regional and 14 sales purchase offices located throughout the United States. The Company's sales purchase offices establish and maintain relationships with retailers and also process, review and fund retail credit applications generated from direct or indirect sources. The Company's regional offices are responsible for approving and reviewing retailers as well as performing collections and servicing activities for the retail portfolio. Additionally, the Company has established a centralized processing center to consolidate certain aspects of its operations. The Company believes that this distribution system allows the Company to maintain close relationships with dealers and individual customers while realizing efficiencies through centralizing certain functions.

     STRATEGIC INITIATIVES. The Company supplements its retail and wholesale financing products by providing commercial business loans and dealer training programs and seminars for dealers. Additional initiatives are designed to further strengthen the Company's competitive advantage while also tapping into new market niches:

     Customer Service. The Company seeks to differentiate itself from its competitors by providing premium service to manufacturers, dealers and purchasers of manufactured housing. Elements of this premium service include, among other things, timely response to customer needs, employing marketing professionals with in-depth product and industry knowledge and emphasizing long-standing personal relationships.

     Expanded Distribution Network. The Company seeks additional distribution networks such as manufactured home community operators and community banks. The Company believes that these new business sources will enhance the Company's penetration of the pre-owned manufactured housing market.

  OTHER COMMERCIAL ACTIVITIES

     AUTO FLEET LEASING AND MANAGEMENT. The Company provides leasing and management services for corporations and municipalities that generally have auto and light truck fleets of 100 or more vehicles. Fleet leasing service activities are centralized with nine regional sales offices from which the Company emphasizes customer service.

     The Company's auto fleet management operations provide vehicle leasing and, for a fee, vehicle management services that primarily include the administration of vehicle purchase, maintenance and disposal. Auto fleet revenue consists of leasing revenue and fees for providing various management services. Upon assuming management of a fleet, the Company seeks to replace vehicles with those leased by the Company. Typical leases are open-ended, in which the customer is responsible for the residual value at the end of the lease. Less than 5% of the Company's leases are closed-end, under which the Company accepts residual risk at the end of the lease. Leases are usually 36 to 60 months in duration, but the customer has a contractual right to end the lease any time after 12 months. The Company had approximately $340 million in auto fleet management related assets at December 31, 1995.

     SMALL BUSINESS ADMINISTRATION LENDING. The Company recently entered the small business administration loan market under which it extends credit that is partially guaranteed by the federal government. Financing is provided to small business customers on a nationwide basis. Operating through two regional offices at December 31, 1995, the Company had approximately $41 million in net guaranteed receivables and servicing rights for approximately $83 million of net receivables.

     RELOCATION SERVICES. The Company provides corporations and certain agencies of the federal government with assistance in employee relocation, origination of mortgages and management and disposal of residential real estate. The Company believes that it is a significant provider of relocation services to certain agencies of the federal government. Ford is presently the Company's largest corporate client for relocation services.


     The Company markets relocation services by competitive pricing, superior customer service and comprehensive capabilities through two centralized service centers. Revenue consists primarily of fees from consulting services which include the marketing, management, acquisition and resale of residential real estate, the transportation and storage of personal property, and tracking and reporting of related expenses for clients. While the Company generally bears no resale risk on real estate marketed in connection with corporate relocations, the Company does bear the resale risk on homes marketed in connection with relocations of federal government employees. On December 31, 1995, the Company held an ownership position in 835 properties for a total investment of $125 million.

     AUTO CLUB AND ROADSIDE ASSISTANCE. The Company offers various emergency roadside assistance and related auto club services to consumers through major corporations, primarily automobile manufacturers, including Ford (the largest client of the Company's auto club). Services offered include emergency road service, custom trip routing, discounts on lodging and car rentals and ambulance service reimbursement.

     Based on industry data, the Company believes it operates the second largest auto club in the United States, with approximately 9.2 million members at December 31, 1995. The auto club has been increasing its customer base by approximately 300,000 members per month, substantially all of which is due to Ford's roadside assistance program operated by the Company. The portion of non-Ford vehicle-related customer base has decreased in each of the last five years, primarily as a result of other automakers including roadside assistance benefits as a standard option on all new vehicles as a sales enhancement.

INTERNATIONAL OPERATIONS

     The Company has operations in Japan, the United Kingdom, Canada, Puerto Rico and Mexico. The foreign operations of the Company consist principally of its consumer operation in Japan (more than 70% of total foreign operations based on assets at December 31, 1995). Total net receivables in Japan have grown from $1.0 billion in 1992 to $2.1 billion in 1995, representing a compound annual growth rate of 28.1%. Similarly, operating income from the Company's operation in Japan has grown from $52.3 million in 1992 to $164.8 million in 1995, a compound annual growth rate of 46.6%. Likewise, the number of branch offices in Japan has risen from 182 to 294 during this period. The Company believes that its operation in Japan represents a significant growth opportunity, a platform for possible expansion in the Pacific Rim and a model for other international expansion.

     The following table sets forth certain information relating to the Company's international operations (dollars in millions):

                                                  YEAR ENDED OR AT DECEMBER 31
                                    --------------------------------------------------------
                                      1995        1994        1993        1992        1991
                                    --------    --------    --------    --------    --------
    Total Net Receivables.........  $3,093.0    $2,509.7    $1,930.0    $1,537.4    $1,523.9
    Total Assets..................   4,102.8     3,649.7     2,971.5     2,551.9     2,703.5
    Operating Income (Loss).......     197.8       133.9        72.5        58.3        (3.2)
    Number of Branches............       404         329         278         256         240

     The Company's international operations have represented an increasingly important source of new business for the Company. Total net finance receivables have grown from $1.5 billion in 1992 to $3.1 billion in 1995, representing a compound annual growth rate of 26.2%. Likewise, total operating income has risen from $58.3 million in 1992 to $197.8 million in 1995, a compound annual growth rate of 50.3%. An increase of 148 branches over this period has provided the foundation for this growth. For further financial information relating to the Company's foreign operations, see Note 17 to the Company's supplemental combined financial statements.

RELATED INSURANCE


     The Company, through certain subsidiaries, makes available various credit and non-credit insurance products to its finance customers. Insurance products offered to the Company's consumer finance customers include credit life, credit accident and health, accidental death and dismemberment, involuntary unemployment and personal property insurance. Insurance products offered to the Company's commercial finance customers include commercial auto and dealers' open lot physical damage, credit life and motor truck cargo insurance. In addition to INSURANCE UNDERWRITING, the Company also receives compensation for certain insurance programs underwritten by other companies. The Company does not underwrite liability insurance. The Company markets its insurance products to its consumer and commercial finance customers through the same delivery systems used to market its consumer and commercial finance products, respectively.

     The purchase of insurance by a finance customer is optional with the exception of physical damage insurance on loan collateral which is required. The customer can purchase such insurance either from the Company or an alternative carrier. Premiums for insurance coverage are generally financed as part of the insured's finance obligation. In addition to leveraging the Company's distribution systems, the Company seeks to leverage its existing insurance customer base by marketing to its customers non-credit insurance products.

     The Company continues to market new insurance products to complement its core lines of business. In November 1995, the Company began marketing inventory insurance for dealers of manufactured housing.

     STATISTICAL INFORMATION. The following table sets forth certain information relating to the Company's insurance operations (in millions):

                         INSURANCE STATISTICAL DATA(1)

                                                           YEAR ENDED DECEMBER 31
                                             --------------------------------------------------
                                              1995       1994       1993       1992       1991
                                             ------     ------     ------     ------     ------
Net Written Premium
  Credit life, accident and other
     related...............................  $240.6     $242.4     $195.1     $148.3     $112.3
  Physical damage..........................   180.3      168.7      138.9      107.7       85.0
  Other casualty...........................    69.6       54.5       35.7       36.1       32.7
                                             ------     ------     ------     ------     ------
     Total.................................  $490.5     $465.6     $369.7     $292.1     $230.0
                                             ======     ======     ======     ======     ======
Premium Revenue(2)
  Credit life, accident and other
     related...............................  $164.8     $148.1     $123.6     $107.4     $ 99.7
  Physical damage..........................   148.5      136.7      116.9      107.0       98.6
  Other casualty...........................    57.3       44.2       30.4       35.7       38.0
                                             ------     ------     ------     ------     ------
                                             $370.6     $329.0     $270.9     $250.1     $236.3
                                             ======     ======     ======     ======     ======
Investment Income..........................  $ 68.5     $ 47.3     $ 41.4     $ 47.5     $ 61.7
                                             ======     ======     ======     ======     ======
Benefits Paid or Provided..................  $142.5     $147.9     $118.9     $103.7     $ 99.9
                                             ======     ======     ======     ======     ======

- ---------------

(1) This table does not reflect any direct or indirect expenses that may be associated with the Company's insurance operations. The Company markets its insurance products through its consumer and commercial distribution systems and, accordingly, does not allocate overhead and related expenses to its insurance operations.
(2) Includes compensation for insurance proceeds underwritten by other companies.

     INSURANCE RISK. The Company seeks to manage its insurance underwriting risk through (i) strict underwriting guidelines applied either on an individual policy or group basis, (ii) the REINSURANCE of certain risks with non-affiliated reinsurers and (iii) the maintenance of reserves which are reviewed annually. In addition, the Company's geographically and demographically diverse lending and insurance customer base reduces concentrations of risk.

     Underwriting Guidelines. Where permitted, the Company generally utilizes health questionnaires to evaluate risks for prospective insureds under life and health products. For certain casualty products, the Company evaluates risks based on historical data and characteristics of the prospective insured including equipment, usage/driving patterns and, for motor truck cargo insurance, the goods being transported.

     Reinsurance. The Company seeks to limit its loss exposures by securing catastrophe and per risk EXCESS OF LOSS COVERAGES in the reinsurance marketplace. These coverages are placed through brokers. The underlying reinsurers are reviewed and approved by the Company with no first level coverage provider rated less than "A" by A.M. Best Company. Within the last five years, no catastrophe coverage claim has been filed.

     Reserves. Reserves are established based on historical and actuarially reviewed data to account for the estimated ultimate costs of claims and claim adjustment expenses. Reserves are reviewed annually by an independent actuary. Claims include those that have been reported but not yet settled, reopened claims, and claims which have been incurred but not reported.

ADDITIONAL INFORMATION REGARDING THE COMPANY

     LOAN LOSS RESERVES AND CREDIT LOSSES. The Company maintains an allowance for losses on finance receivables at an amount which it believes is sufficient to provide adequate protection against anticipated losses in the portfolios. The allowance is determined principally on the basis of historical loss experience, and reflects management's judgment of additional loss potential considering future economic conditions and the nature and characteristics of the underlying finance receivables. Additions to the allowance are charged to the provision for losses on finance receivables.

     Finance receivables are charged to the allowance for losses when they are deemed to be uncollectible. Additionally, Company policy generally provides for CHARGE-OFF of various types of accounts on a contractual basis. Consumer direct and other installment and credit card receivables are charged to the allowance for losses when they become 180 days delinquent. All other finance receivables are charged to the allowance for losses when any of the following conditions occur: (i) the related security has been converted or destroyed; (ii) the related security has been repossessed and sold or held for sale for one year; or
(iii) the related security has not been repossessed and the receivable has become one year delinquent. A delinquent account is one on which the customer has not made payments as contractually agreed. Recoveries on losses previously charged to the allowance are credited to the allowance at the time recovery is collected.

     Although the allowance for losses in finance receivables reflected in the Company's supplemental combined balance sheet at December 31, 1995 is considered adequate by the Company's management, there can be no assurance that this allowance will prove to be adequate over time to cover ultimate losses in connection with the Company's finance receivables. This allowance may prove to be inadequate due to unanticipated adverse changes in the economy or discrete events adversely affecting specific customers or industries. The Company's results of operations, financial condition and the market value of the Common Stock could be materially adversely affected to the extent that the Company's allowance is insufficient to cover such changes or events.

     The Company employs a variety of credit analysis techniques appropriately tailored to each of its lines of business. Additionally, the Company has developed and regularly updates proprietary credit scoring systems designed to improve its risk-based pricing. The Company uses credit scoring in most, but not all, extensions of consumer credit. In addition, the Company aggressively employs VINTAGE ANALYSIS and customer service and collection procedures for early detection and resolution of potential credit problems.

     The following table sets forth information as of the dates shown concerning net finance receivables, 60 + days contractual delinquency and losses to average amount advanced. This information should be read in conjunction with the discussion of the Company's financial condition under the caption "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Financial Condition" (dollars in millions).

   ANALYSIS OF NET FINANCE RECEIVABLES, 60 + DAYS CONTRACTUAL DELINQUENCY AND
                       LOSSES TO AVERAGE AMOUNT ADVANCED


                                                                        YEAR ENDED OR AT DECEMBER 31
                                                      -----------------------------------------------------------------
                                                        1995          1994          1993          1992          1991
                                                      ---------     ---------     ---------     ---------     ---------
Net Finance Receivables
  Home equity lending.............................    $14,386.2     $12,349.9     $10,619.7     $ 9,630.1     $ 8,249.1
  Personal lending/retail sales finance...........      6,117.6       5,304.2       4,354.2       3,640.2       3,224.2
  Credit card.....................................      4,818.6       3,915.5       3,104.8       2,614.6       2,668.4
  Truck and truck trailer.........................      7,648.4       6,681.5       5,540.0       4,350.7       4,000.3
  Equipment.......................................      3,827.2       2,987.4       2,464.5       2,290.6       2,157.9
  Manufactured housing............................      2,034.1       1,669.2       1,290.2         983.9         697.2
  Other commercial................................        416.3         336.5         345.3         324.7         269.8
  Premium and accruals............................        454.1         441.5         576.0         536.2         405.9
                                                      ---------     ---------     ---------     ---------     ---------
  Total net finance receivables...................    $39,702.5     $33,685.7     $28,294.7     $24,371.0     $21,672.8
                                                      =========     =========     =========     =========     =========
60 + Days Contractual Delinquency
  Home equity lending.............................         1.88%         1.45%         1.52%         2.00%         2.63%
  Personal lending/retail sales finance...........         2.63          2.41          2.50          3.15          3.68
  Credit card.....................................         3.46          2.99          2.71          2.98          3.63
  Truck and truck trailer.........................         0.82          0.32          0.68          1.02          2.22
  Equipment.......................................         0.62          0.34          0.41          0.69          1.38
  Manufactured housing............................         0.85          0.64          0.67          0.81          1.18
Losses to Average Amount Advanced
  Home equity lending.............................         1.08          1.05          1.16          1.26          1.21
  Personal lending/retail sales finance...........         4.33          3.71          3.23          4.05          4.48
  Credit card.....................................         4.85          4.64          4.67          6.63          6.81
  Truck and truck trailer.........................         0.16          0.06          0.26          0.52          0.66
  Equipment.......................................         0.22          0.11          0.26          0.51          0.60
  Manufactured housing............................         1.05          0.81          0.83          0.93          1.11


     RECEIVABLES CONCENTRATION. The Company's ten largest accounts at December 31, 1995 (all of which were current at December 31, 1995) represented 0.7% of the Company's total gross finance receivables outstanding. All ten of such accounts are commercial finance accounts and are secured.

     The following table shows the concentration of the Company's net finance receivables in the ten states and foreign jurisdictions with the highest concentrations (dollars in millions):

                            NET FINANCE RECEIVABLES
                  TEN LARGEST STATES OR FOREIGN JURISDICTIONS

                                                   DECEMBER 31, 1995
                 --------------------------------------------------------------------------------------
                               PERCENT OF                    PERCENT OF                     PERCENT OF
                                TOTAL NET                     CONSUMER                      COMMERCIAL
                   TOTAL         FINANCE       CONSUMER      NET FINANCE     COMMERCIAL     NET FINANCE
                  AMOUNT       RECEIVABLES      AMOUNT       RECEIVABLES       AMOUNT       RECEIVABLES
                 ---------     -----------     ---------     -----------     ----------     -----------
California.....  $ 4,348.6         11.0%       $ 3,138.6         11.4%        $1,210.0          10.0%
Florida........    2,394.8          6.0          1,876.2          6.8            518.6           4.3
Texas..........    2,281.7          5.7          1,279.8          4.6          1,001.9           8.2
Japan..........    2,125.7          5.4          2,125.7          7.7               --            --
Georgia........    1,640.9          4.1          1,215.2          4.4            425.7           3.5
Pennsylvania...    1,585.0          4.0          1,006.5          3.6            578.5           4.8
North
  Carolina.....    1,581.2          4.0          1,242.5          4.5            338.7           2.8
New York.......    1,576.9          4.0          1,118.3          4.1            458.6           3.8
Illinois.......    1,532.6          3.9            929.4          3.4            603.2           5.0
Ohio...........    1,523.5          3.8          1,043.7          3.8            479.8           3.9
                 ---------        -----        ---------        -----         --------         -----
  Total........  $20,590.9         51.9%       $14,975.9         54.3%        $5,615.0          46.3%
                 =========        =====        =========        =====         ========         =====

     COMPETITION. The markets in which the Company operates are highly competitive. Many of the competitors of the Company in different segments and regions are large companies that have substantial capital, technological and marketing resources, and some of these competitors are larger than the Company and may have access to capital at a lower cost than the Company. The Company believes that the finance charge rate is one of the primary competitive factors in many of its markets. From time to time, competitors of the Company may seek to compete aggressively on the basis of pricing, and the Company may lose market share to the extent it is not willing to match competitor pricing, in order to maintain interest margins.

     Consumer Finance. Traditional competitors in the consumer finance business include captive and independent finance companies, commercial banks and thrift institutions, credit unions, industrial banks, credit card issuers, leasing companies, manufacturers and vendors. On a local level, community banks and smaller independent finance and/or mortgage companies are a competitive force. Additionally, substantial national financial services networks have been formed by major brokerage firms, insurance companies and bank holding companies. Some competitors have substantial local market positions; others are part of large, diversified organizations. Because of their longstanding insured deposit base, many banks that compete with the Company are able to offer financial services on very competitive terms.

     Competition varies across products offered. While there is considerable competition in the home equity loan market, the market is fragmented with no single competitor claiming more than a 10% market share. The Company, as a portfolio lender, maintains considerable product and delivery flexibility, which the Company believes is a competitive advantage.

     Competition in the credit card industry has been intense over the last several years. Large money-center banks have been seeking to expand their profitable credit card units through aggressive pricing and marketing. In addition, many non-bank competitors specialize in certain growth strategies, such as partnership and database marketing. The Company addresses these competitive pressures by focusing on targeted segments of the consumer market, co-branding relationships and its private label credit card programs.

     Competition also differs between the operating divisions of the Company. For example, competitors of the Company's branch system are distinct from the competitors of the Company's centralized lending operation. In addition, competition varies a great deal across geographic regions.

     Commercial Finance. In its commercial finance business, the Company competes with captive and independent finance companies, commercial banks, thrift and other financial institutions, leasing companies, lease brokers, manufacturers, vendors and others who extend or arrange credit for the acquisition of truck and truck trailers and equipment.

     The Company believes, based on its experience in the industry, that the primary competitive factors in the commercial finance and leasing business are price, product quality, risk management, new account marketing and retention of customers through emphasis on superior customer service. In addition, the Company believes that innovation is necessary to compete in the industry, including enhanced customer service, specialization in certain types of equipment, exploitation of alternative channels of distribution and, in certain lines of business, optimization of tax treatment between owner and user. Purchasers of equipment financed by the Company generally seek transactions that are simple, flexible and customer responsive.

     Insurance. Competitors in the insurance business include national, regional and local insurance companies, as well as self-insurance programs and captive insurers. Competition in the insurance business is based upon price, product design and service levels rendered to producers and policyholders. The insurance business is extremely competitive, in both price and services, and no single insurer is dominant. The Company believes that its ability to market its insurance products through its consumer and commercial distribution systems gives it a distinct competitive advantage over its competitors who do not have such ability.

     EMPLOYEES. At December 31, 1995, the Company had approximately 16,600 full-time and part-time employees, approximately 12,500 of whom were employed in connection with the consumer finance business and approximately 2,500 of whom were employed in connection with the commercial finance business. The Company is not subject to any collective bargaining arrangements. The Company believes that its employee relations are good.

     PROPERTIES. The Company owns its administrative headquarters in Irving, Texas, consisting of approximately 550,000 square feet. At December 31, 1995, the Company had approximately 2,100 offices worldwide, including 1,947 consumer and commercial branch offices as well as other offices performing centralized functions. Substantially all of these offices are leased pursuant to leases with terms of generally five years or less. The Company believes that its properties are suitable and adequate for its business as presently conducted.

     LEGAL PROCEEDINGS. The Company is a defendant in various lawsuits arising in the ordinary course of its business. The Company aggressively manages its litigation and assesses appropriate responses to its lawsuits in light of a number of factors, including potential impact of the actions on the conduct of the Company's operations. While, in the opinion of management, the resolution of any of these matters is not expected to have a material adverse effect on the Company's financial condition or results of operations, there can be no assurance that an adverse decision in one or more of such lawsuits will not have such a material adverse effect. The outcome of various individual lawsuits, however, may affect the manner in which the Company conducts its business, as further described below.

     Alabama Concentration. The Company and certain of its subsidiaries are defendants in a relatively higher concentration of lawsuits in the State of Alabama than in the remainder of the United States. Management believes that the aggregate number of lawsuits instituted in Alabama represents additional exposure to the Company because of the recent history of juries in Alabama awarding significant damages, both compensatory and punitive, in civil cases. For example, in 1994, a jury in Alabama awarded damages in excess of $30,000,000 against the Company in one case relating to a $25,000 real estate-secured loan. The Company's post-trial motion in that case was granted, and the jury verdict overturned. The case was subsequently settled. Presently, there are approximately 100 actions pending against the Company in Alabama. In addition, a recent Alabama Supreme Court decision, McCullar v. Universal Underwriters Life Ins. Co., et al., (a case in which the Company was not a party), has cast doubt on the method many lenders, including the Company, have used to calculate coverage amounts and premiums with respect to credit insurance. A motion for reconsideration is currently pending in that case. Although the impact of this decision on the Company's past activities and pending litigation is not clear, as a result of this ruling the Company has changed its practices in this area to conform to the Court's opinion as it currently stands. Presently, the Company is a defendant in approximately 10 class action lawsuits in Alabama involving similar claims related to the sale of credit insurance.

     Credit Card Fee Litigation. In various states consumers have filed lawsuits against credit card issuers that claim the issuer does not have the authority to export fees and charges that exceed the numerical interest rate authorized by the law of the state where the issuer is domiciled. For example, the California and Colorado State Supreme Courts have upheld the ability of an out-of-state bank to export all fees and charges, while the New Jersey State Supreme Court and a Pennsylvania state appeals court have ruled that only the numerical interest rate can be exported. In a similar case against a subsidiary of the Company, Szydlik v. Associates National Bank (Delaware), ANB was sued in a Pennsylvania class action that alleged ANB's late fees, overlimit fees and returned check fees were in excess of those allowed by Pennsylvania law. The trial court in Szydlik dismissed the case, and the United States Court of Appeals for the Third Circuit has held that such fees constitute interest and may be exported by a national bank from its state of domicile. With respect to certain issues relating to fees allowed under California law relating to a predecessor bank, the case was remanded to federal district court for further proceedings. An adverse ultimate judgment in Szydlik or an adverse United States Supreme Court ruling in a similar case could affect ANB's future ability to export fees and charges, which could adversely impact its results of operations. The United States Supreme Court has recently agreed to hear arguments in one such case.

     REGULATION. The Company's operations are subject to extensive state and Federal regulations including, but not limited to, the following Federal statutes and regulations: the Consumer Credit Protection Act of 1968, as amended (including certain provisions thereof commonly known as the "Truth-in-Lending Act" or "TILA"), the Equal Credit Opportunity Act of 1974, as amended (the "ECOA"), the Fair Credit Reporting Act of 1970, as amended (the "FCRA") and the Real Estate Settlement Procedures Act (the "RESPA"). In addition, the Company is subject to state laws and regulations with respect to the amount of interest and other charges which lenders can collect on loans.

     In the judgment of the Company, existing statutes and regulations have not had a materially adverse effect on the operations of the Company. However, it is not possible to forecast the nature of future legislation, regulations, judicial decisions, orders or regulatory interpretations with respect to the foregoing or their impact on the future business, financial condition or prospects of the Company.

     Consumer Finance. The Company's consumer finance business, including its credit card business, is subject to detailed supervision by Federal and state authorities under legislation and regulations which generally require licensing of the lender, limitations on the amount, duration and charges for various categories of loans, adequate disclosure of certain contract terms and limitations on certain collection practices and creditor remedies. Licenses are renewable, and may be subject to revocation for violations of such laws and regulations. In addition, most states have usury laws which limit interest rates. Federal legislation preempts state interest rate ceilings on first mortgage loans and state laws which restrict various types of alternative home equity receivables, except in those states which have specifically opted out of such preemption.

     The Company is required to comply with TILA and Regulation Z promulgated thereunder. TILA requires, among other things, disclosure of pertinent elements of consumer credit transactions, including the finance charges and the comparative costs of credit expressed in terms of an annual percentage rate. The TILA disclosure requirements are designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to enable them to compare credit terms. TILA also guarantees consumers a three-day right to cancel certain credit transactions, including refinanced mortgages and junior mortgage loans on a consumer's primary residence. Section 32 of Regulation Z mandates that applicants for real estate loans which contain certain rate and fee amounts be provided an additional three days waiting period prior to signing loan documents.

     In addition, the Company is required to comply with the ECOA which, in part, prohibits credit discrimination on the basis of race, color, religion, sex, marital status, national origin and age. Regulation B promulgated under ECOA restricts the type of information that may be obtained by creditors in connection with a credit application. It also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants who are denied credit of the reasons therefor. In instances where a loan application is denied or the rate or charge on a loan is increased as a result of information obtained from a consumer credit agency, the FCRA requires the lender to supply the applicant with the name and address of the reporting agency.

     RESPA has been extended to cover real estate secured loans that are subordinated to other mortgage loans. RESPA and Regulation X thereunder require disclosure of certain information to customers within prescribed time frames and regulate the receipt or payment of fees or charges for services performed.

     ANB is under the supervision of, and subject to examination by, the Office of the Comptroller of the Currency ("OCC"). ANB's charter limits its activities to credit card operations. In addition, ANB is subject to the rules and regulations of the Federal Reserve Board and the Federal Deposit Insurance Corporation ("FDIC"). Associates Investment is regulated by the FDIC and the Utah Department of Financial Institutions. ANB and Associates Investment are subject to regulation relating to capital adequacy, leverage, loans, deposits, consumer protection, the payment of dividends, transactions with affiliates and other aspects of operations. In addition, both ANB and Associates Investment are subject to the provisions of the Community Reinvestment Act.

     The right of federally insured depositary institutions, including ANB and Associates Investment, to export certain charges to consumers, such as late fees, overlimit fees and returned check fees, is not settled in some states under existing law. The restrictions imposed by such laws and regulations could limit the Company's discretion in operating ANB and Associates Investment.

     Federal and state legislation seeking to regulate the maximum interest rate and/or other charges on consumer finance receivables has been introduced in the past, and may from time to time be introduced in the future. However, it is not possible to predict the nature of future legislation with respect to the foregoing or its impact on the future business, financial condition or prospects of the Company.

     Commercial Finance. Although most states do not regulate commercial finance, certain states do require licensing of lenders and financers, limitations on interest rates and other charges, adequate disclosure of certain contract terms and limitations on certain collection practices and creditor remedies. The Company is also required to comply with certain provisions of the ECOA which are applicable to commercial loans.

     Small business administration loans made by the Company are governed by the Small Business Act and the Small Business Investment Act of 1958, as amended, and may be subject to the same regulations by certain states as are other commercial finance operations. The federal statutes and regulations specify the types of loans and loan amounts which are eligible for the Small Business Administration's guaranty as well as the servicing requirements imposed on the lender to maintain small business administration guarantees.

     Insurance. The insurance operations of the Company are subject to detailed regulation and supervision in each state or other jurisdiction in which they conduct business. The laws of the various jurisdictions establish supervisory and regulatory agencies with broad administrative pow-ers. Generally, such laws cover, among other things, types of insurance that may be sold, policy forms, reserve requirements, permissible investments, premiums charged, trade practices, limitations on the amount of dividends payable by any insurance company and guidelines and standards with respect to dealings between insurance companies and affiliates.

     Foreign Regulation. The Company is subject to regulation in those countries in which the Company has operations and in most cases has been required to obtain central governmental approval before commencing business. In the United Kingdom, the Company's lending activities are generally subject to regulation and licensing under the Consumer Credit Act by the Office of Fair Trading, and its insurance activities are regulated by the Department of Trade. Japanese lending activities are licensed and regulated by the Ministry of Finance pursuant to the Moneylenders Law. In Canada, legislation and regulation relating to disclosure and consumer protection vary from province to province, and the Company is subject to limitations on the effective rate of interest. Supervision of the Company's activities in Mexico is provided, at the federal level, by the Treasury Ministry, Banking Commission and the Central Bank (Banco de Mexico).

                             RELATIONSHIP WITH FORD

     Immediately prior to the Offerings, Ford and FFSG will be the only stockholders of the Company. Upon completion of the Offerings, Ford will beneficially own 30.1 % of the outstanding Class A Common Stock (27.3% if the Underwriters' over-allotment options are exercised in full) and 100% of the outstanding Class B Common Stock of the Company (which Class B Common Stock is entitled to five votes per share on any matter submitted to a vote of the Company's stockholders). Upon completion of the Offerings, the Common Stock beneficially owned by Ford will represent in the aggregate 95.6% of the combined voting power of all of the outstanding Common Stock (94.9% if the Underwriters' over-allotment options are exercised in full). For as long as Ford continues to beneficially own shares of Common Stock representing more than 50% of the combined voting power of the Common Stock, Ford will be able to direct the election of all of the members of the Company's board of directors and exercise a controlling influence over the business and affairs of the Company, including any determinations with respect to mergers or other business combinations involving the Company, the acquisition or disposition of assets by the Company, the incurrence of indebtedness by the Company, the issuance of any additional Common Stock or other equity securities, and the payment of dividends with respect to Common Stock. Similarly, Ford will have the power to determine matters submitted to a vote of the Company's stockholders without the consent of the Company's other stockholders, will have the power to prevent a change in control of the Company and could take other actions that might be favorable to Ford. See "Management".

     Ford has advised the Company that its current intent is to continue to hold all of the Common Stock beneficially owned by it following the Offerings. However, Ford is not subject to any contractual obligation to retain its controlling interest, except that Ford has agreed not to sell or otherwise dispose of any shares of Common Stock of the Company for a period of 180 days after the date of this Prospectus without the prior written consent of Goldman, Sachs & Co. As a result, there can be no assurance concerning the period of time during which Ford will maintain its beneficial ownership of Common Stock owned by it following the Offerings. See "Underwriting".

     Beneficial ownership of at least 80% of the total voting power and value of the outstanding Common Stock is required in order for Ford to continue to include the Company in its consolidated group for federal income tax purposes and beneficial ownership of at least 80% of the total voting power and 80% of each class of nonvoting capital stock is required in order for Ford to be able to effect a Tax-Free Spin-Off or certain other tax-free transactions.

     In addition, by virtue of its controlling beneficial ownership and the terms of a tax-sharing agreement to be entered into between the Company and Ford, Ford will effectively control all of the Company's tax decisions, and conflicts of interest regarding tax matters between the Company and Ford may arise. See "-- Tax-Sharing Agreement".

     For a description of certain provisions of the Company's Restated Certificate of Incorporation concerning the allocation of business opportunities that may be suitable for both the Company and Ford, see "Description of Capital Stock -- Certain Certificate of Incorporation and By-law Provisions -- Corporate Opportunities".

     Set forth below are descriptions of certain agreements, relationships and transactions between the Company and Ford:

     CORPORATE AGREEMENT. The Company and Ford intend to enter into a corporate agreement (the "Corporate Agreement") under which the Company will grant to Ford a continuing option, assignable to any of its subsidiaries, to purchase, under certain circumstances, additional shares of Class B Common Stock or shares of nonvoting capital stock of the Company (the "Stock Option"). The Stock Option may be exercised simultaneously with the issuance of any equity security of the Company (other than in the Offerings or upon the exercise of the Underwriters' over-allotment options), with respect to Class B Common Stock, only to the extent necessary to maintain its then-existing percentage of the total voting power and value of the Company and, with respect to shares of nonvoting capital stock, to the extent necessary to own 80% of each outstanding class of such stock. The purchase price of the shares of Class B Common Stock purchased upon any exercise of the Stock Option, subject to certain exceptions, will be based on the market price of the Class A Common Stock, and the purchase price of nonvoting capital stock will be the price at which such stock may be purchased by third parties. The Stock Option expires in the event that Ford reduces its beneficial ownership of Common Stock in the Company to Common Stock representing less than 45% of the outstanding shares of Common Stock.

     The Corporate Agreement will further provide that, upon the request of Ford, the Company will use its best efforts to effect the registration under the applicable federal and state securities laws of any of the shares of Common Stock and nonvoting capital stock (and any other securities issued in respect of or in exchange for either) beneficially owned by Ford for sale in accordance with Ford's intended method of disposition thereof, and will take such other actions as may be necessary to permit the sale thereof in other jurisdictions, subject to certain specified limitations. Ford will also have the right which, subject to certain limitations, it may exercise at any time and from time to time, to include the shares of Common Stock and nonvoting capital stock (and any other securities issued in respect of or in exchange for either) beneficially owned by it in certain other registrations of common equity securities of the Company initiated by the Company on its own behalf or on behalf of its other stockholders. The Company will agree to pay all out-of-pocket costs and expenses in connection with each such registration that Ford requests or in which Ford participates. Subject to certain limitations specified in the Corporate Agreement, such registration rights will be assignable by Ford and its assigns. The Corporate Agreement will contain indemnification and contribution provisions: (i) by Ford and its permitted assigns for the benefit of the Company and related persons; and (ii) by the Company for the benefit of Ford and the other persons entitled to effect registrations of Common Stock (and other securities) pursuant to its terms and related persons.

     The Corporate Agreement will also provide that for so long as Ford maintains beneficial ownership of a majority of the number of outstanding shares of Common Stock, the Company may not take any action or enter into any commitment or agreement which may reasonably be anticipated to result, with or without notice and with or without lapse of time, or otherwise, in a contravention (or an event of default) by Ford of: (i) any provision of applicable law or regulation, including but not limited to provisions pertaining to the Code or the Employee Retirement Income Security Act of 1974, as amended;
(ii) any provision of Ford's, Ford Holdings, Inc.'s (an indirect, wholly-owned subsidiary of Ford) or FFSG's certificates of incorporation or by-laws; (iii) any credit agreement or other material instrument binding upon Ford, Ford Holdings, Inc. or FFSG or any of their respective assets or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over Ford, Ford Holdings, Inc. or FFSG or any of their respective assets.

     The Corporate Agreement will provide that the Company will enter into a similar agreement for the benefit of the Class B Transferee (as defined below), if any.

     TRADEMARK LICENSE AGREEMENT. The Company and Ford are parties to a trademark license agreement pursuant to which Ford has granted to the Company a nonexclusive license that permits the Company to use Ford's name and trademark for general corporate identification purposes and in connection with the business of FCFC in the United States (i.e., home equity lending and manufactured housing lending) and the Company's credit card operations. The agreement is terminable at the will of either party upon at least 180 days' prior written notice and will automatically terminate if at any time Ford ceases to own, directly or indirectly, more than 50% of the outstanding Common Stock of the Company. Within 90 days following termination of the agreement, the Company must cease using Ford's name and trademark; provided that it shall not be required to replace trademark branded credit cards except in the normal course of business on the normal expiration date of each such card, but in any event, within 2 years of the date of termination. Effective January 1, 1996, the Company has agreed to pay to Ford an annual royalty for such license in an amount equal to 0.01% of the Company's total domestic assets at December 31 of each year. Based upon the Company's total domestic assets at December 31, 1995, such payment will be approximately $3.7 million for 1996. Prior to January 1, 1996, the Company's use of Ford's name and trademark was royalty free. The royalty is subject to review by the parties every five years and may be changed by the parties based on advice from an independent appraiser as to the market value of the license.

     TAX-SHARING AGREEMENT. The Company is, and after the Offerings will continue to be, included in Ford's federal consolidated income tax group, and the Company's federal income tax liability will be included in the consolidated federal income tax liability of Ford and its subsidiaries. In certain circumstances, certain of the Company's subsidiaries will also be included with certain Ford subsidiaries in combined, consolidated or unitary income tax groups for state and local tax purposes. The Company and Ford intend to enter into a tax-sharing agreement (the "Tax-Sharing Agreement"). Pursuant to the Tax-Sharing Agreement, the Company and Ford will make payments between them such that, with respect to any period, the amount of taxes to be paid by the Company, subject to certain adjustments, will be determined as though the Company were to file separate federal, state and local income tax returns (including, except as provided below, any amounts determined to be due as a result of a redetermination of the tax liability of Ford arising from an audit or otherwise) as the common parent of an affiliate group of corporations filing combined, consolidated or unitary (as applicable) federal, state and local returns rather than a consolidated subsidiary of Ford with respect to federal, state and local income taxes. With respect to certain tax items, however, such as foreign tax credits and any alternative minimum tax penalty payments, the Company's right to reimbursement will be determined based on the usage of such foreign tax credits and alternative minimum tax credits by the consolidated group.

     In determining the amount of tax-sharing payments under the Tax-Sharing Agreement, Ford will prepare pro forma returns with respect to federal and applicable state and local income taxes that reflect the same positions and elections used by Ford in preparing the returns for Ford's consolidated group and other applicable groups. Ford will continue to have all the rights of a parent of a consolidated group (and similar rights provided for by applicable state and local law with respect to a parent of a combined, consolidated or unitary group), will be the sole and exclusive agent for the Company in any and all matters relating to the income, franchise and similar liabilities of the Company, will have sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state and local income tax returns (or amended returns), and will have the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of the Company. In addition, Ford has agreed to undertake to provide the aforementioned services with respect to the Company's separate state and local returns and the Company's foreign returns.

     In general, the Company will be included in Ford's consolidated group for federal income tax purposes for so long as Ford beneficially owns at least 80% of the total voting power and value of the outstanding Common Stock. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the Tax-Sharing Agreement allocates tax liabilities between the Company and Ford, during the period in which the Company is included in Ford's consolidated group, the Company could be liable in the event that any federal tax liability is incurred, but not discharged, by any other member of Ford's consolidated group. See "Risk Factors -- Control by and Relationship with Ford".

     MANAGEMENT SERVICES AGREEMENT. Ford has provided (and as long as Ford beneficially owns more than 50% of the outstanding Common Stock of the Company, Ford expects to continue to provide), at the request of the Company, certain services to the Company for commercially reasonable fees. These services, which are the subject of a management services agreement between the Company and Ford, include: (i) management and other technical and professional (e.g., legal and tax) support; (ii) accounting and bookkeeping, including assistance with policies, principles and procedures, budget and cost controls, and audit programs; (iii) pension asset management; (iv) sales, marketing and operational planning, including providing the Company with Ford customer data to facilitate cross-marketing; and (v) insurance coverage under Ford's property and casualty insurance policies such as liability, crime, property, workers' compensation and directors' and officers' insurance. The aggregate annual payments by the Company for (i) the services provided in clauses (i) through (iv) of the preceding sentence are $3.5 million, subject to adjustment for inflation and (ii) the insurance coverage provided in clause (v) of the preceding sentence will be based on the Company's proportional share of the premium costs of such coverages. Ford and the Company may each terminate the management services agreement by giving the other party at least 180 days prior written notice. In addition, if at any time Ford ceases to beneficially own more than 50% of the outstanding voting stock of the Company or ceases for any reason, as determined in Ford's reasonable discretion, to have effective control of the Company, then the management services agreement shall terminate automatically. Following any termination of the management services agreement, the Company will remain liable for any retroactive insurance premium adjustments for the periods the Company participated in Ford's insurance programs.

     As described under "Business -- Commercial Finance -- Other Commercial Activities", the Company provides relocation services to Ford and, through its auto club operations, administers Ford's roadside assistance program. In addition, the Company operates a computer system that supports the term-funding operations of a Ford subsidiary. See Note 14 to the supplemental combined financial statements.

                                   MANAGEMENT

     The following table sets forth certain information concerning the directors and executive officers of the Company:


                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
           NAME              AGE                AND FIVE-YEAR EMPLOYMENT HISTORY
- ---------------------------  ---   -----------------------------------------------------------
Keith W. Hughes............  49    Chairman of the Board, Chief Executive Officer and Director
                                     of the Company since February 1995; President and Director of the Company from August 1991 until February 1995; Vice
                                     Chairman of the Board and Director of the Company from
                                     November 1988 until August 1991. Mr. Hughes is a director
                                     of American Eagle Group, Inc. (insurance).
Joseph M. McQuillan........  64    Vice Chairman of the Board and Director of the Company
                                     since August 1991; Senior Executive Vice President,
                                     Comptroller and Chief Accounting Officer from November
                                     1988 until February 1990.
Harold D. Marshall.........  60    Vice Chairman of the Board and Director of the Company
                                     since November 1988.
Roy A. Guthrie.............  42    Executive Vice President, Comptroller, Chief Accounting
                                     Officer and Director of the Company since June 1995;
                                     Chief Financial Officer of the Company since March 1996;
                                     Senior Vice President, Comptroller and Chief Accounting
                                     Officer of the Company from February 1990 until June
                                     1995.
Chester D. Longenecker.....  49    Executive Vice President and General Counsel of the Company
                                     since June 1986.
James B. Watts.............  60    Executive Vice President of the Company since May 1990.
James F. Metevier..........  54    Senior Vice President of the Company since December 1995;
                                     Senior Vice President of ACONA since March 1981.
Fredrick H. Stern..........  43    Senior Vice President of the Company since February 1995;
                                     Senior Vice President of Associates Corporation of North
                                     America (A Texas Corporation) since February 1987.


     Upon completion of the Offerings, the Company will have a board of directors consisting of the four current members of the Company's board of directors identified above. After completion of the Offerings, the Company anticipates that the size and composition of the board of directors will be changed and will include three directors who will be officers of the Company, two directors who will be officers of Ford and two directors who will be persons not associated with the Company or Ford. Ford will have the ability to change the size and composition of the Company's board of directors and committees of the board of directors. See "Relationship with Ford".

     The Company's board of directors is expected to appoint members to a compensation committee of the board of directors (the "Compensation Committee") and an audit committee of the board of directors (the "Audit Committee") after independent directors are elected. Both such committees will be comprised solely of independent directors. The Compensation Committee will establish remuneration levels for certain officers of the Company and perform such functions as may be delegated to it under employee benefit programs and executive compensation programs. The Audit Committee will select and engage, on behalf of the Company, the independent public accountants to audit the Company's annual financial statements. The Audit Committee will also review and approve the planned scope of the annual audit.

     The board of directors may, from time to time, establish certain other committees to facilitate the management of the Company.

EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION TABLE

     The following table discloses compensation received by the Company's Chairman and Chief Executive Officer, the Company's former Chairman and Chief Executive Officer and the four other most highly paid executive officers of the Company who were serving as executive officers at December 31, 1995 (the "Named Executive Officers") for the Company's last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                                   ----------------------------------------   -------------------------
                                                                                 AWARDS       PAYOUTS
                                                                              ------------   ----------
                                                                               SECURITIES
                                                                               UNDERLYING
                                                                                 STOCK
         NAME AND                    BASE                    OTHER ANNUAL     OPTIONS/SARS      LTIP           ALL OTHER
    PRINCIPAL POSITION      YEAR   SALARY($)     BONUS($)   COMPENSATION($)       (#)        PAYOUTS($)     COMPENSATION($)
- --------------------------- ----   ---------     --------   ---------------   ------------   ----------     ---------------
                                                                  (5)             (6)           (7)              (10)
Keith W. Hughes............ 1995   $ 431,667     $700,000      $  17,176              0      $1,088,050(8)    $    29,596(11)
  Chairman and Chief
  Executive Officer(1)
Reece A. Overcash, Jr...... 1995      92,863(4)         0          4,328              0               0         2,107,518(12)
  Former Chairman and       1994     729,150      700,000         35,491              0       5,258,770            67,689(12)
  Chief Executive           1993     675,925      650,000         28,140              0         765,000            64,496(12)
  Officer(2)
Joseph M. McQuillan........ 1995     315,250      410,000         16,820              0         438,000            73,050(13)
  Vice Chairman             1994     296,625      385,000         14,665         10,000         365,000            64,509(13)
                            1993     278,250      324,000         12,471              0         330,000            48,819(13)
Harold D. Marshall......... 1995     342,750      350,000         13,919              0         458,000           100,989(14)
  Vice Chairman             1994     325,900      330,000         15,139         10,000       1,114,828            24,648(14)
                            1993     309,175      286,000         13,698              0         565,518            30,338(14)
James E. Jack.............. 1995     253,950      200,000         11,698              0         582,090(9)         43,103(15)
  Senior Executive Vice     1994     238,500      224,000         11,374              0         572,880            16,574(15)
  President and Chief       1993     221,525      200,000          7,962              0         276,960            15,296(15)
  Financial Officer(3)
Chester D. Longenecker..... 1995     216,250      127,000          7,298              0         121,000           159,046(16)
  Executive Vice President  1994     205,500      113,000          8,667              0         541,701            13,238(16)
  and General Counsel       1993     195,250      103,000          4,528              0         100,000            46,758(16)

- ---------------
 (1) Mr. Hughes was elected Chairman and Chief Executive Officer on February 1, 1995 following the death of Reece A. Overcash, Jr., the immediately preceding Chairman and Chief Executive Officer of the Company. Compensation information is provided for 1995, including the period before Mr. Hughes was elected Chairman and Chief Executive Officer.

 (2) Reece A. Overcash, Jr. was the Chairman and Chief Executive Officer of the Company from August 1, 1979 through January 17, 1995, the date of his death. Compensation information for 1995 includes all compensation earned by Mr. Overcash prior to his death, as well as additional amounts paid to Mr. Overcash's estate and/or beneficiaries as post-death compensation continuation payments pursuant to Mr. Overcash's Employment Agreement with the Company (see footnote 11).

 (3) Mr. Jack retired as an officer of the Company in March 1996.

 (4) Compensation reported is base salary earned through February 15, 1995, the close of the pay period ending within the month following Mr. Overcash's death.

 (5) Compensation reported is the Company's payment to cover a Named Executive Officer's taxes with respect to the value of benefits and perquisites includable in the Named Executive Officer's taxable income for the year reported (commonly known as a "tax gross-up").

 (6) The options reported in the "Securities Underlying Stock Options/SARs" column are nonqualified stock options to purchase shares of Ford common stock granted pursuant to the Ford Motor Company 1990 Long-Term Incentive Plan. The Company has also made grants of "phantom stock appreciation rights" ("PSARs") under the Associates First Capital Corporation Phantom Stock Appreciation Right Plan (the "PSAR Plan"). PSARs have been classified as long-term incentive plan compensation throughout this Executive Compensation section rather than as stock appreciation rights because the value of the PSARs is based on a profit-based formula rather than appreciation in the Company's stock price (for a description of the PSAR Plan, see footnote 1 to the Long-Term Incentive Plans table).

 (7) Compensation reported in the "LTIP Payouts" column is the amount paid in the year reported to a Named Executive Officer under the Associates First Capital Corporation Long-Term Performance Plan (the "LTPP") and, if specifically noted, the amount paid under the PSAR Plan with respect to PSARs exercised by the Named Executive Officer during the year (for a description of the LTPP, see footnote 3 to the Long-Term Incentive Plans table).

 (8) For Mr. Hughes for 1995, the LTPP award was $700,000, and he received $388,050 for PSARs exercised in 1995.

 (9) For Mr. Jack for 1995, the LTPP award was $284,000, and he received $298,090 for PSARs exercised in 1995.

(10) Compensation reported in the "All Other Compensation" column includes Company contributions on behalf of a Named Executive Officer pursuant to the Company's tax-qualified and non-qualified supplemental defined contribution plans ("Company DCP Contributions"), above-market earnings accrued by the Company for the reported year with respect to a Named Executive Officer's elective deferrals of salary, bonus, PSAR payouts, and/or LTPP payouts ("Above-Market Earnings on Deferred Compensation"), and amounts includable in compensation for Company-paid premiums for additional term life insurance ("Term Insurance Compensation"). Earnings are above-market to the extent they exceed one-hundred-twenty percent of the applicable federal rate.

(11) For Mr. Hughes for 1995, Company DCP Contributions were $25,900, Above-Market Earnings on Deferred Compensation were $898 and Term Insurance Compensation was $2,798.

(12) For Mr. Overcash for 1995, compensation reported includes amounts payable to Mr. Overcash's estate pursuant to the post-death compensation continuation provisions of Mr. Overcash's five-year Employment Agreement with the Company dated October 25, 1991 which for 1995 provides for (i) the continued monthly payment of Mr. Overcash's base salary for February 16, 1995 through December 31, 1995 ($649,594), (ii) the payment of a bonus for 1995 equal to the average bonus paid for the three preceding fiscal years ($650,000) plus (iii) the payment of a long-term incentive for 1995 under the LTPP equal to the average incentive paid under the LTPP to Mr. Overcash for the three preceding fiscal years ($805,000). These post-death compensation continuation payments end on October 24, 1996, the date Mr. Overcash's Employment Agreement terminates. Company DCP Contributions were
     (i) $929 for 1995, (ii) $43,749 for 1994, and (iii) $40,556 for 1993. Term
     Insurance Compensation was (i) $1,995 for 1995, (ii) $23,940 for 1994 and
     (iii) $23,940 for 1993. Mr. Overcash received no Above-Market Earnings on Deferred Compensation for any reported year.

(13) For Mr. McQuillan, Company DCP Contributions were (i) $18,915 for 1995,
     (ii) $17,798 for 1994 and (iii) $16,695 for 1993. Above-Market Earnings on Deferred Compensation were (i) $44,939 for 1995, (ii) $38,638 for 1994 and
     (iii) $25,048 for 1993. Term Insurance Compensation was (i) $9,196 for 1995, (ii) $8,073 for 1994 and (iii) $7,076 for 1993.

(14) For Mr. Marshall, Company DCP Contributions were (i) $20,565 for 1995, (ii) $19,554 for 1994 and (iii) $18,551 for 1993. Above-Market Earnings on Deferred Compensation were (i) $74,781 for 1995, (ii) $0 for 1994 and (iii) $7,026 for 1993. Term Insurance Compensation was (i) $5,643 for 1995, (ii) $5,094 for 1994 and (iii) $4,761 for 1993.

(15) For Mr. Jack, Company DCP Contributions were (i) $15,237 for 1995, (ii) $14,310 for 1994 and (iii) $13,292 for 1993. Above-Market Earnings on Deferred Compensation were (i) $25,378 for 1995, (ii) $0 for 1994 and (iii) $0 for 1993. Term Insurance Compensation was (i) $2,488 for 1995, (ii) $2,264 for 1994 and (iii) $2,004 for 1993.

(16) For Mr. Longenecker, Company DCP Contributions were (i) $12,975 for 1995,
     (ii) $12,330 for 1994 and (iii) $11,715 for 1993. Above-Market Earnings on Deferred Compensation were (i) $145,090 for 1995, (ii) $0 for 1994 and
     (iii) $34,204 for 1993. Term Insurance Compensation was (i) $981 for 1995,
     (ii) $908 for 1994 and (iii) $839 for 1993.

  OPTIONS/STOCK APPRECIATION RIGHTS

     The following table sets forth certain information regarding the exercise of options to purchase common stock of Ford during the fiscal year ending December 31, 1995 and exercisable/unexercisable options to purchase common stock of Ford held at December 31, 1995 and the value thereof by the Named Executive Officers. No options were exercised by the Named Executive Officers during 1995.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES(1)

                                                                        NUMBER OF
                                                                        SECURITIES         VALUE OF
                                                                        UNDERLYING       UNEXERCISED
                                                                       UNEXERCISED       IN-THE-MONEY
                                                                        OPTIONS AT        OPTIONS AT
                                                                       12/31/95(#)       12/31/95($)
                                          SHARES                      --------------    --------------
                                        ACQUIRED ON       VALUE        EXERCISABLE/      EXERCISABLE/
                  NAME                  EXERCISE(#)    REALIZED($)    UNEXERCISABLE     UNEXERCISABLE
                  ----                  -----------    -----------    --------------    --------------
Keith W. Hughes
  Chairman and Chief Executive
     Officer............................      0            $ 0          3,750/11,250      $938/2,813
Reece A. Overcash, Jr.
  Former Chairman and Chief Executive
     Officer............................      0              0                     0               0
Joseph M. McQuillan
  Vice Chairman.........................      0              0           2,500/7,500       625/1,875
Harold D. Marshall
  Vice Chairman.........................      0              0           2,500/7,500       625/1,875
James E. Jack
  Senior Executive Vice President and
     Chief Financial Officer............      0              0                     0               0
Chester D. Longenecker
  Executive Vice President and General
     Counsel............................      0              0                     0               0

- ---------------

(1) The options reported in this table are incentive stock options and nonqualified stock options to purchase shares of common stock of Ford granted pursuant to the Ford Motor Company 1990 Long-Term Incentive Plan. The exercise price of the options is $28.625 per share, and the closing trading price on the NYSE of Ford common stock on December 31, 1995 was $28.875.

  LONG-TERM INCENTIVE PLANS

     The following table sets forth certain information regarding awards made during 1995 to the Named Executive Officers under the Company's long-term incentive compensation plans: the PSAR Plan and the LTPP.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                PERFORMANCE
                                                 OR OTHER
                                 NUMBER OF        PERIOD           ESTIMATED FUTURE PAYOUTS UNDER
                                  SHARES,          UNTIL           NON-STOCK PRICE-BASED PLANS(3)
                                 UNITS OR       MATURATION    ----------------------------------------
             NAME             OTHER RIGHTS(#)    OR PAYOUT    THRESHOLD($)      TARGET($)   MAXIMUM($)
             ----             ---------------   -----------   ------------      ---------   ----------
                                     (1)            (2)
Keith W. Hughes
  Chairman and Chief
     Executive Officer
  PSAR Plan...................      35,000          1/1/96           N/A(4)           N/A         N/A
  LTPP........................       (5)          12/31/95      $110,500        $ 276,300    $828,900
Reece A. Overcash, Jr.
  Former Chairman and Chief
     Executive Officer
  PSAR Plan(6)................           0          1/1/96           N/A              N/A         N/A
  LTPP(7).....................       (5)          12/31/95             0                0           0
Joseph M. McQuillan
  Vice Chairman
  PSAR Plan...................      13,245          1/1/96           N/A              N/A         N/A
  LTPP........................       (5)          12/31/95        75,500          188,700     566,100
Harold D. Marshall
  Vice Chairman
  PSAR Plan...................      13,000          1/1/96           N/A              N/A         N/A
  LTPP........................       (5)          12/31/95        75,500          188,700     566,100
James E. Jack
  Senior Executive Vice
     President and Chief
     Financial Officer
  PSAR Plan...................       7,755          1/1/96           N/A              N/A         N/A
  LTPP........................       (5)          12/31/95        42,500          106,200     318,600
Chester D. Longenecker
  Executive Vice President and
     General Counsel
  PSAR Plan...................       5,000          1/1/96           N/A              N/A         N/A
  LTPP........................       (5)          12/31/95        33,800           84,500     253,500

- ---------------
(1) Reports the number of PSARs granted during 1995 under the PSAR Plan. The Company terminated the PSAR Plan as of December 31, 1995 and has cashed out all outstanding PSARs. See "-- Additional Material Employee Compensation Plans and Agreements".

(2) With respect to the PSAR Plan, the date disclosed in this column refers to the date upon which the grant of PSARs becomes exercisable. With respect to the LTPP, the performance period is the four-consecutive years ending on the last day of the current year, December 31, 1995.

(3) Amounts listed represent estimated payout levels for interests granted during 1995 under the LTPP. Awards payable under the LTPP are determined based on the Company's average performance in achieving annual profitability targets for the four-consecutive years ending with the current year. An award pool is created based on the performance of the Company for the four-year performance period. The award pool is allocated among eligible participants based on the performance of a business unit and the performance of a participant in achieving individual performance objectives. For

    1995, the performance period is 1992-1995, inclusive. Awards determined for 1995 were paid in December 1995. See "-- Additional Material Employee Compensation Plans and Agreements".

(4) N/A means not applicable.

(5) Interests granted under the LTPP are not evidenced by shares, units or other rights or indicia of ownership.

(6) No PSARs were granted during 1995 to Mr. Overcash or his estate.

(7) Pursuant to Mr. Overcash's Employment Agreement with the Company, an award for 1995 under the LTPP was paid to Mr. Overcash's estate (see footnote 11 to the Summary Compensation table for additional information).

  PENSION/DEFINED BENEFIT RETIREMENT PLANS

     The Company sponsors three defined benefit retirement plans (collectively, the "Company's DB Plans") pursuant to which retirement income is payable to covered employees, including the Named Executive Officers. The Associates First Capital Corporation Pension Plan (the "Qualified Plan") is a tax-qualified defined benefit retirement plan covering all eligible employees of the Company. The Excess Benefit Plan of Associates First Capital Corporation (the "EBP") covers participants in the Qualified Plan whose retirement income is affected by
(i) elections to defer compensation, and (ii) limitations imposed on qualified retirement plans, in general, by Sections 401(a)(17), 414(s) and 415 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The purpose of the EBP is to restore benefits which, if it were not for such limits, would otherwise be available under the Qualified Plan. Mr. Jack will be eligible to receive a benefit under the Qualified Plan and the EBP; such benefit would be approximately $135,000 annually commencing at age 56, and continue until Mr. Jack attains age 62. However, of the active Named Executive Officers, based on assumed retirement at normal retirement age, only Mr. Longenecker will receive a benefit pursuant to the EBP.

     The following table illustrates the yearly pension commencing at "normal retirement age" for Mr. Longenecker pursuant to the Company's Qualified Plan and the EBP.

                               PENSION PLAN TABLE

                                                         YEARS OF SERVICE(2)(3)
                                        --------------------------------------------------------
REMUNERATION($)(1)                         20          25          30          35          40
- ---------------                         --------    --------    --------    --------    --------
   $250,000............................ $100,000    $112,500    $125,500    $137,500    $150,000
    275,000............................  110,000     123,750     137,500     151,250     165,000
    300,000............................  120,000     135,000     150,000     165,000     180,000
    325,000............................  130,000     146,250     162,500     178,750     195,000
    350,000............................  140,000     157,500     175,000     192,500     210,000
    375,000............................  150,000     168,750     187,500     206,250     225,000
    400,000............................  160,000     180,000     200,000     220,000     240,000
    425,000............................  170,000     191,250     212,500     233,750     255,000
    450,000............................  180,000     202,500     225,000     247,500     270,000
    475,000............................  190,000     213,750     237,500     261,250     285,500

- ---------------

(1) Remuneration is the sum of a participant's base salary plus annual bonus (excluding amounts payable under the LTPP and the PSAR Plan) paid or payable for a fiscal year, including elective deferrals (see "Base Salary" and "Bonus" columns in the Summary Compensation table).

(2) The estimated credited service at December 31, 1995 for Mr. Longenecker is 21 years.

(3) The estimated annual benefits illustrated in the table are to be offset by the Named Executive Officer's Social Security benefits. The normal form of payment is a life annuity for a single participant and an actuarially equivalent 50% joint and survivor annuity for a married participant. The estimated annual benefits illustrated in the table are in the form of a life annuity.

     The Associates Corporation of North America Supplemental Retirement Income Plan (the "SRIP") covers only designated eligible executives of the Company and is designed to provide a target retirement income for participants. Retirement benefits are payable under the SRIP to the extent the Company's Qualified Plan does not achieve the target level of retirement income. Messrs. Hughes, McQuillan, Marshall and Jack are participants in the SRIP and, based on assumed retirement at normal retirement age, will receive a benefit under the SRIP. Mr. Overcash was a participant in the SRIP at his death and his surviving spouse is receiving a survivor benefit under the SRIP.

     The SRIP provides participants with a retirement annuity commencing at "normal retirement age" equal to 50% of the participant's "final average earnings", offset by benefits payable pursuant to the Company's Qualified Plan and Social Security. For purposes of the SRIP, "normal retirement age" is defined as age 62, "final average earnings" is defined as the average "annual earnings" for a participant's highest five-consecutive years of the last ten years immediately preceding retirement and "annual earnings" is defined as the sum of a participant's base salary plus annual bonus (excluding amounts payable under the LTPP and the PSAR Plan) paid or payable for a calendar year, including elective deferrals (see "Base Salary" and "Bonus" columns in the Summary Compensation table).

     The following table illustrates the estimated projected annual pension payable for the Named Executive Officers (excluding Mr. Longenecker) under the Company's Qualified Plan and the SRIP commencing at "normal retirement age".

                                                                      PROJECTED ANNUAL RETIREMENT
                                                                           BENEFITS AT NORMAL
                                                                               RETIREMENT
                    NAME AND PRINCIPAL POSITION                               AGE($)(1)(2)
- --------------------------------------------------------------------  ----------------------------
Keith W. Hughes
  Chairman and Chief Executive Officer..............................            $814,990
Reece A. Overcash, Jr.
  Former Chairman and Chief Executive Officer(3)....................             459,988
Joseph M. McQuillan
  Vice Chairman.....................................................             300,780
Harold D. Marshall
  Vice Chairman.....................................................             407,731
James E. Jack
  Senior Executive Vice President and Chief Financial Officer.......             208,114

- ---------------

(1) Projected annual retirement benefits reflect the total amount payable to the Named Executive Officer commencing at normal retirement age pursuant to the SRIP and the Company's Qualified Plan (on a combined basis), and are subject to offset by the Officer's Social Security benefits.

(2) Annual retirement benefits are determined by projecting current "final average earnings" for each Named Executive Officer, other than Mr. Jack, to the Officer's normal retirement age at 6% per annum, compounded annually. The normal form of benefit is a single life annuity for the life of the Named Executive Officer.

(3) Mr. Overcash died on January 17, 1995, and a survivor benefit commenced to his spouse as of February 1, 1995 in the amount set forth above, payable for the life of Mr. Overcash's spouse (see footnote 11 to the Summary Compensation table).

COMPENSATION OF DIRECTORS

     It is anticipated that directors who do not receive compensation as officers or employees of the Company or any of its affiliates will be paid an annual board membership fee of $25,000, an attendance fee of $1,000 for each meeting of the board of directors, and an annual membership fee of $5,000 for service on any committee of the board of directors. The Company does not pay any additional compensation to directors who receive compensation as officers or employees of the Company or any of its affiliates.

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE-IN-CONTROL
ARRANGEMENTS

  EMPLOYMENT CONTRACTS

     The Company has entered into individual employment contracts with twenty senior executives, including each Named Executive Officer (individually, an "Employment Agreement" and collectively, the "Employment Agreements"). The terms of the Employment Agreements for all Named Executive Officers, other than Mr. Overcash, are substantially identical (except for commencement dates) and are summarized in the following paragraphs. The terms of the Employment Agreements covering senior executives who are not Named Executive Officers are substantially identical to the Employment Agreements described below (except for commencement dates). The relevant death benefits provisions of Mr. Overcash's Employment Agreement are summarized in footnote 11 to the Summary Compensation table.

     The term of each Employment Agreement is three years. For Messrs. Jack and Longenecker, the three-year term commenced on September 13, 1995. However, Mr. Jack retired as an officer of the Company in March 1996. For Messrs. Hughes, McQuillan and Marshall, the three-year term commenced on November 16, 1995.

     Each Employment Agreement provides for certain cash and non-cash compensation, including current base salaries for Messrs. Hughes, McQuillan, Marshall and Longenecker of $440,000, $320,000, $347,000 and $219,000,
respectively. Each Named Executive Officer is required to execute the Company's standard confidentiality, conflict of interest and proprietary information agreement. Furthermore, the Named Executive Officer agrees not to solicit, during the twelve month period following the termination of the Officer's employment, any Company employee to leave employment with the Company.

     The Company may terminate a Named Executive Officer at any time with fifteen days' prior written notice, with or without "cause" (as defined in each Employment Agreement). If the Company terminates a Named Executive Officer for cause, the Company's obligations under the Employment Agreement cease. If the Company terminates a Named Executive Officer other than for "cause", the Named Executive Officer will continue to receive, for the duration of the term of the Employment Agreement, (i) a monthly base salary, (ii) the annual payments under the Company's Corporate Annual Performance Plan (the "CAPP") and the LTPP based on average performance over the three performance periods immediately preceding the annual payment and (iii) life, medical, dental and disability coverage. The Named Executive Officer will also receive an amount payable as if credit were given under the Company's retirement plans for service through the end of the employment term. The right to termination benefits described in the preceding sentences shall cease if the board of directors determines that the Named Executive Officer, either before or after termination of employment, directly or indirectly competed with the Company or any affiliate or engaged in any activity adverse to the best interests of the Company or any affiliate.

     In the event of a Named Executive Officer's "permanent disability" (as defined in the Company's long-term disability plan), the Named Executive Officer shall continue to receive a monthly base salary plus the bonuses referred to in subsection (ii) of the preceding paragraph for six months after the determination of permanent disability or, if later, the end of the employment term, reduced by any amounts received through any disability or salary continuation plan or program provided by the Company. If a Named Executive Officer's employment terminates due to death during the employment term, the Named Executive Officer's estate or designated beneficiary shall continue to receive compensation equal to the Named Executive Officer's base salary plus the bonuses referred to in subsection (ii) of the preceding paragraph for one year following the Named Executive Officer's date of death, or, if later, the end of the employment term.

     The Company intends to amend the Employment Agreements for active executive officers prior to or after the completion of the Offerings to provide subsequent one-year renewals, add a covenant not to compete and provide that if a termination for other than for "cause" occurs or a "change-in-control" of the Company occurs which results in the Company either actually or "constructively" terminating a Named Executive Officer other than for "cause" (as such terms will be defined in the

Employment Agreements) within 12 months, the Named Executive Officer shall receive the following severance benefits, in lieu of continuing salary and annual payments:

     (i) A cash severance payment equal to the sum of (i) the Named Executive Officer's base salary then in effect multiplied by 3 if the Named Executive Officer is one of the designated top three executive officers of the Company, or by 2, for all other Named Executive Officers, plus
         (ii) the average of the bonuses paid to the Named Executive Officer under the CAPP during each of the three years immediately preceding the year of termination multiplied by the base salary multiple determined in (i) above, plus (iii) a pro rata portion, based on the portion of the current performance year preceding termination, equal to the average of the Named Executive Officer's bonuses under the CAPP and LTPP during each of the three years preceding the year of termination.

    (ii) All outstanding awards granted to the Named Executive Officer pursuant to the Associates First Capital Corporation Long-Term Equity Compensation Plan (the "ECP") shall become 100% vested.

   (iii) Coverage shall be provided under life, medical, dental and disability plans for the number of years equal to the base salary multiple determined above with regard to the Named Executive Officer's base salary cash severance payment. Coverage will terminate earlier, however, if the Named Executive Officer becomes covered by similar coverage provided by a successor employer.

    (iv) The Named Executive Officer's accrued benefits under the EBP and/or the SRIP shall become 100% vested.

     (v) The Named Executive Officer shall also receive distribution of his account balance under the Associates First Capital Corporation Equity Deferred Plan (the "EDP").

     A "change-in-control" of the Company means any of the following:

     (i) Any merger, consolidation or similar combination with or involving the Company, as of the date of the conclusion of such event, other than a merger, consolidation or similar combination of the Company with Ford or any of its affiliates.

    (ii) Any transaction or series of transactions that results in the sale or divestiture of all or substantially all of the Company's assets, as of the conclusion of such transaction or series of transactions.

   (iii) Any capital reorganization, transaction or series of transactions that results in Ford and its affiliates owning common stock of the Company having less than 50% of the combined voting power of the outstanding capital stock of the Company, as of the date of the conclusion of such reorganization, transaction or series of transactions.

    (iv) The successful completion of a public offering, or distribution to the public by dividend or spinoff, that results in Ford and its affiliates owning Common Stock of the Company having less than 50% of the combined voting power of the outstanding capital stock of the Company.

     Notwithstanding the foregoing, total compensation paid to a Named Executive Officer as a result of a change-in-control shall not exceed 2.99 times the average of the Named Executive Officer's "Annualized Includable Compensation for Base Period," as defined in Section 280G(d)(1) of the Internal Revenue Code, during the five years preceding the termination.

ADDITIONAL MATERIAL EMPLOYEE COMPENSATION PLANS AND AGREEMENTS

     In addition to the Employment Agreements and retirement benefits described above, the Company sponsors material compensation plans and arrangements covering certain designated employees, including the Named Executive Officers. These material compensation plans and arrangements are described below.

  CORPORATE ANNUAL PERFORMANCE PLAN

     The Company sponsors an annual bonus plan, the CAPP, covering the Named Executive Officers and other executives of the Company. The payments reported in the "Bonus" column of the Summary Compensation table are paid to the Named Executive Officers pursuant to the CAPP. The performance period for determining awards under the CAPP is the Company's fiscal year ending December 31. Bonuses under the CAPP are generally paid during December of each fiscal year.

     The CAPP is administered by the Executive Committee of the board of directors. After the completion of the Offerings, the CAPP will be administered by the Compensation Committee. The administrator of the CAPP is responsible for annually establishing performance goals under the CAPP.

     CAPP bonuses for a fiscal year are determined based on the performance of the Company, the business unit in which a participant is employed and the participant, personally. A bonus pool is created based on the relative performance of the Company in achieving a profit target established for the fiscal year. The bonus pool is allocated among eligible participants based on the performance of a business unit in achieving targeted objectives for the fiscal year and the performance of a participant in achieving individual performance objectives.

     To receive an award under the CAPP, a participant must remain in the employ of the Company or its affiliates through the date awards are payable. However, a participant whose employment with the Company or its affiliates terminates during a fiscal year due to the participant's death, disability or retirement (as defined) shall remain eligible to receive a portion of the award otherwise payable to the participant, in proportion to the period of the fiscal year the participant was employed. In addition, the administrator of the CAPP retains the right, exercisable in its reasonable discretion, to approve payment of an award to a participant whose employment terminates prior to the date awards are payable for reasons other than death, disability or retirement. Notwithstanding the foregoing, a participant forfeits the right to receive an award under the CAPP for a fiscal year during which, prior to the date awards are payable under the CAPP, the participant either (i) directly or indirectly competes with the Company or any affiliate, or (ii) divulges any trade secrets, methods, processes or other proprietary or confidential information of the Company or any affiliate without the consent of the Company.

     Awards under the CAPP are payable in a lump sum cash payment unless a participant has elected to defer receipt of all or a specified portion of an award for a fiscal year. A deferred award earns interest based on a participant's election of one of two interest rate indices. A deferred CAPP award is generally payable in the manner selected by the participant.

  LONG-TERM PERFORMANCE PLAN

     The Company sponsors a long-term cash incentive plan, the LTPP, covering the Named Executive Officers and other executives of the Company. The payments reported in the "LTIP Payouts" column of the Summary Compensation table include awards paid to the Named Executive Officers pursuant to the LTPP. The performance period for the LTPP is the Company's then current fiscal year and the three immediately preceding fiscal years. Awards under the LTPP are determined annually for the relevant four-year performance period during December of each fiscal year and paid in that December.

     The LTPP is administered by the Executive Committee of the board of directors. Following the completion of the Offerings, the LTPP will be administered by the Compensation Committee. The administrator of the LTPP is responsible for establishing performance goals under the LTPP.

     LTPP awards are determined for a performance period based on the success of the Company in achieving a target level of profits established for each year of the performance period, with such annual performance then averaged for the performance period. An award pool is then created based on the performance of the Company for the four-year performance period and the award pool is allocated among eligible participants based on the performance of a business unit and the performance of a participant in achieving individual performance objectives.

     To receive an award under the LTPP, a participant must remain in the employ of the Company or its affiliates through the date awards are payable. However, a participant whose employment with the Company or its affiliates terminates during a fiscal year due to the participant's death, disability or retirement (as defined) shall remain eligible to receive a portion of the award otherwise payable to the participant, in proportion to the period of the performance period the participant was employed. In addition, the administrator of the LTPP retains the right, exercisable in its reasonable discretion, to approve payment of an award to a participant whose employment terminates prior to the date awards are payable for reasons other than death, disability or retirement. Notwithstanding the foregoing, a participant forfeits the right to receive an award under the LTPP for a fiscal year during which, prior to the date awards are payable under the LTPP, the participant either (i) directly or indirectly competes with the Company or any affiliate, or (ii) divulges any trade secrets, methods, processes or other proprietary or confidential information of the Company or any affiliate without the consent of the Company.

     Awards under the LTPP are payable in a lump sum cash payment unless a participant has elected to defer receipt of all or a specified portion of an award for a fiscal year. A deferred award earns interest based on a participant's election of one of two interest rate indices. A deferred LTPP award is generally payable in the manner selected by the participant.

  PHANTOM STOCK APPRECIATION RIGHT PLAN

     The Company sponsored a long-term cash plan, the PSAR Plan, which covered the Named Executive Officers and other executives of the Company. The Company terminated the PSAR Plan as of December 31, 1995. The payments reported in the "LTIP Payouts" column of the Summary Compensation table include awards paid to the Named Executive Officers pursuant to the PSAR Plan.

     A PSAR granted under the PSAR Plan entitled the holder to receive from the Company, upon the exercise of such PSAR, an amount in cash (less required tax withholding) equal to the amount by which the "Phantom Share Price" of a phantom share of stock of Ford Financial Services Group ("Ford FSG") on the exercise date exceeded the "Base Share Price" of such PSAR, multiplied by the number of PSARs exercised. The Phantom Share Price and the Base Share Price were determined pursuant to a formula set forth in the PSAR Plan which was based on Ford FSG's profits for the four most recent calendar quarters, a price/earnings ratio determined for comparable companies and the total number of PSARs established under the PSAR Plan. A PSAR had a term of five years and vested 100% on the first anniversary of the date of grant.

     The Company has terminated the PSAR Plan, effective as of December 31, 1995, and has cashed out all outstanding PSARs. The amount paid for each outstanding PSAR equaled the sum of (i) the amount by which the Phantom Share Price of a PSAR on December 31, 1995 exceeded the Base Share Price of such PSAR, plus (ii) the present value, determined pursuant to a modified Black-Scholes option pricing model, of the estimated foregone future appreciation of the PSAR for the period of January 1, 1996 through the last day of the term of the PSAR.

     Except as provided in the immediately following paragraph, amounts payable in satisfaction of outstanding PSARs were paid in a lump sum cash payment, unless a participant had elected to defer receipt of all or a specified portion of such cash payment. The deferred payment earns interest based on a participant's election of one of two interest rate indices. A deferred PSAR payment is generally payable in the manner selected by the participant.

     The Company also amended the PSAR Plan so as to require Named Executive Officers and certain other officers of the Company (all of whom were granted PSARs in 1995) to defer one-half of the amount payable in satisfaction of their respective PSARs granted in 1995. The amounts so deferred are being administered by the Company in accordance with the terms of the Associates First Capital Corporation Equity Deferral Plan (the "EDP").

  EQUITY DEFERRAL PLAN

     The EDP covers the Named Executive Officers and certain other officers of the Company (approximately 20 participants). The Company adopted the EDP in connection with the termination of the PSAR Plan and the requirement that these EDP participants defer one-half of the amount payable in satisfaction of their PSARs granted in 1995. The objective is for these participants to have the amount so deferred be deemed to be invested in shares of Class A Common Stock. The EDP will govern the manner in which these deferred amounts are administered and paid out.

     The EDP is administered by a committee appointed by the board of directors. Following the completion of the Offerings, the EDP will be administered by the Compensation Committee.

     Amounts deferred pursuant to the EDP will be credited to individual unfunded accounts (the "EDP Accounts") which will earn interest at the prime rate of interest, as determined from time to time, from the date the amounts so deferred would otherwise be distributed to the participants upon termination of the PSAR Plan to the first date on which the Company issues its Class A Common Stock pursuant to the Offerings (the "Closing Date") or the termination of employment of the participant for any reason prior to the Closing Date. On the Closing Date, EDP Accounts will be deemed to be invested in the number of shares of Class A Common Stock determined by dividing (i) such EDP Account balance, by
(ii) the price of one share of Class A Common Stock under the Offerings. Dividends paid on Class A Common Stock thereafter will be credited to participants and will be deemed to be reinvested in additional shares of Class A Common Stock.

     A participant's EDP Account may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or by the laws of intestate succession. In general, EDP Accounts will be distributed on the earlier of (i) the fifth anniversary of the Closing Date or (ii) the participant's termination of employment for any reason, in cash, reduced by applicable withholding of taxes, based on the closing price of the Company's Class A Common Stock on the New York Stock Exchange on the trading day preceding such date, and the EDP Account will terminate. See "Employment Contracts and Termination, Severance and Change-in-Control Arrangements -- Employment Contracts". The EDP will terminate when no EDP Accounts are outstanding. The board of directors may, from time to time, terminate, amend or modify the EDP; provided, however, that no such amendment, modification or termination may materially adversely affect a participant without the participant's consent.

  EXECUTIVE DEFERRED SALARY PLAN

     The Company sponsors a deferred salary plan, the Associates First Capital Corporation Executive Deferred Salary Plan (the "EDSP"), covering the Named Executive Officers and other executives of the Company. Pursuant to the EDSP, a participant may elect to defer up to thirty-five percent of the participant's base salary. The amount deferred is deducted from the participant's wages each pay period. Elections under the EDSP to defer base salary are made annually prior to the commencement of each year. A deferred salary amount earns interest based on a participant's election of one of two interest rate indices. A salary deferral is generally payable in the manner selected by the participant.

     The EDSP is administered by a Committee appointed by the board of directors. Following the completion of the Offerings, the EDSP will be administered by the Compensation Committee.

     Certain senior executives of the Company, including Named Executive Officers, have also been participants in similar deferred compensation plans, the Associates Corporation of North America

Deferred Compensation Unit Plan Agreement and/or Executive Incentive Plan. These plans are administered by a Committee appointed by the board of directors. After the completion of the Offerings, these plans will be administered by the Compensation Committee. These plans are frozen to new participants and have been replaced by the EDSP and CAPP. For participants in these frozen plans, their accounts continue to be active even though new deferrals are not permitted. As under the EDSP, a deferral under these frozen plans earns interest based on a participant's election of one of two interest rate indices. A deferral is generally payable in the manner selected by the participant.

  LONG-TERM EQUITY COMPENSATION PLAN

     The Company sponsors a stock-based incentive plan, the ECP, covering the Named Executive Officers and other executives of the Company. The Company adopted the ECP in 1996 prior to the Offerings. Awards granted under the ECP are based on shares of Class A Common Stock.

     The ECP is administered by a committee appointed by the board of directors. After the completion of the Offerings, the ECP will be administered by the Compensation Committee. The ECP provides for the grant of incentive and nonqualified stock options, stock appreciation rights, restricted stock, performance shares and performance units (individually, an "Award" or collectively, "Awards"). Only officers or certain salaried employees of the Company with potential to contribute to the future success of the Company or its subsidiaries will be eligible to receive Awards under the ECP (initially approximately 600 employees). The administrator of the ECP has the discretion to select the employees to whom Awards will be granted, to determine the type, size and terms and conditions applicable to each Award and the authority to interpret, construe and implement the provisions of the ECP. The administrator's decisions will be binding.


     The total number of shares of Class A Common Stock that may be subject to Awards under the ECP is 4% of all outstanding Common Stock as of the tenth business day following the Closing Date, or approximately 13,579,394 shares (13,939,394 shares if the Underwriters' over-allotment options are exercised in full), including Awards granted prior to the Offerings and subject to adjustment as provided in the ECP. No more than 400,000 shares of Class A Common Stock may be subject to stock options, with or without any related stock appreciation rights, or stand alone stock appreciation rights, awarded to any individual participant under the ECP in any one calendar year. Class A Common Stock issued under the ECP may be either authorized but unissued shares (subject to a maximum limit of 204,200 shares), treasury shares or any combination thereof. Any shares of Class A Common Stock in addition to 204,200 shares to be issued as Awards under the ECP or pursuant to Awards granted under the ECP will be obtained by the Company either through forfeitures of shares of restricted stock (to the extent that such shares are made available again for issuance under the ECP) or from treasury shares (to the extent that the Company is permitted by applicable law to acquire its own shares). In general, to the fullest extent permitted under Rule 16b-3 under the Exchange Act and Sections 422 and 162(m) of the Internal Revenue Code, any shares of Class A Common Stock subject to an Award which lapses, expires or is otherwise terminated without the issuance of such shares may become available for new Awards.

     The Company intends to grant Awards to the active Named Executive Officers and other selected participants which will be contingent on the successful completion of the Offerings. The terms of the Awards will be set forth in award agreements ("Award Agreements"). These Awards are summarized in the following table and are described below:

                                   ECP TABLE

                                                                                     NO. OF
                                                                                  NONQUALIFIED
                                                          NO. OF SHARES OF        STOCK OPTIONS
                   NAME AND POSITION                      RESTRICTED STOCK     WITH TANDEM SARS(1)
- --------------------------------------------------------  ----------------     -------------------
Keith W. Hughes
  Chairman and Chief Executive Officer..................        60,000                290,000
Joseph M. McQuillan
  Vice Chairman.........................................        20,000                100,000
Harold D. Marshall
  Vice Chairman.........................................        20,000                100,000
Chester D. Longenecker
  Executive Vice President and General Counsel..........         6,000                 35,000
All Executive Officers as a Group (including those
  listed above).........................................       196,600                994,800
Non-Employee Directors                                               0                      0
All Other Employees as a Group..........................             0              1,900,000

- ---------------

(1) The Company intends to grant these options with an exercise price equal to the initial public offering price set forth on the cover page of this Prospectus.

The principal terms of the Awards Agreements are as follows:


          (i) An Award will be granted to each active Named Executive Officer and to approximately 15 other officers which will consist of shares of Restricted Stock and Tandem Option/SARs which will vest on the fifth anniversary of the date of grant.



          (ii) An Award will be granted to each active Named Executive Officer and to a significantly larger group of eligible employees which will consist of Tandem Option/SARs which will vest one-third on each of the first three anniversaries of the date of grant.


     Set forth below is a brief description of the Awards that may be granted under the ECP:

     Stock Options. Options (each an "Option") to purchase shares of Class A Common Stock, which may be incentive or nonqualified stock options, may be granted under the ECP at an exercise price (the "Option Price") determined by the administrator of the ECP in its discretion, provided that the Option Price may be no less than the closing trading price of the Class A Common Stock on the New York Stock Exchange on the date of grant, except the initial grants described above will be granted with an exercise price equal to the initial public offering price set forth on the cover page of this Prospectus. Each Option represents the right to purchase one share of Class A Common Stock at the specified Option Price.

     Options will expire not later than 10 years after the date on which they are granted and will become exercisable at such times and in such installments as determined by the administrator of the ECP. Payment of the Option Price must be made in full at the time of exercise in cash, certified or bank check. As determined by the administrator of the ECP, payment in full or in part may also be made by tendering to the Company shares of Class A Common Stock having a fair market value equal to the Option Price (or such portion thereof). The Committee may also allow a cashless exercise of such options.

     Stock Appreciation Rights. An Award of a stock appreciation right ("SAR") may be granted under the ECP with respect to shares of Class A Common Stock. Generally, one SAR is granted with respect to one share of Class A Common Stock. The SAR entitles the participant, upon the exercise of the SAR, to receive an amount equal to the appreciation in the underlying share of Class A Common Stock. The appreciation is equal to the difference between (i) the "base value" of the SAR (which is determined with reference to the closing trading price of the Class A Common Stock on the New York Stock Exchange on the date the SAR is granted), and (ii) the closing trading price of the Class A Common Stock on the New York Stock Exchange on the date the SAR is exercised. Upon the exercise of a vested SAR, the exercising participant will be entitled to receive the appreciation in the value of one share of Class A Common Stock as so determined, payable at the discretion of the participant in cash, shares of Class A Common Stock, or some combination thereof, subject to the availability of shares of Class A Common Stock to the Company.

     SARs will expire not later than 10 years after the date on which they are granted. SARs become exercisable at such times and in such installments as determined by the administrator of the ECP; provided that currently no SAR may be exercised by an individual who is subject to Section 16(b) of the Exchange Act except during the quarterly exercise window period allowable under Section 16(b).

     Tandem Option/SARs. An Option and a SAR may be granted "in tandem" with each other (a "Tandem Option/SAR"). An Option and an SAR are considered to be in tandem with each other because the exercise of the Option aspect of the tandem unit automatically cancels the right to exercise the SAR aspect of the tandem unit, and vice versa. The Option may be an incentive stock option or a nonqualified stock option, and the Option may be coupled with one SAR, more than one SAR or a fractional SAR in any proportionate relationship selected by the Compensation Committee. Descriptions of the terms of the Option and the SAR aspects of a Tandem Option/SAR are provided above.

     Restricted Stock. An Award of restricted stock ("Restricted Stock") is an Award of Class A Common Stock that is subject to such restrictions as the administrator of the ECP deems appropriate, including forfeiture conditions and restrictions against transfer for a period specified by the administrator of the ECP. Restricted Stock Awards may be granted under the ECP for services and/or payment of cash. Restrictions on Restricted Stock may lapse in installments based on factors selected by the administrator of the ECP. Prior to the expiration of the restricted period, except as and only if provided by the administrator of the ECP, a grantee who has received a Restricted Stock Award generally has the rights of a stockholder of the Company, including the right to vote and to receive cash dividends on the shares subject to the Award. Stock dividends issued with respect to a Restricted Stock Award may be treated as additional shares under such Award and may be subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued.

     Performance Shares and Performance Units. A performance share Award (a "Performance Share") and/or a performance unit Award (a "Performance Unit") may be granted under the ECP. Each Performance Unit will have an initial value that is established by the administrator of the ECP at the time of grant. Each Performance Share will have an initial value equal to the closing trading price of one share of Class A Common Stock on the New York Stock Exchange on the date of grant. Such Awards may be earned based upon satisfaction of certain specified performance criteria, subject to such other terms and conditions as the administrator of the ECP deems appropriate. Performance objectives will be established before, or as soon as practicable after, the commencement of the performance period during which performance will be measured (the "Performance Period") and may be based on net earnings, operating earnings or income, net income, absolute and/or relative return on equity, capital invested or assets, earnings per share, cash flow, profits, earnings growth, revenue growth, comparisons to peer companies, share price, total shareholder return, economic value added, expense reduction, customer satisfaction, any combination of the foregoing and/or such other measures, including individual measures of performance, as the administrator of the ECP deems appropriate. Prior to the end of a Performance Period, the administrator of the ECP, in its discretion, may adjust the performance objectives to reflect an event that may materially affect the performance of the Company, including, but not limited to, market conditions or a significant acquisition or disposition of assets or other property by the Company. The extent to which a grantee is entitled to payment in settlement of such an Award at the end of the Performance Period will be determined by the administrator of the ECP, in its sole discretion, based on whether the performance criteria have been met and payment will be made in cash or in shares of Class A Common Stock in accordance with the terms of the applicable Award Agreements.

     Additional Information. Under the ECP, if there is any change in the capitalization of the Company, a corporate transaction, a reorganization or a partial liquidation of the Company, such proportionate adjustments as may be necessary (in the form determined by the administrator of the ECP) to reflect such change will be made to prevent dilution or enlargement of the rights with respect to the aggregate number of shares of Class A Common Stock for which Awards in respect thereof may be granted under the ECP, the number of shares of Class A Common Stock covered by each outstanding Award and the price per share in respect thereof. Unless otherwise provided in an Award Agreement, an individual's rights under the ECP may not be assigned or transferred (except in the event of death). An individual's rights under the ECP are subject to forfeiture for competitive activity or activity that is inimical to the best interest of the Company.

     The ECP will remain in effect until terminated by the board of directors and thereafter until all Awards granted thereunder are satisfied by the issuance of shares of Class A Common Stock and/or the payment of cash or the ECP is otherwise terminated pursuant to the terms of the ECP or under any Award Agreements. Notwithstanding the foregoing, no Awards may be granted under the ECP after the tenth anniversary of the effective date of the ECP. The board of directors may at any time terminate, modify or amend the ECP; provided, however, that no such amendment, modification or termination may materially adversely affect an optionee's or grantee's rights under any Award theretofore granted under the ECP, except with the consent of such optionee or grantee, and no such amendment or modification will be effective unless and until the same is approved by the shareholders of the Company when such shareholder approval is required to comply with Rule 16b-3 under the Exchange Act, or other applicable law, regulation or stock exchange rule. Rule 16b-3 currently requires shareholder approval if the amendment would, among other things, materially increase the benefits accruing to optionees or grantees under the ECP.

     Certain Federal Income Tax Consequences of Awards. Certain of the federal income tax consequences to ECP participants and the Company of Awards granted under the ECP are generally set forth in the following summary.

     An employee to whom an Option which is an incentive stock option ("ISO") that qualifies under Section 422 of the Internal Revenue Code is granted will not recognize income at the time of grant or exercise of such Option. No federal income tax deduction will be allowable to the Company upon the grant or exercise of such ISO. However, upon the exercise of an ISO, any excess in the fair market price of the Class A Common Stock over the Option Price constitutes a tax preference item that may have alternative minimum tax consequences for the employee. When the employee sells such shares more than 1 year after the date of transfer of such shares and more than 2 years after the date of grant of such ISO, the employee will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the aggregate Option Price and the Company will not be entitled to a federal income tax deduction with respect to the exercise of the ISO or the sale of such shares. If the employee does not hold such shares for the required period, when the employee sells such shares, the employee will recognize ordinary compensation income and possibly capital gain or loss in such amounts as are prescribed by the

Internal Revenue Code and the regulations thereunder and the Company will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.

     An employee to whom an Option which is a nonqualified stock option ("NSO") is granted will not recognize income at the time of grant of such Option. When the employee exercises such NSO, the employee will recognize ordinary compensation income equal to the difference, if any, between the Option Price paid and the fair market value, as of the date of Option exercise, of the shares of Class A Common Stock the employee receives. The tax basis of such shares to such employee will be equal to the Option Price paid plus the amount includible in the employee's gross income, and the employee's holding period for such shares will commence on the date of exercise. Subject to the applicable provisions of the Internal Revenue Code and regulations thereunder, the Company will generally be entitled to a federal income tax deduction in respect of an NSO in an amount equal to the ordinary compensation income recognized by the employee upon the exercise of the NSO.

                           OWNERSHIP OF COMMON STOCK

     Ford beneficially owns 100% of the common stock of the Company outstanding prior to the Offerings. Upon completion of the Offerings, Ford will beneficially own 100% of the outstanding Class B Common Stock and 30.1% of the outstanding Class A Common Stock (27.3 % if the Underwriters' over-allotment options are exercised in full) and, accordingly, will in the aggregate own Common Stock representing 82.3% of the economic interest in the Company (80.2% if the Underwriters' over-allotment options are exercised in full) and representing 95.6% of the combined voting power of the Company's outstanding Common Stock (94.9% if the Underwriters' over-allotment options are exercised in full). See "Relationship with Ford".

     The principal executive offices of Ford are located at The American Road, Dearborn, MI 48121.

                        SHARES AVAILABLE FOR FUTURE SALE

     Upon completion of the Offerings, the Company will have 85,883,019 shares of Class A Common Stock issued and outstanding (94,883,019 if the Underwriters' over-allotment options are exercised in full) and 253,601,830 shares of Class B Common Stock issued and outstanding. All of the shares of Class A Common Stock to be sold in the Offerings will be freely tradeable without restrictions or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as that term is defined in Rule 144 adopted under the Securities Act ("Rule 144")), which will be subject to the resale limitations of Rule 144. Immediately prior to the Closing Date, all of the outstanding shares of Class B Common Stock and an estimated 25,883,019 shares of Class A Common Stock will be beneficially owned by Ford and will not have been registered under the Securities Act and may not be sold in the absence of an effective registration statement under the Securities Act other than in accordance with Rule 144 or another exemption from registration. Ford has certain rights to require the Company to effect registration of shares of Common Stock owned by Ford, which rights may be assigned. See "Relationship with Ford -- Corporate Agreement".

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of Common Stock for at least two years, including a person who may be deemed an "affiliate", is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1 percent of the total number of shares of the class of stock being sold or the average weekly reported trading volume of the class of stock being sold during the four calendar weeks preceding such sale. A person who is not deemed an "affiliate" of the Company at any time during the three months preceding a sale and who has beneficially owned shares for at least three years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with, such issuer. Rule 144A under the Securities Act

("Rule 144A") provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for specified resales of restricted securities to certain institutional investors. In general, Rule 144A allows unregistered resales of restricted securities to a "qualified institutional buyer", which generally includes an entity, acting for its own account or for the account of other qualified institutional buyers, that in the aggregate owns or invests at least $100 million in securities of unaffiliated issuers. Rule 144A does not extend an exemption to the offer or sale of securities that, when issued, were of the same class as securities listed on a national securities exchange or quoted on an automated quotation system. The shares of Class B Common Stock outstanding as of the date of this Prospectus would be eligible for resale under Rule 144A because such shares, when issued, were not of the same class as any listed or quoted securities. The foregoing summary of Rule 144 and Rule 144A is not intended to be a complete description thereof.

     Prior to the Offerings, there has been no market for the Class A Common Stock, and no prediction can be made as to the effect, if any, that market sales of outstanding shares of Class B Common Stock, or the availability of such shares for sale, will have on the market price of the Class A Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Class B Common Stock or the shares of Class A Common Stock beneficially owned by Ford in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A Common Stock offered in the Offerings.

     Although Ford in the future may effect or direct sales or other dispositions of Common Stock that would reduce its beneficial ownership interest in the Company, Ford has advised the Company that its current intent is to continue to hold all of the Common Stock beneficially owned by it following the Offerings. However, Ford is not subject to any contractual obligation to retain its controlling interest except that Ford has agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Goldman, Sachs & Co. As a result, there can be no assurance concerning the period of time during which Ford will maintain its beneficial ownership of Common Stock owned by it following the Offerings. See "Underwriting". Beneficial ownership of at least 80% of the total voting power and value of the outstanding Common Stock is required in order for Ford to continue to include the Company in its consolidated group for federal income tax purposes, and beneficial ownership of at least 80% of the total voting power and 80% of each class of nonvoting capital stock is required in order for Ford to be able to effect a Tax-Free Spin-Off or certain other tax-free transactions. See "Relationship with Ford".

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company will consist of (i) 1,150,000,000 shares of Class A Common Stock and 400,000,000 shares of Class B Common Stock and (ii) 50,000,000 shares of Preferred Stock, par value $0.01 per share, none of which is outstanding as of the date hereof. Of the 1,150,000,000 shares of Class A Common Stock, an estimated 25,883,019 shares will be issued to Ford in connection with the Foreign Subsidiaries Recontribution, 60,000,000 shares are being offered in the Offerings, 253,601,830 shares will be reserved for issuance upon conversion of Class B Common Stock into Class A Common Stock and 204,200 shares have been reserved for issuance pursuant to certain employee benefit plans. See "Management -- Additional Material Employee Compensation Plans and Agreements -- Long-Term Equity Compensation Plan". Of the 400,000,000 shares of Class B Common Stock, 253,601,830 shares will be outstanding and held by Ford or one or more of its subsidiaries, including FFSG, on the Closing Date. A description of the material terms and provisions of the Company's Restated Certificate of Incorporation affecting the relative rights of the Class A Common Stock, the Class B Common Stock and the Preferred Stock is set forth below. The following description of the capital stock of the Company is intended as a summary only and is qualified in its entirety by reference to the form of the Company's Restated

Certificate of Incorporation filed with the Registration Statement of which this Prospectus forms a part and to Delaware corporate law.

COMMON STOCK

     VOTING RIGHTS. The holders of Class A Common Stock and Class B Common Stock generally have identical rights except that holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to five votes per share on all matters to be voted on by stockholders. Holders of shares of Class A Common Stock and Class B Common Stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any Preferred Stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding Preferred Stock, amendments to the Company's Restated Certificate of Incorporation must be approved by a majority of the combined voting power of all of Class A Common Stock and Class B Common Stock, voting together as a single class. However, amendments to the Company's Restated Certificate of Incorporation that would alter or change the powers, preferences or special rights of the Class A Common Stock or the Class B Common Stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to the Company's Restated Certificate of Incorporation to increase or decrease the authorized shares of any class shall be approved upon the affirmative vote of the holders of a majority of the Common Stock, voting together as a single class.

     DIVIDENDS. Holders of Class A Common Stock and Class B Common Stock will share ratably in any dividend declared by the board of directors, subject to any preferential rights of any outstanding Preferred Stock. Dividends consisting of shares of Class A Common Stock and Class B Common Stock may be paid only as follows: (i) shares of Class A Common Stock may be paid only to holders of shares of Class A Common Stock, and shares of Class B Common Stock may be paid only to holders of Class B Common Stock; and (ii) shares shall be paid proportionally with respect to each outstanding share of Class A and Class B Common Stock.

     The Company may not subdivide or combine shares of either class of Common Stock without at the same time proportionally subdividing or combining shares of the other class.

     CONVERSION. Each share of Class B Common Stock is convertible while held by Ford, any of its subsidiaries or the Class B Transferee (as defined below), if any, at the option of the holder thereof into one share of Class A Common Stock. Following the occurrence of a Tax-Free Spin-Off, if any, shares of Class B Common Stock shall not be convertible into shares of Class A Common Stock at the option of the holder thereof.

     Except as provided below, any shares of Class B Common Stock transferred to a person other than Ford or any of its subsidiaries or the Class B Transferee or any of its subsidiaries shall automatically convert to shares of Class A Common Stock upon such disposition. Shares of Class B Common Stock representing more than a 50% economic interest in the Company transferred by Ford or any of its subsidiaries in a single transaction to one unrelated person (the "Class B Transferee") or any subsidiary of the Class B Transferee shall not automatically convert to shares of Class A Common Stock upon such disposition. Any shares of Class B Common Stock retained by Ford or any of its subsidiaries following any such disposition to the Class B Transferee shall automatically convert to shares of Class A Common Stock upon such disposition. Shares of Class B Common Stock transferred to stockholders of Ford or stockholders of the Class B Transferee as a dividend intended to be a Tax-Free Spin-Off shall not convert to shares of Class A Common Stock upon the occurrence of a Tax-Free Spin-Off. Following a Tax-Free Spin-Off, shares of Class B

Common Stock shall be transferable as Class B Common Stock, subject to applicable laws; provided, however, that shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock on the fifth anniversary of the Tax-Free Spin-Off, unless prior to such Tax-Free Spin-Off, Ford or the Class B Transferee, as the case may be, delivers to the Company an opinion of counsel reasonably satisfactory to the Company (which, in the case of Ford, shall include Ford's Chief Tax Officer) to the effect that such conversion would preclude Ford or the Class B Transferee, as the case may be, from obtaining a favorable ruling from the Internal Revenue Service that the distribution would be a Tax-Free Spin-Off. If such an opinion is received, approval of such conversion shall be submitted to a vote of the holders of the Common Stock as soon as practicable after the fifth anniversary of the Tax-Free Spin-Off unless Ford or the Class B Transferee, as the case may be, delivers to the Company an opinion of counsel reasonably satisfactory to the Company (which, in the case of Ford, shall include Ford's Chief Tax Officer) prior to such anniversary that such vote would adversely affect the status of the Tax-Free Spin-Off. Approval of such conversion will require the affirmative vote of the holders of a majority of the shares of both the Class A Common Stock and Class B Common Stock present and voting, voting together as a single class, with each share entitled to one vote for such purpose. No assurance can be given that such conversion would be consummated. The requirement to submit such conversion to a vote of the holders of Common Stock is intended to ensure tax treatment of the Tax-Free Spin-Off is preserved should the Internal Revenue Service challenge such automatic conversion as violating the 80% vote requirement. Ford has no current plans with respect to a Tax-Free Spin-Off of the Company.

     All shares of Class B Common Stock shall automatically convert into Class A Common Stock if a Tax-Free Spin-Off has not occurred and the number of outstanding shares of Class B Common Stock beneficially owned by Ford or the Class B Transferee, as the case may be, falls below 45% of the aggregate number of outstanding shares of Common Stock. This will prevent Ford or the Class B Transferee, as the case may be, from decreasing its economic interest in the Company to less than 45% while still retaining control of more than 80% of the Company's voting power. Automatic conversion of the Class B Common Stock into Class A Common Stock if a Tax-Free Spin-Off has not occurred and Ford or the Class B Transferee, as the case may be, decreases its economic interest in the Company to less than 45% is intended to ensure that Ford or the Class B Transferee, as the case may be, retains voting control by virtue of its ownership of Class B Common Stock only if it has a substantial economic interest in the Company. All conversions will be effected on a share-for-share basis.

     OTHER RIGHTS. In the event of any merger or consolidation of the Company with or into another company in connection with which shares of Common Stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of Common Stock, regardless of class, will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

     On liquidation, dissolution or winding up of the Company, after payment in full of the amounts required to be paid to holders of Preferred Stock, if any, all holders of Common Stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of Common Stock.

     No shares of either class of Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Common Stock. However, see "Relationship with Ford -- Corporate Agreement" with respect to certain rights of Ford to purchase additional shares of Common Stock.

     Upon consummation of the Offerings, all the outstanding shares of Class A Common Stock and Class B Common Stock will be legally issued, fully paid and nonassessable.

PREFERRED STOCK

     The Preferred Stock is issuable from time to time in one or more series and with such designations and preferences for each series as shall be stated in the resolutions providing for the designation and issue of each such series adopted by the board of directors of the Company. The board of directors is authorized by the Company's Restated Certificate of Incorporation to determine, among other things, the voting, dividend, redemption, conversion and liquidation powers, rights and preferences and the limitations thereon pertaining to such series. The board of directors, without stockholder approval, may issue Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of the Common Stock and could have certain anti-takeover effects. The Company has no present plans to issue any shares of Preferred Stock. The ability of the board of directors to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management.

CERTAIN CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

     CORPORATE OPPORTUNITIES. The Company's Restated Certificate of Incorporation will provide that: Ford shall have no duty to refrain from engaging in the same or similar activities or lines of business as the Company, and neither Ford nor any officer or director thereof (except as provided below) shall be liable to the Company or its stockholders for breach of any fiduciary duty by reason of any such activities of Ford. In the event that Ford acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Ford and the Company, Ford shall have no duty to communicate or offer such corporate opportunity to the Company and shall not be liable to the Company or its stockholders for breach of any fiduciary duty as a stockholder of the Company by reason of the fact that Ford pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

     In the event that a director or officer of the Company who is also a director or officer of Ford acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Company and Ford, such director or officer of the Company shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Company and its stockholders with respect to such corporate opportunity if such director or officer acts in a manner consistent with the following policy:

          (i) a corporate opportunity offered to any person who is an officer of the Company, and who is also a director but not an officer of Ford, shall belong to the Company;

          (ii) a corporate opportunity offered to any person who is a director but not an officer of the Company, and who is also a director or officer of Ford, shall belong to the Company if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director of the Company, and otherwise shall belong to Ford; and

          (iii) a corporate opportunity offered to any person who is an officer of both the Company and Ford shall belong to the Company if such opportunity is expressly offered to such person in writing solely in his or her capacity as an officer of the Company, and otherwise shall belong to Ford.

     For purposes of the foregoing:

          (i) A director of the Company who is chairman of the board of directors of the Company or of a committee thereof shall not be deemed to be an officer of the Company by reason of holding such position (without regard to whether such position is deemed an office of the Company under the By-laws of the Company), unless such person is a full-time employee of the Company; and

          (ii) (A) The term "Company" shall mean the Company and all corporations, partnerships, joint ventures, associations and other entities in which the Company beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests, and (B) the term "Ford" shall mean Ford and all corporations, partnerships, joint ventures, associations and other entities (other than the Company, defined in accordance with clause
     (A) of this section (ii)) in which Ford beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

     The foregoing provisions of the Company's Restated Certificate of Incorporation shall expire on the date that Ford ceases to own beneficially Common Stock representing at least 20% of the total voting power of all classes of outstanding Common Stock and no person who is a director or officer of the Company is also a director or officer of Ford or any of its subsidiaries (other than the Company).

     In addition to any vote of the stockholders required by the Company's Restated Certificate of Incorporation, until the time that Ford ceases to own beneficially Common Stock representing at least 20% of the total voting power of all classes of outstanding Common Stock, the affirmative vote of the holders of more than 80% of the total voting power of all classes of outstanding Common Stock shall be required to alter, amend or repeal in a manner adverse to the interests of Ford and its subsidiaries (other than the Company), or adopt any provision adverse to the interests of Ford and its subsidiaries (other than the Company), and inconsistent with, the corporate opportunity provisions described above. Accordingly, so long as Ford beneficially owns Common Stock representing at least 20% of the total voting power of all classes of outstanding Common Stock, it can prevent any such alteration, amendment, repeal or adoption.

     Any person purchasing or otherwise acquiring Common Stock will be deemed to have notice of, and to have consented to, the foregoing provisions of the Company's Restated Certificate of Incorporation.

     PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT. Certain provisions of the Company's Restated Certificate of Incorporation and By-laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

     The Company's Restated Certificate of Incorporation will provide that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Company will be not more than twelve nor less than three, with the exact number to be fixed from time to time as provided in the By-laws. The By-laws will provide that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively by resolution of the board of directors adopted by the affirmative vote of directors constituting not less than a majority of the total number of directors that the Company would have if there were no vacancies on the Company's board of directors, but shall consist of not more than twelve nor less than three directors. In addition, the Restated Certificate of Incorporation and By-laws will provide that, subject to any rights of holders of Preferred Stock, and unless the Company's board of directors otherwise determines, any vacancies will be filled by the affirmative vote of a majority of the remaining members of the board of directors, though less than a quorum, or by a sole remaining director; except as otherwise provided by law, any such vacancy may not be filled by the stockholders.

     The Company's By-laws will provide for an advance notice procedure for the nomination, other than by or at the direction of the board of directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise matters at such meetings will have to be received in writing by the Company not less than 60 nor more than 90 days prior to the anniversary of the previous year's annual meeting of stockholders, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. The Company's Restated Certificate of Incorporation and By-laws will also provide that special meetings of stockholders may be called only by certain specified officers of the Company or by any officer at the request in writing of a majority of the board of directors; special meetings of stockholders cannot be called by stockholders. In addition, the Company's Restated Certificate of Incorporation will provide that any action required or permitted to be taken by stockholders may be effected by written consent; provided, however, that on and after the date on which neither Ford nor the Class B Transferee continue to beneficially own 50% or more of the total voting power of all classes of outstanding Common Stock, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent by stockholders in lieu of such a meeting.

     The Company's Restated Certificate of Incorporation will also provide that the affirmative vote of the holders of at least 75% of the total voting power of all classes of outstanding Common Stock, voting together as a single class, is required to amend, repeal or adopt any provision inconsistent with the foregoing provisions of the Restated Certificate of Incorporation. The Restated Certificate of Incorporation and By-laws will further provide that the By-laws may be altered, amended or repealed by the affirmative vote of directors constituting not less than a majority of the entire board of directors (if effected by action of the board of directors) or by the affirmative vote of the holders of at least 75% of the total voting power of all classes of outstanding capital stock, voting together as a single class (if effected by action of the stockholders).

     REGULATORY MATTERS. Because of the nature of the businesses in which the Company operates, the acquisition of various amounts of its equity securities may not be permitted without regulatory approval. Set forth below are certain principal regulatory thresholds. The information set forth below is not meant to be complete, and any person desiring to acquire in excess of 5% of any class of the Company's voting securities is advised to consult its own advisors.

     The Company indirectly owns all of the shares of stock of insurance companies domiciled in the states of Delaware, Indiana, Nevada, Tennessee and Texas. The respective insurance laws of these states require prior approval by the state's insurance commissioner of any acquisition of control of a domestic insurance company or of any company which controls a domestic insurance company. "Control" is presumed to exist through the ownership of 10% or more of the voting securities of a domestic insurance company or of any company which controls a domestic insurance company. Therefore, any person owning 10% or more of the value of the outstanding Common Stock may, following the conversion of some (and will following the conversion of all) of the Class B Common Stock into Class A Common Stock , be presumed to have acquired control of the Company's insurance subsidiaries unless the insurance commissioners of Delaware, Indiana, Nevada, Tennessee and Texas, following application by such purchaser in each such state, determine otherwise.

     The United Kingdom's Insurance Companies Act 1982 requires the prior approval by the Department of Trade and Industry of anyone proposing to become a "controller" of an insurance company regulated under such Act. Any company or individual that directly or indirectly exercises 10% or more of the voting power at a general meeting of a regulated insurance company is considered a "controller". Therefore, any person owning 10% or more of the value of the outstanding Common Stock will, following any conversion of all of the Class B Common Stock into Class A Common Stock, be a controller of the Company's U.K. subsidiaries, Cumberland Insurance Company Limited and Cumberland Life Insurance Co. Limited.

     The Company indirectly owns all of the shares of stock of ANB and Associates Investment, the deposits of which are insured by the FDIC. The federal Change in Bank Control Act and the regulations issued thereunder require that a person (including an individual) file a notice with the appropriate federal bank regulatory agency prior to acquiring 10% or more of any class of voting securities of a company that controls an insured depository institution such as ANB or Associates Investment. In addition, as long as the Company controls Associates Investment, the laws of the State of Utah require that the prior approval of the Utah Commissioner of Financial Institutions be obtained before any individual acquires the power to vote 20% or more of any class of voting securities of the Company and before any person other than an individual acquires the power to vote 5% or more of any class of voting securities of the Company.

     The Company indirectly owns all of the shares of stock of licensed lenders in the states of Georgia, Hawaii, Nevada and Virginia and in the Commonwealth of Puerto Rico. The lender licensing laws of these states and Puerto Rico require approval by the appropriate regulatory agency prior to any acquisition of control of any company which controls a license. "Control" is presumed to exist through the ownership of 10% or more (25% in Georgia and Virginia) of the voting securities of a licensee or a company that controls a licensee. Therefore any person owning 10% or more (25% in Georgia and Virginia) of the value of the outstanding Common Stock will, following any conversion of all of the Class B Common Stock into Class A Common Stock, be presumed to have acquired control of the Company's licensed lenders in these jurisdictions unless the appropriate regulatory agency determines otherwise.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     The Company is a Delaware corporation subject to Section 203 of the Delaware General Corporation Law (the "Delaware Law"). Section 203 provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (iii) on or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the Delaware Law, an interested stockholder is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person. Under certain circumstances,
Section 203 of the Delaware Law makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. By virtue of its ownership of 15% or more of the outstanding voting stock of the Company for more than a three-year period, Ford and its subsidiaries are not themselves restricted from engaging in a business combination with the Company pursuant to Section 203 of the Delaware Law.

LIMITATIONS ON DIRECTORS' LIABILITY

     The Company's Restated Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions will be to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

GENERAL

     In connection with the funding of its operations, the Company and its principal operating subsidiary, ACONA, each from time to time issue publicly and privately held debt securities (the "Senior Debt"). At December 31, 1995, the Company and its subsidiaries had an aggregate of $21.2 billion in Senior Debt outstanding. The following is a brief summary of the material terms of such Senior Debt.

MATURITIES AND INTEREST RATES

     The Senior Debt has maturities ranging from 1996 to 2010 with interest rates ranging from 2.66% to 13.75%.

COVENANTS

     No provisions in the Senior Debt issued by the Company limit the amount of other debt which may be issued by the Company or the amount of dividends or other payments which may be paid with respect to, or the redemption or acquisition of, its equity securities by the Company or its subsidiaries. Except as otherwise set forth below, no terms of the Senior Debt issued by ACONA limit the amount of other debt which may be issued by ACONA or the amount of dividends or other payments which may be paid with respect to, or the redemption or acquisition of, its equity securities by ACONA or its subsidiaries. Each indenture governing the terms of ACONA's publicly issued Senior Debt contains a covenant that neither ACONA nor any finance or insurance subsidiary of ACONA will create or incur any mortgage, pledge, or charge of any kind on any of its properties, except for: (i) intercompany mortgages or pledges from subsidiary to parent corporation or to any other finance or insurance subsidiary; (ii) purchase money liens or leases; (iii) acquisitions of subsidiaries, the physical properties or assets of which are subject to liens; (iv) liens created in the ordinary course of business by subsidiaries for money borrowed if such subsidiaries operate in foreign countries or prior to becoming a subsidiary had borrowed on a secured basis; (v) sale and leaseback arrangements upon any real property; (vi) renewals or refundings of any of the foregoing; and (vii) certain other minor exceptions. Each such indenture also contains a covenant restricting certain transactions by ACONA or its subsidiaries with any affiliate.

     A restriction contained in one bank term loan of ACONA, the maturity date of which is January 6, 1997, limits the amount of receivables which ACONA may have at any time from its affiliates to 7% of the gross receivables of ACONA. A restriction contained in one other bank term loan of ACONA, the maturity date of which is April 30, 1996, requires ACONA to enter into transactions with its affiliates under the same terms and conditions as such transaction would be entered into with a nonaffiliate. A restriction contained in numerous revolving credit facilities of ACONA, the final maturity date of which is April 1, 2001, requires ACONA to maintain a tangible net worth of at least $1,500,000,000. A restriction, which is contained in certain issues of Senior Debt having stated maturities no later than March 15, 1999, generally limits payments of dividends on ACONA's common stock in any year to not more than 50% of consolidated net earnings for such year, subject to certain exceptions.

                     CERTAIN UNITED STATES TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

     The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Class A Common Stock by a Non-U.S. Holder. For this purpose, a "Non-U.S. Holder" is any person who is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual, a foreign partnership or a foreign estate or trust. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances. Furthermore, this discussion is based on provisions of the Internal Revenue Code, existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly with retroactive effect). EACH PROSPECTIVE PURCHASER OF CLASS A COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF CLASS A COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION.

     An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens.

DIVIDENDS

     Dividends paid to a Non-U.S. Holder of Class A Common Stock generally will be subject to withholding of United States federal income tax either at a rate of 30% of the gross amount of the dividends or at such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Dividends paid to an address outside the United States are presumed to be paid to a resident of such country (unless the payer has knowledge to the contrary) for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under proposed United States Treasury regulations not currently in effect, however, a Non-U.S. Holder of Class A Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. Currently, certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption discussed above.

     A Non-U.S. Holder of Class A Common Stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service (the "IRS").

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder will generally not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of Class A Common Stock unless (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment of the Non-

U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and holds the Class A Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) the Company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes. The Company believes it is not and does not anticipate becoming a "U.S. real property holding corporation" for United States federal income tax purposes.

     If an individual Non-U.S. Holder falls under clause (i) above, he will, unless an applicable treaty provides otherwise, be taxed on his net gain derived from the sale under regular graduated United States federal income tax rates. If an individual Non-U.S. Holder falls under clause (ii) above, he will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States capital losses.

     If a Non-U.S. Holder that is a foreign corporation falls under clause (i) above, it will be taxed on its gain under regular graduated United States federal income tax rates and may be subject to an additional branch profits tax at a 30% rate, unless it qualifies for a lower rate under an applicable income tax treaty.

FEDERAL ESTATE TAX

     Class A Common Stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

     A backup withholding tax is imposed at the rate of 31% on certain payments to persons that fail to furnish certain identifying information to the payor. Backup withholding generally will not apply to dividends paid to a Non-U.S. Holder at an address outside the United States (unless the payer has knowledge that the payee is a U.S. person). Backup withholding and information reporting generally will also apply to dividends paid on Class A Common Stock at addresses inside the United States to Non-U.S. Holders that fail to provide certain identifying information in the manner required.

     Payment of the proceeds of a sale of Class A Common Stock by or through a United States office of a broker is subject to both backup withholding and information reporting unless the beneficial owner provides the payor with its name and address and certifies under penalties of perjury that it is a Non-U.S. Holder, or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Class A Common Stock by or through a foreign office of a foreign broker. If, however, such broker is, for United States federal income tax purposes a U.S. person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will be subject to information reporting, but not backup withholding, unless (1) such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or (2) the beneficial owner otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished in a timely manner to the IRS.

     The backup withholding and information reporting rules are under review by the Treasury Department and their application to the Class A Common Stock could be changed by future regulations.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters, for whom Goldman, Sachs & Co., CS First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Bear, Stearns & Co. Inc., Lehman Brothers Inc. and Salomon Brothers Inc are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company, the respective number of shares of Class A Common Stock set forth opposite its name below:

                                                                             NUMBER OF
                                                                             SHARES OF
                                 UNDERWRITERS                               COMMON STOCK
    ----------------------------------------------------------------------  ------------
    Goldman, Sachs & Co...................................................
    CS First Boston Corporation...........................................
    Merrill Lynch, Pierce, Fenner & Smith Incorporated....................
    J.P. Morgan Securities Inc............................................
    Bear, Stearns & Co. Inc...............................................
    Lehman Brothers Inc...................................................
    Salomon Brothers Inc .................................................
              Total.......................................................
                                                                               ========

     Under the terms and conditions of the Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The U.S. Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at
such price less a concession of $          per share. The U.S. Underwriters may
allow, and such dealers may reallow, a concession not in excess of $ per share to certain brokers and dealers. After the shares of Class A Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.


     The Company has entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the International Offering (the "International Underwriters") providing for the concurrent offer and sale of 9,000,000 shares of Class A Common Stock in an International Offering outside the United States. The initial public offering price and aggregate underwriting discounts and commissions per share for the Offerings are identical. The closing of the offering made hereby is a condition to the closing of the International Offering, and vice versa. The representatives of the International Underwriters are Goldman Sachs International, CS First Boston Limited, Merrill Lynch International, J.P. Morgan Securities Ltd., ABN AMRO Bank N.V., Banque Nationale de Paris, Bear, Stearns International Limited, Commerzbank Aktiengesellschaft, Lehman Brothers International (Europe), Morgan Grenfell & Co. Limited and Salomon Brothers International Limited.


     Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the Offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered as a part of the U.S. Offering and subject to certain exceptions, it will offer, sell or deliver the shares of Class A Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (i) any individual who is a resident of the United States or (ii) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed, or will agree, pursuant to the Agreement Between that, as a part of the International Offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Class A Common Stock (a) in the United States or to any U.S. persons or (b) to any person whom it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

     Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

     The Company has granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 7,650,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 51,000,000 shares of Class A Common Stock offered hereby. The Company has granted the International Underwriters a similar option exercisable for up to an aggregate of 1,350,000 additional shares of Class A Common Stock.

     The Company and Ford have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any security convertible into or exchangeable for, or that represents the right to receive, shares of Common Stock or enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, the economic consequence of ownership of Common Stock, without the prior written consent of Goldman, Sachs & Co., other than, with respect to the Company, (i) pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Prospectus and (ii) the issuance of Common Stock in connection with the transactions described in this Prospectus.

     The Underwriters have reserved for sale, at the initial public offering price, shares of the Class A Common Stock for certain employees and retirees of the Company and its affiliates in the United States and, subject to local laws, internationally who have expressed an interest in purchasing such shares of Class A Common Stock in the Offerings. It is expected that such employees and retirees will purchase, in the aggregate, less than 10% of the Class A Common Stock offered in the Offerings. The number of shares available for sale to the general public in the Offerings will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered to the general public on the same basis as the other shares offered hereby.

     Prior to the Offerings, there has been no public market for the shares of Class A Common Stock. The initial public offering price will be negotiated among the Company and the representatives of the U.S. Underwriters and the International Underwriters. Among the factors to be considered in determining the initial public offering price of the Class A Common Stock in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     This Prospectus may be used by underwriters and dealers in connection with offers and sales of Class A Common Stock, including shares initially sold in the International Offering, to persons located in the United States.

     The Class A Common Stock has been approved for listing on the New York Stock Exchange, upon notice of issuance, under the symbol "AFS". In order to meet one of the requirements for listing of the Class A Common Stock on the New York Stock Exchange, the U.S. Underwriters will undertake to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

     The Company and Ford have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.


     From time to time, in the ordinary course of their respective businesses, certain of the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking transactions with the Company. In addition, affiliates of certain of the International Underwriters are lenders in the revolving credit facility referred to under "Use of Proceeds".


                                 LEGAL MATTERS

     The validity of the Class A Common Stock offered hereby will be passed upon for the Company by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York and for the Underwriters by Shearman & Sterling, New York, New York. Simpson Thacher & Bartlett and Shearman & Sterling have in the past provided, and may continue to provide, legal services to Ford and its affiliates.

                                    EXPERTS

     The Supplemental Combined Balance Sheets of the Company as of December 31, 1995 and 1994 and the Supplemental Combined Statements of Earnings, Changes in Stockholder's Equity and Cash Flows for each of the three years in the period ended December 31, 1995 included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    GLOSSARY

Accidental Death and Dismem-
  berment Insurance.............   Insurance that pays a benefit upon the covered accidental
                                     death or dismemberment of an insured.
Accounts Receivable Financing...   A type of lending to a dealer of commercial goods which is secured by such dealer's accounts receivable.
Active Accounts.................   An account that has either an outstanding balance or has
                                   had credit or debit activity during the billing cycle for
                                     which activity is determined.
Behavioral Scoring System.......   A system used to assess the credit risk of a finance
                                   customer based upon the actual credit history of such
                                     customer.
Captive Finance Program.........   A finance program which is operated by a finance company
                                     under the name of the manufacturer or dealer of the goods
                                     being financed.
Charge-Off......................   A loan which is deemed uncollectible and the balance of
                                   which is charged against the allowance for loan losses.
                                     Generally, unsecured loans are charged off when they
                                     become contractually delinquent for a stated number of
                                     days or upon the occurrence of certain specific events
                                     specified in the applicable loan agreement.
Class A Common Stock............   Class A Common Stock, par value $0.01 per share, of the
                                     Company.
Class B Common Stock............   Class B Common Stock, par value $0.01 per share, of the
                                     Company.
Closed-End Lease................   A lease with a specified term under which the lessor bears the residual risk of the property subject to the lease.
Closed-End Personal Loan........   A direct consumer loan with a specified term.
Co-Branded......................   A type of credit card that bears the name of third party
                                     businesses with whom the issuer of the credit card has a
                                     marketing relationship, such as a specialty credit card
                                     issued by a financial institution but bearing the logo
                                     and other marketing insignia of a designated gasoline
                                     retailer.
Commercial Auto and Dealers'
  Open Lot Physical Damage
  Insurance.....................   Insurance that provides a monthly benefit on an insured's
                                     credit balance in the event of a loss to the insured's
                                     property pledged as collateral. In the case of property
                                     owned and used by truck owner-operators and fleet
                                     customers, coverage is for the term of the loan or the
                                     policy term and may not exceed three years. In the case
                                     of property held in inventory for resale, coverage is for
                                     one year.
Contractual Delinquency.........   Failure to pay when due any amount as called for by the
                                   terms of the contract.
Credit Accident and Health
  Insurance.....................   Insurance that provides a benefit in the event an insured
                                     becomes disabled because of a covered accident or illness
                                     during the term of the insurance.

Credit Life Insurance...........   Insurance that provides coverage that may pay off an
                                   insured's credit balance in the event of a covered death
                                     during the term of the insurance.
Credit Scoring..................   A credit approval system used to evaluate the perceived
                                   credit worthiness of an applicant based upon information
                                     regarding the applicant and the transaction in question.
Debt to Equity Ratio............   The ratio of interest bearing debt to total stockholder's
                                   equity.
Excess of Loss Coverages........   Reinsurance under which the reinsurer is responsible for
                                   the losses exceeding a specific dollar amount during the
                                     term of reinsurance coverage.
Finance Lease...................   A lease under which the lessee is obligated to pay to the
                                   lessor over the term of the lease an amount equal to the
                                     cost of the goods being leased plus a finance charge. The
                                     lessee becomes the owner of the goods at the end of the
                                     lease.
Foreign Subsidiaries
  Recontribution................   The expected recontribution by Ford to the Company of the
                                     Foreign Subsidiaries, as described under "The Company".
Gap Position....................   The sum of floating rate asset balances and principal
                                   payments on fixed rate assets, less the sum of floating
                                     rate liability balances and fixed rate liability
                                     maturities.
Home Equity Loan................   A loan secured by the borrower's home.
Independent Finance Company.....   A company engaged in providing finance products and/or
                                     services whose business is directed by its internal
                                     management and is not dependent upon the business of an
                                     affiliated party.
Insurance Underwriting..........   The process whereby a company applies a set of standards to the risks presented to it to determine whether to insure
                                     such risks.
Involuntary Unemployment
  Insurance.....................   Insurance that provides a monthly benefit on an insured's
                                     credit balance for a specified period of time in the
                                     event of the insured's involuntary loss of work (for
                                     example, layoff, strike or lockout).
LTV -- Loan to Value Ratio......   The ratio (expressed as a percentage) of the dollar amount of the loan or credit extension to the agreed-upon or
                                     appraised value of the property serving as collateral for
                                     such loan or credit extension at any specified date,
                                     usually at the inception of the loan or credit extension.
Manufactured Housing............   Residential housing constructed at a manufacturing facility and transported to the site at which it will be located.
Moody's.........................   Moody's Investors Service
Net Credit Loss.................   The loss from an account charged off, which loss typically excludes interest and fees not paid and includes present
                                     period recoveries on loans charged off in prior periods.
Net Finance Receivables.........   Finance receivables net of unearned income.
Open-End Lease..................   A lease agreement (i) providing for an additional payment
                                     after the property is returned to the lessor to account
                                     for any change in the value of the property and (ii)
                                     under which the lessor retains the benefit of
                                     depreciation for tax purposes.

Personal Property Insurance.....   Insurance that provides a benefit in the event of a loss of or damage to property pledged as collateral on direct,
                                     non-real estate loans and retail sales finance contracts.
Private Label Credit Card.......   A credit card issued by a retailer of consumer goods, or by a financial institution pursuant to an agreement with a
                                     retailer, for the purchase or financing of the retailer's
                                     goods and services.
Reinsurance.....................   The practice whereby one party, called the reinsurer, in
                                     consideration of a premium paid to it, agrees to indemnify another party for part or all of the liability assumed by
                                     the reinsured under a contract or contracts of insurance
                                     which it has issued. The reinsured may be referred to as
                                     the original or primary insurer, the direct writing
                                     company or the ceding company.
Residual Risk...................   The risk that at the end of a lease the market value of the personal property subject to the lease will be less than
                                     the residual value on which the lease payments were
                                     based.
Return on Average Assets........   A fraction, the numerator of which is annual net earnings
                                     and the denominator of which is the average of total assets at the beginning and end of the annual period.
Return on Average Equity........   A fraction, the numerator of which is annual net earnings
                                     and the denominator of which is the average of total stock-
                                     holder's equity at the beginning and end of the annual
                                     period.
Return on Average Tangible
  Equity........................   A fraction, the numerator of which is annual net earnings
                                     and the denominator of which is the average of total stock-
                                     holder's equity less goodwill and other intangibles at
                                     the beginning and end of the annual period.
Revolving Credit................   A credit arrangement whereby a borrower may repeatedly
                                     borrow and repay specified amounts.
Standard & Poor's...............   Standard & Poor's Ratings Group
Tax-Free Spin-Off...............   The disposition of the Common Stock beneficially owned by
                                     Ford or the Class B Transferee, if any, effected in
                                     connection with a transfer of such Common Stock to
                                     stockholders of Ford or stockholders of the Class B
                                     Transferee, as the case may be, as a dividend intended to
                                     be on a tax-free basis under the Code.
Variable Rate...................   An interest rate that adjusts based on the movement of a
                                     specified index, such as LIBOR or the prime interest
                                     rate.
Vintage Analysis................   A comparison of the performance of portfolio segments at
                                     specified months from the date the loans were made.
Wholesale Financing.............   Financing to a dealer of consumer or commercial goods se-
                                     cured by such dealer's product inventory.

                      ASSOCIATES FIRST CAPITAL CORPORATION

              INDEX TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Supplemental Combined Financial Statements
  Report of Independent Accountants...................................................  F-2
  Supplemental Combined Statement of Earnings -- Years Ended December 31, 1995, 1994
     and 1993.........................................................................  F-3
  Supplemental Combined Balance Sheet -- December 31, 1995 and 1994...................  F-4
  Supplemental Combined Statement of Changes in Stockholder's Equity -- Years Ended
     December 31, 1995, 1994 and 1993.................................................  F-5
  Supplemental Combined Statement of Cash Flows -- Years Ended December 31, 1995, 1994
     and 1993.........................................................................  F-6
  Notes to Supplemental Combined Financial Statements.................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Associates First Capital Corporation

     We have audited the supplemental combined statements of financial position of Associates First Capital Corporation (an indirect subsidiary of Ford Motor Company) and subsidiaries as of December 31, 1995 and 1994, and the related supplemental combined statements of earnings, changes in stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The supplemental combined financial statements give retroactive effect to the proposed contributions by Ford Motor Company of certain foreign subsidiaries to Associates First Capital Corporation, to be accounted for as a pooling of interests as described in NOTE 2 to the supplemental combined financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Associates First Capital Corporation and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the supplemental combined financial position of Associates First Capital Corporation and subsidiaries at December 31, 1995 and 1994, and the supplemental combined results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the proposed business combination.

                                                COOPERS & LYBRAND L.L.P.

Dallas, Texas
January 26, 1996, except for Note 18,

  as to which the date is April 2, 1996

                      ASSOCIATES FIRST CAPITAL CORPORATION

                  SUPPLEMENTAL COMBINED STATEMENT OF EARNINGS
                                 (IN MILLIONS)

                                                                  YEAR ENDED DECEMBER 31
                                                            ----------------------------------
                                                              1995         1994         1993
                                                            --------     --------     --------
REVENUE
  Finance charges.........................................  $5,560.8     $4,445.2     $3,709.7
  Insurance premiums......................................     370.6        329.0        270.9
  Investment and other income.............................     175.8        151.6        134.2
                                                            --------     --------     --------
                                                             6,107.2      4,925.8      4,114.8
EXPENSES
  Interest expense........................................   2,177.9      1,657.3      1,421.7
  Operating expenses......................................   1,754.7      1,456.1      1,216.8
  Provision for losses on finance receivables -- NOTE 4...     834.0        647.1        536.1
  Insurance benefits paid or provided.....................     142.5        147.9        118.9
                                                            --------     --------     --------
                                                             4,909.1      3,908.4      3,293.5
                                                            --------     --------     --------
EARNINGS BEFORE PROVISION FOR INCOME TAXES................   1,198.1      1,017.4        821.3
PROVISION FOR INCOME TAXES -- NOTE 8......................     475.0        414.1        327.3
                                                            --------     --------     --------
NET EARNINGS..............................................  $  723.1     $  603.3     $  494.0
                                                            ========     ========     ========
NET EARNINGS PER SHARE*...................................  $   2.13     $   1.78     $   1.46
                                                            ========     ========     ========

- ---------------

* Based on an assumed 339.5 million shares outstanding and in whole dollars.

            See notes to supplemental combined financial statements.

                      ASSOCIATES FIRST CAPITAL CORPORATION

                      SUPPLEMENTAL COMBINED BALANCE SHEET
                                 (IN MILLIONS)

                                     ASSETS

                                                                            DECEMBER 31
                                                                      -----------------------
                                                                        1995          1994
                                                                      ---------     ---------
CASH AND CASH EQUIVALENTS...........................................  $   532.2     $   606.0
INVESTMENTS IN DEBT AND EQUITY SECURITIES -- NOTE 16................      881.1         605.1
FINANCE RECEIVABLES, net of unearned finance income -- NOTE 3
  Consumer Finance..................................................   27,575.3      23,627.8
  Commercial Finance................................................   12,127.2      10,057.9
                                                                      ---------     ---------
     Total net finance receivables..................................   39,702.5      33,685.7
ALLOWANCE FOR LOSSES ON FINANCE RECEIVABLES -- NOTE 4...............   (1,268.6)     (1,061.6)
INSURANCE POLICY AND CLAIMS RESERVES................................     (625.4)       (565.7)
OTHER ASSETS -- NOTE 13.............................................    2,082.1       2,014.0
                                                                      ---------     ---------
          Total assets..............................................  $41,303.9     $35,283.5
                                                                      =========     =========
                            LIABILITIES AND STOCKHOLDER'S EQUITY
NOTES PAYABLE -- NOTE 6
  Commercial Paper..................................................  $12,902.9     $11,807.4
  Bank Loans........................................................      844.4         624.5
ACCOUNTS PAYABLE AND ACCRUALS.......................................    1,382.9       1,108.6
LONG-TERM DEBT -- NOTES 7 and 9.....................................   21,372.6      17,306.2
STOCKHOLDER'S EQUITY
  Common Stock, no par value, 250 shares authorized, issued and
     outstanding, at stated value...................................       47.0          47.0
  Paid-in Capital...................................................    2,124.3       2,153.2
  Retained Earnings.................................................    2,287.0       1,881.9
  Foreign Currency Translation Adjustments -- NOTE 2................      330.6         372.3
  Unrealized Gain (Loss) on Available-for-Sale Securities -- NOTES 2
     and 16.........................................................       12.2         (17.6)
                                                                      ---------     ---------
          Total stockholder's equity................................    4,801.1       4,436.8
                                                                      ---------     ---------
          Total liabilities and stockholder's equity................  $41,303.9     $35,283.5
                                                                      =========     =========

            See notes to supplemental combined financial statements.

                      ASSOCIATES FIRST CAPITAL CORPORATION

                       SUPPLEMENTAL COMBINED STATEMENT OF
                        CHANGES IN STOCKHOLDER'S EQUITY
                                 (IN MILLIONS)

                                                                                       UNREALIZED
                                                                                          GAIN
                                                                          FOREIGN      (LOSS) ON      TOTAL
                                                                         CURRENCY      AVAILABLE-     STOCK-
                                      COMMON    PAID-IN     RETAINED    TRANSLATION     FOR-SALE     HOLDER'S
                                      STOCK     CAPITAL     EARNINGS    ADJUSTMENTS    SECURITIES     EQUITY
                                      ------    --------    --------    -----------    ----------    --------
DECEMBER 31, 1992..................   $47.0     $1,738.1    $1,298.7      $ 143.6        $  3.7      $3,231.1
  Net Earnings.....................                            494.0                                    494.0
  Contributions from Parent........                200.0                                                200.0
  Cash Dividends...................                           (226.0)                                  (226.0)
  Current Period Adjustment........                                          74.9           0.3          75.2
                                      -----     --------    --------      -------        ------      --------
DECEMBER 31, 1993..................    47.0      1,938.1     1,566.7        218.5           4.0       3,774.3
  Net Earnings.....................                            603.3                                    603.3
  Contributions from Parent........                215.1                                                215.1
  Cash Dividends...................                           (288.1)                                  (288.1)
  Current Period Adjustment........                                         153.8         (21.6)        132.2
                                      -----     --------    --------      -------        ------      --------
DECEMBER 31, 1994..................    47.0      2,153.2     1,881.9        372.3         (17.6)      4,436.8
  Net Earnings.....................                            723.1                                    723.1
  Contributions from Parent........                200.0                                                200.0
  Capital distribution to Ford.....               (228.9)                                              (228.9)
  Cash Dividends...................                           (318.0)                                  (318.0)
  Current Period Adjustment........                                         (41.7)         29.8         (11.9)
                                      -----     --------    --------      -------        ------      --------
DECEMBER 31, 1995..................   $47.0     $2,124.3    $2,287.0      $ 330.6        $ 12.2      $4,801.1
                                      =====     ========    ========      =======        ======      ========

            See notes to supplemental combined financial statements.

                      ASSOCIATES FIRST CAPITAL CORPORATION

                 SUPPLEMENTAL COMBINED STATEMENT OF CASH FLOWS
                                 (IN MILLIONS)

                                                                           YEAR ENDED DECEMBER 31
                                                                      ---------------------------------
                                                                        1995        1994        1993
                                                                      ---------   ---------   ---------
Cash Flows from Operating Activities
  Net earnings....................................................... $   723.1   $   603.3   $   494.0
  Adjustments to net earnings for noncash items:
     Provision for losses on finance receivables.....................     834.0       647.1       536.1
     Depreciation and amortization...................................     193.8       187.4       264.8
     Increase in accounts payable and accruals.......................     166.5        91.1       172.5
     Deferred income taxes...........................................     101.1       (18.8)       33.6
     Increase in insurance policy and claims reserves................      59.7       118.9        67.6
     Unrealized gain on trading securities...........................      (3.6)       (1.6)
  Purchases of trading securities....................................      (5.8)      (23.8)
  Sales and maturities of trading securities.........................      38.7        17.4
  Other..............................................................                  (6.8)       (5.0)
                                                                      ---------   ---------   ---------
          Net cash provided from operating activities................   2,107.5     1,614.2     1,563.6
                                                                      ---------   ---------   ---------
Cash Flows from Investing Activities
  Finance receivables originated or purchased........................ (37,051.1)  (30,431.1)  (22,868.8)
  Finance receivables liquidated.....................................  30,689.1    24,942.8    19,217.5
  Acquisitions of other finance businesses, net......................    (143.9)     (484.9)     (329.1)
  Proceeds from sale of investment in mortgage servicing rights......                  97.1
  (Increase) decrease in real estate loans held for sale.............      (3.7)       51.9         0.8
  Increase in other assets...........................................    (176.5)     (200.3)     (208.3)
  Purchases of available-for-sale securities.........................    (893.9)     (306.0)
  Sales and maturities of available-for-sale securities..............     635.9       318.1
  Purchases of marketable securities.................................                            (639.6)
  Sales and maturities of marketable securities......................                             519.0
                                                                      ---------   ---------   ---------
          Net cash used for investing activities.....................  (6,944.1)   (6,012.4)   (4,308.5)
                                                                      ---------   ---------   ---------
Cash Flows from Financing Activities
  Issuance of long-term debt.........................................   6,327.8     4,837.2     4,073.1
  Retirement of long-term debt.......................................  (2,491.8)   (2,357.7)   (2,092.9)
  Increase in notes payable..........................................   1,315.4     2,046.0       797.4
  Capital contributions..............................................     200.0       215.1       200.0
  Capital distribution...............................................    (228.9)
  Cash dividends.....................................................    (318.0)     (288.1)     (226.0)
  Other..............................................................                 (20.7)       (0.4)
                                                                      ---------   ---------   ---------
          Net cash provided from financing activities................   4,804.5     4,431.8     2,751.2
                                                                      ---------   ---------   ---------
Effect of foreign currency translation adjustments on cash...........     (41.7)      153.8        74.9
                                                                      ---------   ---------   ---------
(Decrease)increase in cash and cash equivalents......................     (73.8)      187.4        81.2
Cash and cash equivalents at beginning of period.....................     606.0       418.6       337.4
                                                                      ---------   ---------   ---------
Cash and cash equivalents at end of period........................... $   532.2   $   606.0   $   418.6
                                                                      =========   =========   =========
Cash paid for:
  Interest........................................................... $ 2,175.8   $ 1,693.6   $ 1,448.1
                                                                      =========   =========   =========
  Income taxes....................................................... $   399.7   $   465.3   $   375.3
                                                                      =========   =========   =========

            See notes to supplemental combined financial statements.

                      ASSOCIATES FIRST CAPITAL CORPORATION

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY

     Associates First Capital Corporation ("First Capital" or the "Company"), a Delaware corporation, is a subsidiary of Ford FSG, Inc. and an indirect subsidiary of Ford Motor Company ("Ford"). Associates Corporation of North America ("Associates") is the principal U.S.-based operating subsidiary of First Capital. AIC Corporation is the principal foreign-based operating subsidiary of First Capital.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of significant accounting policies:

  Basis of Presentation

     The supplemental combined financial statements of First Capital and subsidiaries have been prepared to give retroactive effect to the contribution by Ford of certain foreign operations to First Capital. First Capital was acquired by Ford in 1989. At that time, First Capital transferred its finance operations in Japan, the United Kingdom, Canada and Puerto Rico to other foreign subsidiaries of Ford but maintained management supervision over such operations. In 1995, First Capital also commenced management supervision of operations in Mexico. As part of an organizational restructuring of Ford's financial services companies expected to be completed prior to completion of the Company's public offering, Ford expects to recontribute the previously owned foreign operations, and Mexico, collectively referred to hereafter as the "Foreign Operations", back to First Capital. The results of these operations have been retroactively included in First Capital's results contained herein. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of First Capital after financial statements covering the date of consummation of the business combination are issued.

     Amounts of goodwill relating to acquisitions are being amortized by the straight-line method over periods not exceeding forty years. The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If the review indicates that goodwill will not be recoverable, as determined based on undiscounted cash flows, the carrying value of the goodwill is reduced by the estimated short-fall of discounted cash flows.

     All significant intercompany balances and transactions have been eliminated in consolidation.

     The preparation of these supplemental combined financial statements in conformity with generally accepted accounting principles requires the use of management's estimates. These estimates are subjective in nature and involve matters of judgment. Actual results could differ from these estimates.

  Revenue Recognition

     Finance charges on receivables are recognized as revenue using the interest (actuarial) method. Premiums and discounts on purchased receivables are considered as yield adjustments. The unamortized balance is included in finance receivables and the associated amortization is included in finance charge revenue. Finance charge accruals are suspended on accounts when they become 60 days contractually delinquent. The accrual is resumed when the loan becomes contractually current. At December 31, 1995 and 1994, net finance receivables on which revenue was not accrued approximated $678.9 million and $454.8 million, respectively.

                      ASSOCIATES FIRST CAPITAL CORPORATION

     Insurance premiums are recorded as unearned premiums when collected or when written and are subsequently amortized into income based on the nature and term of the underlying insurance contracts. The methods of amortization used are pro rata, sum-of-the-years-digits and a combination thereof.

     Gains or losses on sales of debt securities are included in revenue when realized. Unrealized gains or losses on debt securities are reported as a component of stockholder's equity, net of tax. Realized and unrealized gains or losses on equity securities are included in revenue as incurred. The cost of debt and equity securities sold is determined by the specific identification method.

  Allowance for Losses on Finance Receivables

     The Company maintains an allowance for losses on finance receivables at an amount which it believes is sufficient to provide adequate protection against losses in the portfolios. The allowance is determined principally on the basis of historical loss experience, and reflects management's judgment of additional loss potential considering future economic conditions and the nature and characteristics of the underlying finance receivables. The allowance is managed on an aggregate basis considering the relationship of the allowance to net finance receivables and net credit losses. Additions to the allowance are charged to the provision for losses on finance receivables.

     Finance receivables are charged to the allowance for losses when they are deemed to be uncollectible. Additionally, Company policy provides for charge-off of various types of accounts on a contractual basis described as follows:
Consumer direct and other installment and credit card receivables are charged to the allowance for losses when they become 180 days delinquent. All other finance receivables are charged to the allowance for losses when any of the following conditions occur: (i) the related security has been converted or destroyed; (ii) the related security has been repossessed and sold or held for sale for one year; or (iii) the related security has not been repossessed and the receivable has become one year delinquent. A delinquent account is one on which the customer has not made payments as contractually agreed. Extensions are granted on receivables from customers with satisfactory credit and with prior approval of management. Recoveries on losses previously charged to the allowance are credited to the allowance at the time the recovery is collected.

  Insurance Reserves

     The reserves for future benefits and refunds upon cancellation of credit life and health insurance and property and casualty insurance are provided for in the unearned premium reserve for each class of insurance. In addition, reserves for reported claims on credit accident and health insurance are established based on standard morbidity tables used in the insurance business for such purposes. Claim reserves for reported property and casualty insurance claims are based on estimates of costs and expenses to settle each claim. Additional amounts of reserves, based on prior experience and insurance in force, are provided for each class of insurance for claims which have been incurred but not reported as of the balance sheet date.

  Foreign Currency Translation

     Assets and liabilities of foreign subsidiaries are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rate of exchange prevailing during the year. The related translation adjustments are reflected in the stockholder's equity section of the supplemental combined balance sheet. Foreign currency gains and losses resulting from transactions are included in earnings. Such foreign currency losses approximated

                      ASSOCIATES FIRST CAPITAL CORPORATION

$0.6 million, $0.5 million and $0.3 million during the years ended December 31, 1995, 1994 and 1993, respectively.

  Income Taxes

     First Capital and its subsidiaries are included in the consolidated Federal income tax return of Ford. The provision for income taxes is computed on a separate-return basis. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     In 1993, the Company entered into a tax-sharing agreement with Ford whereby state income taxes are provided on a separate-return basis.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The amounts reported in the supplemental combined balance sheet approximate fair value.

  Disclosures About Fair Value of Financial Instruments

     The supplemental combined financial statements present the information required by Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures about Fair Value of Financial Instruments". Amounts disclosed represent estimates of fair values at a particular point in time. Significant assumptions regarding economic conditions, loss experience and risk characteristics associated with particular financial instruments and other factors were used for purposes of this disclosure. These assumptions are subjective in nature and involve matters of judgment. Changes in assumptions could have a material impact on these estimates.

  Derivative Financial Instruments

     The Company does not hold or issue derivative financial instruments for trading purposes. The Company's derivative activity is limited to currency swap transactions designed to hedge its currency risk on specific foreign currency-denominated assets denominated in British Sterling. Gains and losses on qualifying hedges are deferred and are recognized in income or as adjustments of carrying amounts when the hedged transaction occurs. See NOTE 15 to the supplemental combined financial statements for additional information related to currency swap transactions.

  Earnings Per Share

     Net earnings per share are determined by dividing net earnings during each year by an assumed 339.5 million shares outstanding after completion of the Company's initial public offering.

                      ASSOCIATES FIRST CAPITAL CORPORATION

NOTE 3 -- NET FINANCE RECEIVABLES

  Composition of Net Finance Receivables

     At December 31, 1995 and 1994, net finance receivables consisted of the following (in millions):

                                                                     1995          1994
                                                                  ----------    ----------
    Consumer Finance
      Home equity lending.......................................  $ 14,316.3    $ 12,449.9
      Personal lending and retail sales finance.................     6,225.1       5,420.3
      Credit card...............................................     4,984.6       4,076.5
      Manufactured housing......................................     2,049.3       1,681.1
                                                                  ----------    ----------
                                                                    27,575.3      23,627.8
                                                                  ----------    ----------
    Commercial Finance
      Truck and truck trailer...................................     7,724.0       6,739.7
      Equipment.................................................     4,012.0       3,007.9
      Other.....................................................       391.2         310.3
                                                                  ----------    ----------
                                                                    12,127.2      10,057.9
                                                                  ----------    ----------
              Net finance receivables...........................  $ 39,702.5    $ 33,685.7
                                                                  ==========    ==========

     At December 31, 1995, contractual maturities of net finance receivables were as follows (in millions):

                                                       CONSUMER     COMMERCIAL
                        YEAR DUE                        FINANCE      FINANCE        TOTAL
    -------------------------------------------------  ---------    ----------    ----------
     1996............................................  $ 3,899.7    $ 5,461.9     $  9,361.6
     1997............................................    3,230.7      3,013.2        6,243.9
     1998............................................    2,849.7      2,032.0        4,881.7
     1999............................................    2,576.4      1,092.0        3,668.4
     2000 and thereafter.............................   15,018.8        528.1       15,546.9
                                                       ---------    ---------      ---------
                                                       $27,575.3    $12,127.2     $ 39,702.5
                                                       =========    =========      =========

     It is the Company's experience that a substantial portion of the consumer loan portfolio generally is renewed or repaid prior to contractual maturity dates. The above maturity schedule should not be regarded as a forecast of future cash collections.

     Included in commercial finance receivables are direct financing leases as follows (in millions):

                                                                         DECEMBER 31
                                                                    ---------------------
                                                                      1995         1994
                                                                    --------     --------
    Minimum lease rentals.........................................  $3,147.1     $2,315.5
    Unguaranteed residual values..................................      77.1         52.4
                                                                    --------     --------
      Future minimum lease rentals................................   3,224.2      2,367.9
    Unearned finance income.......................................    (448.6)      (332.7)
                                                                    --------     --------
              Net investment in direct financing leases...........  $2,775.6     $2,035.2
                                                                    ========     ========

     Future net minimum lease rentals on direct financing leases for each of the years succeeding December 31, 1995 are as follows (in millions): 1996 -- $856.2; 1997 -- $727.6; 1998 -- $578.5; 1999 -- $383.8; 2000 -- $160.9 and 2001 and
thereafter -- $68.6.

                      ASSOCIATES FIRST CAPITAL CORPORATION

  Estimated Fair Value of Net Finance Receivables

     The estimated fair value of net finance receivables at December 31, 1995 and 1994 was $43.4 billion and $36.4 billion, respectively. In order to determine the fair values of loans, the loan portfolio was segmented based on loan type, credit quality and repricing characteristics. The fair value was estimated by discounting the expected cash flows from such loans at discount rates which approximate gross finance charge rates that would achieve an expected return on assets with similar risk characteristics. The estimated fair value of the credit card receivables was based on the Company's experience in pricing similar portfolios for acquisition purposes.

  Dispersion of Finance Receivables

     The Company has geographically dispersed finance receivables. At December 31, 1995, approximately 93% of the Company's total receivables were dispersed across the United States, 5% were in Japan and the remaining 2% were in other foreign countries. Of the total receivables dispersed across the United States or foreign jurisdictions, 11% were in California, 6% in Florida, 6% in Texas, 4% in Georgia, 4% in Pennsylvania, 4% in North Carolina, 4% in New York, 4% in Illinois, and 4% in Ohio; no other individual state had more than 4%.

  Acquisitions of Finance Businesses

     During the years ended December 31, 1995, 1994 and 1993, the Company made acquisitions of finance businesses accounted for as purchases, the most significant of which were as follows:

          On January 1, 1995, Associates acquired $116 million of net home equity receivables and certain other assets from Ford Motor Credit Company, an affiliate. The transaction was recorded at historical cost, which approximated market.

          In October 1995, Associates acquired the stock of LCA Corporation, principally consisting of leasing receivables. The fair market value of total assets acquired and liabilities assumed was $253 million and $225 million, respectively.

          In September 1994, Associates acquired the credit card portfolio and certain other assets of Amoco Oil Company. The fair market value of assets acquired totaled $426 million.

          In December 1994, Associates acquired the assets of First Collateral Services, Inc., principally consisting of warehouse loan facilities extended to mortgage brokers secured by mortgage contracts. The fair market value of total assets acquired and liabilities assumed was $62 million and $3 million, respectively.

          In April 1993, Associates purchased the stock of Allied Finance Company, with assets primarily consisting of $146 million of net consumer finance receivables, principally comprised of home equity and personal lending and sales finance receivables. The fair market value of total assets acquired and liabilities assumed was $197 million and $112 million, respectively.

          In September 1993, Associates purchased the assets of Mack Financial Corporation, the financing division of Mack Trucks, Inc., consisting of $629 million of net commercial finance receivables, principally secured by heavy-duty trucks and truck trailers. The fair market value of total assets acquired and liabilities assumed was $663 million and $419 million, respectively.

     The pro forma effect of the above acquisitions, when taken in the aggregate for each reporting period, was not significant.

                      ASSOCIATES FIRST CAPITAL CORPORATION

NOTE 4 -- ALLOWANCE FOR LOSSES ON FINANCE RECEIVABLES

     Changes in the allowance for losses on finance receivables during the periods indicated were as follows (in millions):

                                                               YEAR ENDED DECEMBER 31
                                                           -------------------------------
                                                             1995        1994       1993
                                                           --------    --------    -------
    Balance at beginning of period.......................  $1,061.6    $  892.3    $ 764.7
      Provision for losses...............................     834.0       647.1      536.1
      Recoveries on receivables charged off..............     132.9       118.2      101.3
      Losses sustained...................................    (757.1)     (626.8)    (542.5)
      Reserves of acquired businesses and other..........      (2.8)       30.8       32.7
                                                           --------    --------    -------
    Balance at end of period.............................  $1,268.6    $1,061.6    $ 892.3
                                                           ========    ========    =======

NOTE 5 -- CREDIT FACILITIES

     At December 31, 1995, available credit facilities were as follows (in millions):

                                                          FACILITY
       ENTITY              CREDIT FACILITY DESCRIPTION     AMOUNT
- ---------------------    -------------------------------  ---------
Associates               Lines of Credit                  $ 3,959.7*
                         Revolving Lines                    5,105.0*
                         Receivables Purchase Facilities    1,275.0
                                                          ---------
                                                          $10,339.7
                                                          =========
Foreign Operations:
  Japan                  Lines of Credit                  $   136.1
  United Kingdom         Lines of Credit                       51.5
  Canada                 Lines of Credit                       33.1
                                                          ---------
                                                          $   220.7
                                                          =========

- ---------------

* Included in the Associates Lines of Credit and Revolving Lines are $90.0 million and $1,080.0 million of Lines of Credit and Revolving Lines, respectively, that are available to First Capital.

     Lines of Credit, Revolving Lines and Receivables Purchase Facilities may be withdrawn only under certain standard conditions, including, as to the credit facilities of Associates identified above, failure to pay principal or interest when due, breach of representations, warranties or covenants, default on other debt, or bankruptcy or other insolvency-type proceedings. As to the credit facilities of the foreign operations, in addition to the foregoing standard conditions, certain facilities contain provisions which permit withdrawals as a result of any material adverse changes in the financial conditions of such operations. Associates principally pays fees for the availability of its credit facilities. Bank fees incurred during 1995, 1994 and 1993 were $11.8 million, $11.4 million and $9.8 million, respectively, and are .07 to .25 of 1% per annum of the amount of the facilities.

                      ASSOCIATES FIRST CAPITAL CORPORATION

NOTE 6 -- NOTES PAYABLE

     Commercial paper notes are issued by Associates in the minimum amount of $100,000 with terms from 1 to 270 days. Bank loan terms range from 1 to 90 days. Information pertaining to the Company's commercial paper notes and bank loans is set forth below for the periods indicated (dollar amounts in millions):

                                                                    COMMERCIAL       BANK
                                                                    PAPER NOTES     LOANS
                                                                    -----------     ------
    Ending balance at December 31, 1995.........................     $12,902.9      $844.4
    Weighted average interest rate at December 31, 1995.........          5.73%       6.48%
    Ending balance at December 31, 1994.........................     $11,807.4      $624.5
    Weighted average interest rate at December 31, 1994.........          5.89%       6.82%

     The amounts reported in the supplemental combined balance sheet approximate fair value.

NOTE 7 -- LONG-TERM DEBT

     Outstanding balances of long-term debt at December 31 were as follows (in millions):

                                          INTEREST
                                            RATE
                                           RANGE       MATURITIES      1995         1994
                                         ----------    ----------    ---------    ---------
    Senior:
      Notes...........................   2.66-13.75%    1996-2010    $20,801.7    $16,809.8
      Investment notes................   4.90- 9.50     1996-2000        429.1        354.6
                                                                     ---------    ---------
                                                                      21,230.8     17,164.4
                                                                     ---------    ---------
    Subordinated and Capital:
      Subordinated....................   7.63- 8.15     1998-2009        141.2        141.2
      Capital.........................   4.68- 9.00     1996-2002          0.6          0.6
                                                                     ---------    ---------
                                                                         141.8        141.8
                                                                     ---------    ---------
              Total long-term debt....                               $21,372.6    $17,306.2
                                                                     =========    =========

     The weighted average interest rate for total long-term debt was 6.92% at December 31, 1995 and 7.15% at December 31, 1994.

     The estimated fair value of long-term debt at December 31, 1995 and 1994 was $22.5 billion and $16.8 billion, respectively. The fair value was determined by discounting expected cash flows at discount rates currently available to the Company for debt with similar terms and remaining maturities.

     Long-term borrowing maturities during the next five years, including the current portion of notes payable after one year, are: 1996, $3,166.7 million; 1997, $3,676.8 million; 1998, $3,790.0 million; 1999, $2,674.0 million; 2000,
$2,981.0 million and 2001 and thereafter, $5,084.1 million.

     Certain debt issues contain call provisions or may be subject to repayment provisions at the option of the holder on specified dates prior to the maturity date. At December 31, 1995, 3,509 warrants were outstanding to purchase $154.8 million aggregate principal amount of senior notes at par with interest rates ranging from 7.00% to 10.50%. The warrants are exercisable at various dates through October 1, 1999 at prices ranging from $1,000 to $25,000,000 per warrant. All of the above issues are unsecured, except for a $50 million, 8.25% Senior Note due August 15, 2001, which is collateralized by First Capital's corporate offices.

                      ASSOCIATES FIRST CAPITAL CORPORATION

NOTE 8 -- INCOME TAXES

     The following table sets forth the components of the provision for income taxes and deferred income tax (benefit) for the periods indicated (in millions):

                                                         UNITED STATES
                                                        ----------------
                                                        FEDERAL    STATE    FOREIGN     TOTAL
                                                        -------    -----    -------    -------
Year Ended December 31, 1995
  Current............................................   $ 342.0    $21.5    $  10.4    $ 373.9
                                                        -------    -----    -------    -------
  Deferred:
     Leasing transactions............................      66.7                           66.7
     Finance revenue.................................      14.0                           14.0
     Net operating loss utilized.....................                         167.4      167.4
     Goodwill amortization...........................                         (11.0)     (11.0)
     Provision for losses on finance receivables and
       other.........................................     (71.8)              (64.2)    (136.0)
                                                        -------    -----    -------    -------
          Total deferred.............................       8.9                92.2      101.1
                                                        -------    -----    -------    -------
                                                        $ 350.9    $21.5    $ 102.6    $ 475.0
                                                        =======    =====    =======    =======
Year Ended December 31, 1994
  Current............................................   $ 400.1    $31.5    $   1.3    $ 432.9
                                                        -------    -----    -------    -------
  Deferred:
     Leasing transactions............................      29.2                           29.2
     Finance revenue.................................      (5.7)                          (5.7)
     Net operating loss utilized.....................                         187.3      187.3
     Goodwill amortization...........................                        (119.4)    (119.4)
     Provision for losses on finance receivables and
       other.........................................    (115.2)                5.0     (110.2)
                                                        -------    -----    -------    -------
          Total deferred.............................     (91.7)               72.9      (18.8)
                                                        -------    -----    -------    -------
                                                        $ 308.4    $31.5    $  74.2    $ 414.1
                                                        =======    =====    =======    =======
Year Ended December 31, 1993
  Current............................................   $ 337.1    $20.5    $ (63.9)   $ 293.7
                                                        -------    -----    -------    -------
  Deferred:
     Leasing transactions............................       3.6                            3.6
     Finance revenue.................................       3.9                            3.9
     Net operating loss utilized.....................                        (342.6)    (342.6)
     Goodwill amortization...........................                         450.3      450.3
     Provision for losses on finance receivables and
       other.........................................     (83.4)                1.8      (81.6)
                                                        -------    -----    -------    -------
          Total deferred.............................     (75.9)              109.5       33.6
                                                        -------    -----    -------    -------
                                                        $ 261.2    $20.5    $  45.6    $ 327.3
                                                        =======    =====    =======    =======

                      ASSOCIATES FIRST CAPITAL CORPORATION

     At December 31, 1995 and 1994, the components of the Company's net deferred tax asset and liability were as follows (in millions):

                                                                      1995        1994
                                                                     -------     -------
    Deferred tax assets:
      Provision for losses on finance receivables and other.......   $ 744.0     $ 593.7
      Net operating loss..........................................       2.6       160.1
      Postretirement and other employee benefits..................      56.0        74.0
                                                                     -------     -------
                                                                       802.6       827.8
    Deferred tax liabilities:
      Leasing transactions........................................    (241.8)     (175.1)
      Unamortized tax deductible goodwill.........................    (339.0)     (361.5)
      Finance revenue and other...................................    (261.7)     (237.0)
                                                                     -------     -------
                                                                      (842.5)     (773.6)
                                                                     -------     -------
              Net deferred tax (liability)/asset..................   $ (39.9)    $  54.2
                                                                     =======     =======

     Deferred income taxes have not been provided on approximately $48.3 million of undistributed earnings related to foreign subsidiaries as the earnings are considered to be permanently reinvested. If these amounts were not considered permanently reinvested, additional deferred taxes of $16.9 million would have been provided.

     Due to the Company's earnings level, no valuation allowance related to the deferred tax asset has been recorded.

     The effective tax rate differed from the statutory U.S. Federal income tax rate as follows:

                                                                      % OF PRETAX INCOME
                                                                    YEAR ENDED DECEMBER 31
                                                                    ----------------------
                                                                    1995     1994     1993
                                                                    ----     ----     ----
    Statutory tax rate............................................  35.0%    35.0%    35.0%
    State tax rate................................................   1.2      2.0      1.6
    Non-deductible goodwill.......................................   0.9      1.2      1.6
    Foreign rates in excess of U.S. rates and other...............   2.5      2.5      1.7
                                                                    ----     ----     ----
      Effective tax rate..........................................  39.6%    40.7%    39.9%
                                                                    ====     ====     ====

NOTE 9 -- DEBT RESTRICTIONS

     Associates, First Capital's principal operating subsidiary, is subject to various limitations under the provisions of its outstanding debt and credit facilities. The most significant of these limitations are summarized as follows:

  Limitation on Payment of Dividends

     A restriction contained in one series of Associates debt securities maturing August 1, 1996, generally limits payments of dividends on Associates Common Stock in any year to not more than 50% of Associates consolidated net earnings for such year, subject to certain exceptions, plus increases in contributed capital and extraordinary gains. Any such amounts available for the payment of dividends in such fiscal year and not so paid, may be paid in any one or more of the five subsequent fiscal years. In accordance with this provision, at December 31, 1995, $727.6 million was available for dividends.

                      ASSOCIATES FIRST CAPITAL CORPORATION

  Limitation on Minimum Tangible Net Worth

     A restriction contained in certain revolving credit agreements requires Associates to maintain a minimum tangible net worth, as defined, of $1.5 billion. At December 31, 1995, Associates tangible net worth was $4.1 billion.

NOTE 10 -- LEASE COMMITMENTS

     Leases are primarily short-term and generally provide for renewal options not exceeding the initial term. Total rent expense for the years ended December 31, 1995, 1994 and 1993 was $92.6 million, $75.4 million, and $63.7 million, respectively. Minimum rental commitments as of December 31, 1995 for all noncancelable leases (primarily office leases) for the years ending December 31, 1996, 1997, 1998, 1999 and 2000 are $71.4 million, $52.3 million, $35.0 million,
$20.3 million and $7.5 million, respectively, and $21.5 million thereafter.

NOTE 11 -- EMPLOYEE BENEFITS

  Defined Benefit Plans

     The Company sponsors various qualified and nonqualified pension plans (the "Plan" or "Plans"), which together cover substantially all permanent employees, other than those of the foreign operations, who meet certain eligibility requirements.

     Net periodic pension cost for the years indicated includes the following components (in millions):

                                                                 YEAR ENDED DECEMBER 31
                                                             -------------------------------
                                                              1995        1994        1993
                                                             -------     -------     -------
    Service cost...........................................  $  13.1     $  13.7     $  10.0
    Interest cost..........................................     23.1        21.3        18.1
    Actual return on Plan assets...........................    (51.1)       (0.4)      (21.6)
    Net amortization.......................................     33.9       (10.9)        7.4
                                                             -------     -------     -------
              Net periodic pension cost....................  $  19.0     $  23.7     $  13.9
                                                             =======     =======     =======
    Assumed discount rate, beginning of year...............     8.25%       7.00%       8.00%
                                                                ====        ====        ====

                      ASSOCIATES FIRST CAPITAL CORPORATION

     The funded status of the Plan is as follows (in millions):

                                                                      DECEMBER 31
                                               ---------------------------------------------------------
                                                          1995                           1994
                                               --------------------------     --------------------------
                                               QUALIFIED     NONQUALIFIED     QUALIFIED     NONQUALIFIED
                                                 PLAN           PLANS           PLAN           PLANS
                                               ---------     ------------     ---------     ------------
     Actuarial present value of benefit
       obligation:
       Vested................................    $255.9          $23.7          $187.6          $16.8
       Nonvested.............................      11.5            0.3             9.0            0.8
                                                 ------          -----          ------          -----
     Accumulated benefit obligation..........     267.4           24.0           196.6           17.6
     Effect of projected future salary
       increases.............................      76.1            9.3            50.4            6.2
                                                 ------          -----          ------          -----
     Projected benefit obligation............     343.5           33.3           247.0           23.8
     Plan assets at fair market value........     322.0                          204.7
                                                 ------          -----          ------          -----
     Excess of plan obligation over plan
       assets................................      21.5           33.3            42.3           23.8
     Unamortized transition obligation and
       amendments............................      (5.1)          (3.8)           (6.5)          (4.3)
     Unamortized net loss....................     (53.0)          (8.8)          (13.3)          (1.5)
     Adjustment required to recognize minimum
       liability.............................                      3.3
                                                 ------          -----          ------          -----
       (Prepaid)/accrued pension liability...    $(36.6)         $24.0          $ 22.5          $18.0
                                                 ======          =====          ======          =====
     Assumed discount rate...................      7.00%          7.00%           8.25%          8.25%
     Projected compensation increases........      6.00%          6.00%           6.00%          6.00%
     Expected return.........................      9.00%          9.00%           9.00%          9.00%

  Retirement Savings and Profit Sharing Plan

     The Company sponsors a defined contribution plan which covers substantially all employees, other than those of the foreign operations, intended to provide assistance in accumulating personal savings for retirement and is designed to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. For the years ended December 31, 1995, 1994 and 1993, the Company's pretax contributions to the plan were $18.2 million, $16.1 million and $14.1 million, respectively.

  Employers' Accounting for Postretirement Benefits Other than Pensions

     The Company provides certain postretirement benefits through unfunded plans sponsored by First Capital. These benefits are currently provided to substantially all permanent employees, other than those of the foreign operations, who meet certain eligibility requirements. The benefits of the plan can be modified or terminated at the discretion of the Company. The amount paid for postretirement benefits for the years ended December 31, 1995, 1994 and 1993 was $2.0 million, $1.8 million and $1.5 million, respectively.

                      ASSOCIATES FIRST CAPITAL CORPORATION

     Net periodic postretirement benefit cost for 1995, 1994 and 1993 includes the following components (in millions):

                                                                          DECEMBER 31
                                                                   --------------------------
                                                                    1995      1994      1993
                                                                   ------    ------    ------
    Service cost.................................................  $  5.5    $  5.5    $  4.2
    Interest cost................................................     7.7       6.3       6.3
    Net amortization.............................................    (1.3)     (1.0)     (0.7)
                                                                   ------    ------    ------
              Net periodic postretirement benefit cost...........  $ 11.9    $ 10.8    $  9.8
                                                                   ======    ======    ======
    Assumed discount rate, beginning of year.....................    8.75%     7.50%     8.50%
                                                                   ======    ======    ======

     Accrued postretirement benefit cost at December 31, 1995 and 1994 is composed of the following (in millions):

                                                                           DECEMBER 31
                                                                        ------------------
                                                                         1995        1994
                                                                        -------     ------
    Accumulated postretirement benefit obligation ("APBO"):
      Retired participants............................................  $  45.2     $ 33.9
      Fully eligible participants.....................................     26.9       18.6
      Other active participants.......................................     45.7       29.5
                                                                        -------     ------
              Total APBO..............................................    117.8       82.0
    Unamortized amendments............................................      5.4        9.8
    Unrecognized actuarial loss.......................................    (24.2)      (2.7)
                                                                        -------     ------
      Accrued postretirement benefit cost.............................  $  99.0     $ 89.1
                                                                        =======     ======
    Assumed discount rate.............................................     7.25%      8.75%
                                                                        =======     ======

     For measurement purposes, a 13.00% and 12.10% weighted average annual rate of increase in per capita cost of covered health care benefits was assumed for 1995 and 1994, respectively, decreasing gradually to 5.50% by the year 2010. Increasing the assumed health care cost trend rate by one percentage point each year would increase the APBO as of December 31, 1995 and 1994 by $8.6 million and $6.0 million, respectively, and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by $1.0 million and $0.9 million, respectively.

Incentive Compensation Programs

     The Company sponsors compensation plans covering certain officers and employees.

  Corporate Annual Performance Plan and Long-Term Performance Plan

     The Corporate Annual Performance Plan ("CAPP") is an annual bonus plan. CAPP bonuses are determined based on the performance of the Company, the business unit in which a participant is employed, and the participant, personally. The Long-Term Performance Plan ("LTPP") is a long-term cash incentive plan. LTPP awards are determined for a performance period based on the success of the Company in achieving a target level of profits established for each year of the performance period, with such annual performance then averaged for the performance period. Amounts charged to expense under CAPP and LTPP amounted to $16.1 million, $16.2 million and $14.8 million during the years ended December 31, 1995, 1994 and 1993, respectively.

                      ASSOCIATES FIRST CAPITAL CORPORATION

  Phantom Stock Appreciation Right Plan

     The Company sponsored a long-term cash plan, the Phantom Stock Appreciation Right Plan (the "PSAR Plan"). The Company terminated the PSAR Plan as of December 1995 and intends to cash out all outstanding phantom stock appreciation rights ("PSARs") prior to completion of the Company's public offering. A PSAR granted under the PSAR Plan entitled the holder thereof to receive from the Company, upon exercise of such PSAR, a specified amount of cash. A PSAR had a term of five years and vested 100% on the first anniversary of the date of grant. Amounts charged to expense under the PSAR Plan amounted to $30.1 million, $4.1 million and $36.1 million during the years ended December 31, 1995, 1994 and 1993, respectively. The company also amended the PSAR Plan to provide that certain officers of the Company (all of whom were granted PSARs in 1995) are required to defer one-half of the amount payable in satisfaction of their respective PSARs granted in 1995. The amounts so deferred will be administered by the Company in accordance with the terms of the Associates First Capital Corporation Equity Deferral Plan.

  Long-Term Equity Compensation Plan

     The Long-Term Equity Compensation Plan ("ECP") is a stock-based incentive plan that will be adopted in 1996 prior to the Company's public offering. The ECP provides for the grant of incentive and nonqualified stock options, stock appreciation rights, restricted stock, performance shares and performance units. Awards granted under the ECP are based on shares of Class A Common Stock.

NOTE 12 -- COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS

     The Company is a defendant in various lawsuits arising in the ordinary course of its business. The Company aggressively manages its litigation and assesses appropriate responses to its lawsuits in light of a number of factors, including potential impact of the actions on the conduct of the Company's operations. In the opinion of management, the resolution of any of these matters is not expected to have a material adverse effect on the Company's financial condition or results of operations.

NOTE 13 -- OTHER ASSETS

     The components of Other Assets at December 31, 1995 and 1994 were as follows (in millions):

                                                                         DECEMBER 31
                                                                    ----------------------
                                                                      1995         1994
                                                                    ---------    ---------
    Goodwill......................................................  $ 1,278.9    $ 1,354.3
    Other.........................................................      803.2        659.7
                                                                    ---------    ---------
              Total other assets..................................  $ 2,082.1    $ 2,014.0
                                                                    =========    =========


NOTE 14 -- TRANSACTIONS AND BALANCES WITH RELATED PARTIES

     The Company paid cash dividends to Ford of $226.0 million, $288.1 million and $318.0 million during the years ended December 31, 1993, 1994 and 1995, respectively. In 1993, 1994 and 1995, Ford made cash capital contributions to the Company of $200.0 million, $215.1 million and $200.0 million, respectively.

     The Company provides certain auto club and relocation services to Ford. Revenues related to these services were $29.7 million, $19.4 million and $12.1 million for the years ended December 31, 1995, 1994 and 1993, respectively.

                      ASSOCIATES FIRST CAPITAL CORPORATION

     The Company pays fees for certain administrative services provided by its Ford-affiliated parent. Such fees were $8.8 million, $5.0 million and $4.3 million for the years ended December 31, 1995, 1994 and 1993, respectively.

     At December 31, 1995 and 1994, First Capital's current income taxes payable to its Ford-affiliated parent amounted to $45.1 million and $30.4 million, respectively.

NOTE 15 -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISKS

     The Company maintains cash, cash equivalents, investments, and certain other financial instruments with various major financial institutions. To the extent such deposits exceed maximum insurance levels, they are uninsured.

     As explained in NOTE 2 to the supplemental combined financial statements, the Company does not hold or issue derivative financial instruments for trading purposes. The Company's derivative activity is limited to currency swap transactions designed to hedge its currency risk on specific foreign currency-denominated assets denominated in British Sterling. One interest rate swap transaction for $40.0 million, assumed in 1993 as part of a business acquisition, matured in April 1995 and is no longer outstanding. The Company is a buyer in each transaction.

     The Company's currency swap transactions are not material to its supplemental combined balance sheet and do not represent a material exposure to its supplemental combined net earnings. Amounts under currency and interest rate swap contracts at December 31, 1995 and 1994 were $55.7 million and $95.7 million, respectively. At December 31, 1995, the Company was at market risk for any currency differential should a counterparty to these contracts fail to meet the terms of the contracts. The contracts expire in October 1996. At December 31, 1995, the Company's estimated exposure to loss resulting from currency differentials, in the event of nonperformance by certain counterparties, was $1.1 million; the Company estimates its benefit resulting from currency differentials, in the event of nonperformance by certain counterparties, was $0.2 million. The estimated fair value of amounts under contract approximated $0.9 million and $0.7 million at December 31, 1995 and 1994, respectively. Such value was determined based on the foreign currency exchange rates/interest rate for similar transactions in effect at the balance sheet date. It is the Company's policy that each counterparty's public debt rating must be rated Aa3, AA- or better by at least two nationally recognized rating agencies at the time any such contract is entered into. The Company monitors such ratings on an ongoing basis. The Company does not employ other methods to assess credit risk, because swap transactions are not a significant part of its operating activities and because the Company does not enter into complex derivative transactions.

     Subsidiaries of First Capital make available credit lines to holders of their credit cards. The unused portion of the available credit is revocable by the bank under specified conditions. The unused portion of the available credit at December 31, 1995 and 1994 was $12.8 billion and $9.4 billion, respectively. The potential risk associated with, and the estimated fair value of, the unused credit lines are not considered to be significant.

     Associates Investment Corporation, an indirect subsidiary of First Capital, makes available credit lines to holders of their private label credit cards. The unused portion of the available credit is revocable by Associates Investment Corporation under specified conditions. The unused portion of the available credit at December 31, 1995 and 1994 was $4.8 billion and $5.1 billion, respectively. The potential risk associated with, and the estimated fair value of, the unused credit lines are not considered to be significant.

     The consumer finance business grants revolving lines of credit to certain of its customers. At December 31, 1995 and 1994, the unused portion of these lines aggregated $783.9 million and

                      ASSOCIATES FIRST CAPITAL CORPORATION

$543.3 million, respectively. The potential risk associated with, and the estimated fair value of, the unused credit lines are not considered to be significant.

     The commercial finance business grants lines of credit to certain dealers of truck, construction equipment and manufactured housing. At December 31, 1995 and 1994, the unused portion of these lines aggregated $1.3 billion and $881.7 million, respectively. The potential risk associated with, and the estimated fair value of, the unused credit lines are not considered to be significant.

NOTE 16 -- INVESTMENTS IN DEBT AND EQUITY SECURITIES

  Debt Securities

     The Company invests in debt securities, principally bonds and notes held by the Company's insurance subsidiaries, with the intention of holding them to maturity. However, if market conditions change, the Company may sell these securities prior to maturity. Accordingly, concurrent with the adoption of SFAS No. 115 in 1994, the Company classified its investments in debt securities as available for sale and adjusted its recorded value to market. Prior to adoption of this standard, the Company carried these investments at amortized cost. During 1995, gross realized gains on sales amounted to $0.2 million. Gross realized gains and losses on sales during 1994 amounted to $2.1 million and $0.3 million, respectively. Unrealized gains or losses are reported as a component of stockholder's equity, net of tax. The following tables set forth, by type of security issuer, the amortized cost, gross unrealized holding gains, gross unrealized holding losses, and estimated market value at December 31, 1995 and 1994 (in millions):

                                                                      1995
                                               --------------------------------------------------
                                                              GROSS         GROSS
                                                            UNREALIZED    UNREALIZED    ESTIMATED
                                               AMORTIZED     HOLDING       HOLDING       MARKET
                                                 COST         GAINS         LOSSES        VALUE
                                               ---------    ----------    ----------    ---------
    U.S. Government obligations.............   $   400.2    $     14.4    $            $    414.6
    Corporate obligations...................       222.3           3.5                      225.8
    Mortgage-backed.........................       215.6           0.8                      216.4
    Other...................................        11.7                                     11.7
                                               ---------    ----------    ----------    ---------
              Total debt securities.........   $   849.8    $     18.7    $             $   868.5
                                               =========    ==========    ==========    =========

                                                                      1994
                                               --------------------------------------------------
                                                              GROSS         GROSS
                                                            UNREALIZED    UNREALIZED    ESTIMATED
                                               AMORTIZED     HOLDING       HOLDING       MARKET
                                                 COST         GAINS         LOSSES        VALUE
                                               ---------    ----------    ----------    ---------
    U.S. Government obligations.............   $   422.4    $      0.7    $    (25.2)   $   397.9
    Corporate obligations...................        66.8           0.2          (0.5)        66.5
    Mortgage-backed.........................        96.3                        (2.3)        94.0
    Other...................................         4.8                                      4.8
                                               ---------    ----------    ----------    ---------
              Total debt securities.........   $   590.3    $      0.9    $    (28.0)   $   563.2
                                               =========    ==========    ==========    =========

                      ASSOCIATES FIRST CAPITAL CORPORATION

     The amortized cost and estimated market value of debt securities at December 31, 1995 and 1994, by contractual maturity, are shown below (in millions):

                                                       1995                        1994
                                              ----------------------      ----------------------
                                                           ESTIMATED                   ESTIMATED
                                              AMORTIZED     MARKET        AMORTIZED     MARKET
                                                COST         VALUE          COST         VALUE
                                              ---------    ---------      ---------    ---------
    Due in one year or less................    $ 159.0      $ 159.6        $  93.2      $  92.1
    Due after one year through five
      years................................      379.9        390.4          384.3        369.6
    Due after five years through ten
      years................................      187.5        194.6          110.8         99.6
    Due after ten years....................      123.4        123.9            2.0          1.9
                                               -------      -------        -------      -------
                                               $ 849.8      $ 868.5        $ 590.3      $ 563.2
                                               =======      =======        =======      =======

  Equity Securities

     Equity security investments are recorded at market value. Concurrent with the adoption of SFAS No. 115 in 1994, the Company classified its investments in equity securities as trading securities and included in earnings unrealized gains or losses on such securities. Prior to adoption, unrealized gains or losses were reported as a component of stockholder's equity, net of tax. The estimated market value at December 31, 1995 and 1994 was $12.6 million and $41.9 million, respectively. Historical cost at December 31, 1995 and 1994 was $8.5 million and $38.9 million, respectively.

     Estimated market values of debt and equity securities are based on quoted market prices.

NOTE 17 -- BUSINESS SEGMENT INFORMATION

     First Capital's primary business activities are consumer finance and commercial finance. The consumer finance operation is engaged in making and investing in home equity, personal lending and sales finance receivables, credit card receivables, primarily through a wholly-owned credit card bank, and providing sales financing of manufactured housing. The commercial finance operation is principally engaged in financing sales of transportation and industrial equipment and leasing, and sales of other financial services, including auto fleet leasing and management, relocation services and auto club and roadside assistance services. The Company has an insurance operation which is engaged in underwriting credit life, credit accident and health, property and casualty, and accidental death and dismemberment insurance, principally for customers of the finance operations. Such insurance activity is conducted by the company's licensed insurance agents and managed as a separate activity. Insurance sales are dependent on the business activities and volumes of the consumer and commercial business. Accordingly, insurance revenues and related claims are included in the consumer and commercial business to which they relate.

                      ASSOCIATES FIRST CAPITAL CORPORATION

     The following table sets forth information by business segment (in millions):

                                               BUSINESS SEGMENT(1)
                                             -----------------------
                                             CONSUMER     COMMERCIAL                    FOREIGN
                                              FINANCE     FINANCE(2)    COMBINED     OPERATIONS(1)
                                             ---------    ----------    ---------    -------------
Year Ended or at December 31, 1995
  Revenue..................................  $ 4,595.6    $ 1,511.6     $ 6,107.2       $  765.3
                                             =========    =========     =========       ========
  Operating income:
     From segment..........................  $ 1,010.2    $   313.7     $ 1,323.9       $  284.4
     Corporate and other(3)................      (95.6)       (30.2)       (125.8)         (86.6)
                                             ---------    ---------     ---------       --------
          Total............................  $   914.6    $   283.5     $ 1,198.1       $  197.8
                                             =========    =========     =========       ========
  Total assets.............................  $27,128.2    $14,175.7     $41,303.9       $4,102.8
                                             =========    =========     =========       ========
Year Ended or at December 31, 1994
  Revenue..................................  $ 3,691.3    $ 1,234.5     $ 4,925.8       $  587.5
                                             =========    =========     =========       ========
  Operating income:
     From segment..........................  $   823.7    $   288.2     $ 1,111.9       $  217.8
     Corporate and other(3)................      (70.6)       (23.9)        (94.5)         (83.9)
                                             ---------    ---------     ---------       --------
          Total............................  $   753.1    $   264.3     $ 1,017.4       $  133.9
                                             =========    =========     =========       ========
  Total assets.............................  $23,322.9    $11,960.6     $35,283.5       $3,649.7
                                             =========    =========     =========       ========
Year Ended or at December 31, 1993
  Revenue..................................  $ 3,039.2    $ 1,075.6     $ 4,114.8       $  467.7
                                             =========    =========     =========       ========
  Operating income:
     From segment..........................  $   649.8    $   261.9     $   911.7       $  137.9
     Corporate and other(3)................      (65.1)       (25.3)        (90.4)         (65.4)
                                             ---------    ---------     ---------       --------
          Total............................  $   584.7    $   236.6     $   821.3       $   72.5
                                             =========    =========     =========       ========
  Total assets.............................  $19,884.3    $10,155.3     $30,039.6       $2,971.5
                                             =========    =========     =========       ========

- ---------------

(1) The revenues, operating income and total assets of the Company's foreign operations are included in the business segments of the Company as set forth above. The foreign operations of the Company consist principally of its consumer finance operation in Japan (more than 70% of total foreign operations) and, to a lesser extent, its consumer and commercial operations in the United Kingdom, Canada, Puerto Rico and Mexico (the "Other Foreign Operations"). Total revenue, operating income and total assets, respectively, for Japan were: 1995 -- $587.7 million, $164.8 million and $3.0 billion, respectively; 1994 -- $448.1 million, $129.5 million and $2.8 billion, respectively; and 1993 -- $345.1 million, $78.7 million and $2.2 billion, respectively. Total revenue, operating income and total assets, respectively, for the Other Foreign Operations were: 1995 -- $177.6 million, $33.0 million and $1,102.8 million, respectively; 1994 -- $139.4 million, $4.4 million and $849.7 million, respectively; 1993 -- $122.6 million, ($6.2) million and $771.5 million, respectively.

(2) Includes information pertaining to the financing of manufactured housing purchases which are managed by the commercial finance operation.

(3) Includes operating income pertaining to the Company's non-operating subsidiaries.

    Capital expenditures and depreciation and amortization expense are not significant.

                      ASSOCIATES FIRST CAPITAL CORPORATION

NOTE 18 -- SUBSEQUENT EVENT


     On February 8, 1996, the Company paid a dividend in the amount of $1.75 billion to its Ford-affiliated parent in the form of an interest-bearing intercompany note, which the Company paid on April 2, 1996. The Company also paid a cash dividend of $100.0 million to its Ford-affiliated parent on March 29, 1996.


NOTE 19 -- UNAUDITED QUARTERLY FINANCIAL DATA

     The following table sets forth the unaudited quarterly results of operations (in millions, except earnings per share):


                                                                    1995
                                                  -----------------------------------------
                                                   FOURTH     THIRD      SECOND     FIRST
                                                  QUARTER    QUARTER    QUARTER    QUARTER
                                                  --------   --------   --------   --------
    Finance charges.............................  $1,467.4   $1,426.6   $1,377.8   $1,289.0
                                                  ========   ========   ========   ========
    Interest expense............................  $  570.9   $  557.5   $  540.3   $  509.2
                                                  ========   ========   ========   ========
    Earnings before provision for income
      taxes.....................................  $  324.6   $  327.6   $  272.1   $  273.8
    Provision for income taxes..................     129.7      130.1      109.7      105.5
                                                  --------   --------   --------   --------
    Net earnings................................  $  194.9   $  197.5   $  162.4   $  168.3
                                                  ========   ========   ========   ========
    Net earnings per share......................  $   0.57   $   0.58   $   0.48   $   0.50
                                                  ========   ========   ========   ========



                                                                    1994
                                                  -----------------------------------------
                                                   FOURTH     THIRD      SECOND     FIRST
                                                  QUARTER    QUARTER    QUARTER    QUARTER
                                                  --------   --------   --------   --------
    Finance charges.............................  $1,235.4   $1,135.9   $1,053.7   $1,020.2
                                                  ========   ========   ========   ========
    Interest expense............................  $  468.6   $  429.1   $  393.1   $  366.5
                                                  ========   ========   ========   ========
    Earnings before provision for income
      taxes.....................................  $  280.8   $  272.0   $  232.0   $  232.6
    Provision for income taxes..................     117.5      109.3       95.0       92.3
                                                  --------   --------   --------   --------
    Net earnings................................  $  163.3   $  162.7   $  137.0   $  140.3
                                                  ========   ========   ========   ========
    Net earnings per share......................  $   0.48   $   0.48   $   0.41   $   0.41
                                                  ========   ========   ========   ========

                      ASSOCIATES FIRST CAPITAL CORPORATION

NOTE 20 -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY ONLY)

     Condensed unconsolidated financial information of Associates First Capital Corporation as of or for the years ended December 31, 1995, 1994 and 1993 were as follows (in millions):

                        CONDENSED STATEMENT OF EARNINGS

                                                                      YEAR ENDED DECEMBER 31
                                                                   -----------------------------
                                                                    1995       1994       1993
                                                                   -------    -------    -------
Revenue
  Interest and other income......................................  $  10.2    $   8.7    $   6.7
  Dividends from subsidiaries....................................    284.0      270.5      242.7
                                                                   -------    -------    -------
                                                                     294.2      279.2      249.4
Expenses
  Interest expense...............................................     66.0       54.8       51.1
  Operating expenses.............................................     23.3       16.2       15.3
                                                                   -------    -------    -------
                                                                      89.3       71.0       66.4
                                                                   -------    -------    -------
Income before credit for Federal income taxes and equity in net
  earnings of subsidiaries.......................................    204.9      208.2      183.0
Credit for Federal income taxes resulting from tax agreements
  with subsidiaries..............................................     28.0       21.7       21.2
                                                                   -------    -------    -------
Earnings before equity in undistributed earnings of
  subsidiaries...................................................    232.9      229.9      204.2
Equity in undistributed earnings of subsidiaries.................    490.2      373.4      289.8
                                                                   -------    -------    -------
Net earnings.....................................................  $ 723.1    $ 603.3    $ 494.0
                                                                   =======    =======    =======

                 See notes to condensed financial information.

                      ASSOCIATES FIRST CAPITAL CORPORATION

                            CONDENSED BALANCE SHEET

                                                                             DECEMBER 31
                                                                        ---------------------
                                                                          1995         1994
                                                                        --------     --------
Assets
  Investment in and advances to subsidiaries, eliminated in
     consolidation, and other.........................................  $5,774.5     $5,306.3
                                                                        --------     --------
          Total assets................................................  $5,774.5     $5,306.3
                                                                        ========     ========
Liabilities and Stockholder's Equity
  Accounts payable and accruals.......................................  $   52.5     $   33.0
  Bank lines..........................................................      85.0
  Notes payable and long-term debt(2).................................     835.9        836.5
  Stockholder's equity(1).............................................   4,801.1      4,436.8
                                                                        --------     --------
          Total liabilities and stockholder's equity..................  $5,774.5     $5,306.3
                                                                        ========     ========

     The estimated fair value of notes payable and long-term debt at December 31, 1995 and 1994 was $878.6 million and $829.4 million, respectively. Fair values were estimated by discounting expected cash flows at discount rates currently available to the Company for debt with similar terms and remaining maturities.

                 See notes to condensed financial information.

                       CONDENSED STATEMENT OF CASH FLOWS
                                 (IN MILLIONS)

                                                                     YEAR ENDED DECEMBER 31
                                                                --------------------------------
                                                                  1995        1994        1993
                                                                --------    --------    --------
Cash Flows from Operating Activities
  Net earnings................................................  $  723.1    $  603.3    $  494.0
  Adjustments to net earnings for noncash items:
     Amortization and depreciation............................       0.1         0.1         0.1
     Increase (decrease) in accounts payable and accruals.....      19.5        13.1        (6.5)
     Equity in undistributed earnings of subsidiaries.........    (490.2)     (373.4)     (289.8)
  Other.......................................................      29.5       (20.9)       (0.6)
                                                                --------    --------    --------
          Net cash provided from operating activities.........     282.0       222.2       197.2
                                                                --------    --------    --------
Cash Flows from Investing Activities
  Cash dividends from subsidiaries(1).........................     284.0       270.5       242.7
  Increase in investments in and advances to subsidiaries.....    (492.6)     (737.5)     (477.6)
                                                                --------    --------    --------
          Net cash used for investing activities..............    (208.6)     (467.0)     (234.9)
                                                                --------    --------    --------
Cash Flows from Financing Activities
  Increase in notes payable and long-term debt(2).............     438.9       352.7       231.6
  Capital contribution from parent............................     200.0       215.1       200.0
  Cash dividends paid.........................................    (318.0)     (288.1)     (226.0)
  Retirement of long-term debt................................    (354.4)     (188.9)     (244.2)
                                                                --------    --------    --------
          Net cash (used for) provided from financing
            activities........................................     (33.5)       90.8       (38.6)
Effect of foreign currency translation adjustments on cash....     (41.7)      153.8        74.9
                                                                --------    --------    --------
Decrease in cash and cash equivalents.........................      (1.8)       (0.2)       (1.4)
Cash and cash equivalents at beginning of period..............      (1.1)       (0.9)        0.5
                                                                --------    --------    --------
Cash and cash equivalents at end of period....................  $   (2.9)   $   (1.1)   $   (0.9)
                                                                ========    ========    ========

NOTES TO CONDENSED FINANCIAL INFORMATION:

(1) The ability of the Company's subsidiaries to transfer funds to the Company in the form of cash dividends is restricted pursuant to the terms of certain debt agreements entered into by the Company's principal operating subsidiary, Associates Corporation of North America. See NOTE 9 to the supplemental combined financial statements for a summary of the most significant of these restrictions.

(2) Notes payable and long-term debt bear interest at rates from 4.79% to 13.75%. The estimated maturities of the notes outstanding, at December 31, 1995, during subsequent years were as follows (in millions):

                1996................................................  $  279.5
                1997................................................     208.1
                1998................................................     142.2
                1999................................................     113.9
                2000................................................      92.2
                                                                      --------
                                                                      $  835.9
                                                                      ========

[THE ASSOCIATES LOGO]    ASSOCIATES FIRST CAPITAL CORPORATION

[PICTURE]                                [PICTURE]
EQUIPMENT FINANCING AND LEASING          MANUFACTURED HOUSING FINANCING


[PICTURE]                                [PICTURE]
AUTO FLEET MANAGEMENT AND AUTO CLUBS     PERSONAL LOANS AND RETAIL SALES FINANCE


                               OUR CORE VALUES

HARD WORK         We work hard to exceed the expectations of our customers.

PRIDE             We take pride in our work and our company.

INTEGRITY         We conduct business with integrity and trust.

RESPOND QUICKLY   We respond quickly to customer needs.

RESPECT           We respect each other and recognize excellent performance.

PASSION           We believe in constant improvement -- a passion to be better.

INTENSITY         We believe intensity and competition fuel success.


EMPLOYEE CORE VALUES

================================================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SALE IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS


                                           PAGE
                                           ----
Available Information....................    4
Prospectus Summary.......................    5
Recent Developments......................   11
Risk Factors.............................   12
The Company..............................   17
Use of Proceeds..........................   17
Dividend Policy..........................   18
Capitalization...........................   18
Selected Supplemental Combined Financial
  Data...................................   19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................   20
Business.................................   30
Relationship with Ford...................   64
Management...............................   68
Ownership of Common Stock................   84
Shares Available for Future Sale.........   84
Description of Capital Stock.............   85
Description of Certain Indebtedness......   92
Certain United States Tax Consequences to
  Non-United States Holders..............   93
Underwriting.............................   95
Legal Matters............................   97
Experts..................................   97
Glossary.................................   98
Index to Supplemental Combined Financial
  Statements.............................  F-1


================================================================================


================================================================================


                               60,000,000 SHARES

                                    [LOGO]

                              CLASS A COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

                               ------------------

                                   PROSPECTUS

                               ------------------

                              GOLDMAN, SACHS & CO.
                                CS FIRST BOSTON
                              MERRILL LYNCH & CO.
                               J.P. MORGAN & CO.
                            BEAR, STEARNS & CO. INC.
                                LEHMAN BROTHERS
                              SALOMON BROTHERS INC

                      REPRESENTATIVES OF THE UNDERWRITERS

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration fee................................................................  $   666,207
NASD fee........................................................................       30,500
NYSE listing fee................................................................       99,480
Blue Sky fees and expenses......................................................       40,000
Printing and engraving expenses.................................................    1,775,000
Legal fees and expenses.........................................................      530,000
Accounting fees and expenses....................................................      750,000
Miscellaneous...................................................................      108,813
                                                                                   ----------
          Total.................................................................  $ 4,000,000
                                                                                   ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

     In accordance with the Delaware Law, the Restated Certificate of Incorporation of the Company contains a provision to limit the personal liability of the directors of the Company for violations of their fiduciary duty. This provision eliminates each director's liability to the Company or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

     Pursuant to underwriting agreements filed as exhibits to registration statements relating to underwritten offerings of securities, the underwriters parties thereto have agreed to indemnify each officer and director of the Company and each person, if any, who controls the Company within the meaning of the Securities Act of 1933, against certain liabilities, including liabilities under said Act.

     The directors and officers of the Company are covered by directors' and officers' insurance policies relating to Ford Motor Company and its subsidiaries.

     The Restated Certificate of Incorporation of the Company provides for indemnification of the officers and directors of the Company to the full extent permitted by applicable law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Within the past three years, the Company has not sold any unregistered securities required to be described pursuant to this item.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES


       EXHIBIT
         NO.
- ---------------------
         1.1         -- Form of Underwriting Agreement (U.S. Version)
         3.1         -- Form of Restated Certificate of Incorporation of the Company+
         3.2         -- Form of Restated By-laws of the Company+
         3.3         -- Specimen Certificate of Class A Common Stock of the Company+
         5.1         -- Opinion of Simpson Thacher & Bartlett regarding the legality of the
                        Class A Common Stock+
        10.1         -- Form of Corporate Agreement between the Company and Ford+
        10.2         -- Form of Tax-Sharing Agreement between the Company and Ford+
        10.3         -- Form of Management Services Agreement between the Company and Ford+
        10.4         -- Form of Trademark License Agreement between the Company and Ford+
        10.5(a)      -- Form of Employment Agreement+
        10.5(b)      -- Form of Amended and Restated Employment Agreement+
        10.6         -- Employment Agreement between the Company and Reece A. Overcash, Jr.+
        10.7         -- Form of Company's Equity Deferral Plan+
        10.8         -- Form of Company's Long-Term Equity Compensation Plan+
        10.9         -- The Company's Phantom Stock Appreciation Right Plan (1990-1993)+
        10.10        -- The Company's Phantom Stock Appreciation Right Plan (1993-1995)+
        10.11        -- The Company's Corporate Annual Performance Plan+
        10.12        -- The Company's Long-Term Performance Plan+
        10.13        -- The Company's Executive Deferred Salary Plan+
        10.14        -- The Company's Deferred Compensation Unit Plan Agreement+
        10.15        -- ACONA Executive Incentive Plan+
        10.16        -- The Company's Supplemental Retirement Plan+
        10.17        -- The Company's Excess Benefits Plan+
        10.18        -- Ford Motor Company 1990 Long-Term Incentive Plan+
        12           -- Computation of Ratio of Earnings to Fixed Charges+
        21           -- Subsidiaries of the Company+
        23.1         -- Consent of Independent Accountants
        23.2         -- The consent of Simpson Thacher & Bartlett is included in the opinion referred to in Exhibit 5.1 above+

       EXHIBIT
         NO.
- ---------------------
        24           -- Power of Attorney+
        27           -- Financial Data Schedule+
        99           -- Form of Credit Agreement among the Company and Various Banks+


- ---------------

+ Previously filed

FINANCIAL STATEMENT SCHEDULES

     All applicable financial statement schedule disclosure requirements are set forth in the notes to the supplemental combined financial statements.

ITEM 17. UNDERTAKINGS

     The undersigned hereby undertakes that:

          1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 10th day of April, 1996.


                                        ASSOCIATES FIRST CAPITAL CORPORATION

                                        By:         /s/  ROY A. GUTHRIE
                                           Title:    Executive Vice President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                               TITLE                     DATE
- ---------------------------------------------  ----------------------------  ------------------
                     KEITH W. HUGHES*          Chairman of the Board,        April 10, 1996
              (Keith W. Hughes)                  Principal Executive
                                                 Officer and Director
                 /s/  ROY A. GUTHRIE           Executive Vice President,     April 10, 1996
              (Roy A. Guthrie)                   Principal Financial
                                                 Officer, Comptroller, and
                                                 Principal Accounting
                                                 Officer and Director
                  HAROLD D. MARSHALL*          Director                      April 10, 1996
            (Harold D. Marshall)
                  JOSEPH M. MCQUILLAN*         Director                      April 10, 1996
            (Joseph M. McQuillan)


- ---------------

* By signing his name hereto, Roy A. Guthrie signs this document on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons.

                                            By:     /s/  ROY A. GUTHRIE
                                                       Attorney in Fact

                               INDEX TO EXHIBITS


                                                                                                    SEQUENTIALLY
 EXHIBIT                                                                                              NUMBERED
  NUMBER                                   EXHIBIT                                                      PAGE
- ---------- ----------------------------------------------------------------------                   ------------
    1.1    -- Form of Underwriting Agreement (U.S. Version)
    3.1    -- Form of Restated Certificate of Incorporation of the Company+
    3.2    -- Form of Restated By-laws of the Company+
    3.3    -- Specimen Certificate of Class A Common Stock of the Company+
    5.1    -- Opinion of Simpson Thacher & Bartlett regarding the legality of the
              Class A Common Stock+
   10.1    -- Form of Corporate Agreement between the Company and Ford+
   10.2    -- Form of Tax-Sharing Agreement between the Company and Ford+
   10.3    -- Form of Management Services Agreement between the Company and Ford+
   10.4    -- Form of Trademark License Agreement between the Company and Ford+
   10.5(a) -- Form of Employment Agreement+
   10.5(b) -- Form of Amended and Restated Employment Agreement+
   10.6    -- Employment Agreement between the Company and Reece A. Overcash, Jr.+
   10.7    -- Form of Company's Equity Deferral Plan+
   10.8    -- Form of Company's Long-Term Equity Compensation Plan+
   10.9    -- The Company's Phantom Stock Appreciation Right Plan (1990-1993)+
   10.10   -- The Company's Phantom Stock Appreciation Right Plan (1993-1995)+
   10.11   -- The Company's Corporate Annual Performance Plan+
   10.12   -- The Company's Long-Term Performance Plan+
   10.13   -- The Company's Executive Deferred Salary Plan+
   10.14   -- The Company's Deferred Compensation Unit Plan Agreement+
   10.15   -- ACONA Executive Incentive Plan+
   10.16   -- The Company's Supplemental Retirement Plan+
   10.17   -- The Company's Excess Benefits Plan+
   10.18   -- Ford Motor Company 1990 Long-Term Incentive Plan+
   12      -- Computation of Ratio of Earnings to Fixed Charges+
   21      -- Subsidiaries of the Company+
   23.1    -- Consent of Independent Accountants
   23.2    -- The consent of Simpson Thacher & Bartlett is included in the opinion referred to in Exhibit 5.1 above+
   24      -- Power of Attorney+
   27      -- Financial Data Schedule+
   99      -- Form of Credit Agreement among the Company and Various Banks+


- ---------------

+ Previously filed